Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

3PD HOLDING, INC.,

LOGISTICS HOLDING COMPANY LIMITED,

MR. KARL MEYER,

KARL FREDERICK MEYER 2008 IRREVOCABLE TRUST II,

MR. RANDALL MEYER,

MR. DARON PAIR,

MR. JAMES MARTELL

AND

XPO LOGISTICS, INC.

Dated as of July 12, 2013

-ii-

-iii-

LIST OF EXHIBITS

Exhibit 1.1(a)	Form of Escrow Agreement
Exhibit 1.1(b)	Working Capital Guidelines
Exhibit 1.1(c)	Pro Rata Percentages
Exhibit 1.1(d)	Representation and Warranty Policy
Exhibit 4.8	Subscription Agreements
Exhibit 5.5	Commitment Letter
Exhibit 6.11	Resignations

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated July 12, 2013 (this “Agreement”), is made and entered into by and among 3PD HOLDING, INC., a Delaware corporation (the “Company”), LOGISTICS HOLDING COMPANY LIMITED, a Cayman Islands entity (“Logistics Holding”), MR. KARL MEYER (“Karl Meyer”), KARL FREDERICK MEYER 2008 IRREVOCABLE TRUST II (“Meyer Trust”), MR. RANDALL MEYER (“Randy Meyer”), MR. DARON PAIR (“Daron Pair”), MR. JAMES MARTELL (“James Martell”, and together with Logistics Holding, Karl Meyer, Meyer Trust, Randy Meyer and James Martell, the “Stockholders”), and XPO LOGISTICS, INC., a Delaware corporation (“Buyer”). The Company, Buyer and each of the Stockholders are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

WHEREAS, the Stockholders own all of the issued and outstanding shares of capital stock of the Company (the “Company Shares”);

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Stockholders will sell to Buyer, and Buyer will purchase from the Stockholders, all of the Company Shares on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound hereby, each Party hereby agrees:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following terms, as used in this Agreement, have the following meanings:

“Administrative Expense Account” means the account maintained by the Sellers’ Representative into which the payment required by the Equity Holders in accordance with Section 2.7(e) shall be made and any successor account in which the Administrative Expense Amount shall be held by the Sellers’ Representative.

“Administrative Expense Amount” means $500,000, and any earnings on such amount, as such amount may be reduced from time to time due to payments made therefrom in accordance with the terms of this Agreement.

“Administrative Expense Percentage” means, with respect to each Equity Holder, a fraction the numerator of which is equal to the sum of the amounts attributable to the Per Share Amount and any Option Payments or Warrant Payments received by such Equity Holder and the denominator of which is the sum of the Per Share Amounts, Option Payments and Warrant Payments received by all Equity Holders.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person.

“Aggregate Option Exercise Price” means the aggregate exercise price payable by all Option Holders with respect to the Vested Options.

“Aggregate Warrant Exercise Price” means the aggregate exercise price that would be payable by the Warrant Holder in order to exercise the Warrant under the Warrant Agreement.

“Bonus Payment” means the full amounts eligible for payment for 2013 under the agreed 3PD, Inc. 2013 executive group bonus to each eligible employee thereunder.

“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in Atlanta, Georgia.

“Buyer Indemnified Parties” means Buyer and its Affiliates, and each of their respective officers, directors, members, managers, shareholders, employees, agents and representatives.

“Call Option Agreement” means the Call Option Agreement, dated November 30, 2006, as amended.

“Cash” means the cash and cash equivalents of the Company as of 11:59 p.m. Eastern time on the day immediately prior to the Closing Date (specifically excluding sixty percent (60%) of the greater of (i) $1,700,000 and (ii) any cash and cash equivalents of the Captive Insurance Company); provided, that any cash delivered by Buyer pursuant to Section 2.4, Section 2.6 or Section 2.7 of this Agreement shall not be taken into account in the determination of the amounts described above.

“Cash Deficit” means the amount, if any, by which the Estimated Closing Date Cash exceeds the Final Cash Balance.

“Cash Surplus” means the amount, if any, by which the Final Cash Balance exceeds the Estimated Closing Date Cash.

“Claims Period” means the period during which a claim for indemnification may be asserted under Article X by an Indemnified Party.

“Closing Date Cash” means the Cash as of 11:59 p.m. Eastern time on the day immediately prior to the Closing Date, excluding any cash delivered to the Company pursuant to Section 2.7 in respect of the Option Payments.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Law.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Benefit Plan” means each Employee Benefit Plan of the Company or of a Company Subsidiary.

“Company ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

“Company Material Contracts” means the following Contracts to which the Company or any Company Subsidiary is a party (other than the Company Benefit Plans set forth on Schedule 3.16(a)): (i) all Contracts that individually involve payments to or from the Company, or any Company Subsidiary, collectively, in excess of $200,000 on an annual basis; (ii) any employment Contract with any employee of the Company or any Company Subsidiary (other than a standard employee confidentiality agreement); (iii) all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, capitalized leases, sale-leaseback arrangements or other contracts relating to the borrowing of money; (iv) all leases relating to the Leased Real Property or other leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible) involving an annual commitment or payment of more than $200,000 individually by the Company or any Company Subsidiary; (v) all partnership or joint venture Contracts; (vi) all Contracts regarding acquisitions or dispositions of a material portion of the assets of the Company or any Company Subsidiary occurring since January 1, 2010; (vii) all Contracts which contain non-competition provisions restricting the Company or any Company Subsidiary; (viii) all Contracts which grant to the Company or a Company Subsidiary a right of first refusal, first offer or first negotiation; (ix) all Contracts pursuant to which the Company or any Company Subsidiary has granted any exclusive marketing, sales representative relationship, franchising, consignment or distribution right to any third party; (x) any contract or agreement with a consultant or advisor which provides for or is reasonably likely to involve payments to such consultant in excess of $100,000 after the date of this Agreement; and (xi) any settlement or conciliation, the performance of which will involve payment after the date of this Agreement of consideration in excess of $200,000 or governmental monitoring, consent decree or reporting responsibilities.

“Company Software” means any Software material to the Company that is owned by or licensed to the Company.

“Company Subsidiary” means any Subsidiary of the Company.

“Confidentiality Agreement” means that certain confidentiality agreement by and between 3PD, Inc. and Buyer, dated March 28, 2013.

“Continued Employee” means each individual who is employed by the Company or any Company Subsidiary on the Closing Date (including those who are actively employed or on leave, disability or other absence from employment).

“Contract” means any legally enforceable agreement to which the Company is a party and is bound.

“Domains” means all of the World Wide Web domain names used by the Company and the Company Subsidiaries.

“Employee Benefit Plan” means, with respect to any Person, each “employee benefit plan” as defined in Section 3(3) of ERISA, each deferred compensation, stock option, stock purchase, bonus, medical, welfare, disability, severance or termination pay, change in control, insurance or incentive plan, and each other employee benefit plan, program, agreement or arrangement, (whether funded or unfunded, written or oral, qualified or nonqualified) that is: (i) sponsored, maintained, contributed to or required to be contributed to by such Person for the benefit of any employee, leased employee, director, officer or independent contractor of the Person (in each case either current or former) and/or their dependents or (ii) with respect to which the Person has any liability, contingent or otherwise. In addition, Employee Benefit Plan shall include each “pension plan” as defined in Section 3(2) of ERISA, that has been sponsored, maintained, contributed to or required to be contributed to by such Person for the benefit of any employee, leased employee, director, officer or independent contractor of the Person (in each case either current or former) and/or their dependents at any time during the three years immediately preceding the date of this Agreement. Employee Benefit Plan shall not include a plan or arrangement maintained under applicable Law by a Governmental Entity.

“Environmental Laws” means all federal, state and local Laws relating to protection of the environment and public health and safety, including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air, pollution control and Hazardous Substances.

“Environmental Permits” means all material Licenses applicable to the Company issued pursuant to Environmental Laws.

“Equity Holders” means the Stockholders, the Option Holders and the Warrant Holder.

“Equity Incentive Plan” means the 3PD Holding, Inc. 2006 Stock Option Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means SunTrust Bank.

“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, by and among Buyer, the Sellers’ Representative and the Escrow Agent, attached hereto as Exhibit 1.1(a).

“Escrow Amount” means an amount equal to $10,000,000.

“Escrow Fund” has the meaning given to such term in the Escrow Agreement.

“Estimated Working Capital” means the amount of Net Working Capital as set forth on the Closing Date Financial Certificate.

“Estimated Working Capital Deficit” means the amount, if any, by which the Target Net Working Capital exceeds the Estimated Working Capital as set forth on the Closing Date Financial Certificate.

“Estimated Working Capital Surplus” means the amount, if any, by which the Estimated Working Capital exceeds the Target Net Working Capital as set forth on the Closing Date Financial Certificate.

“Final Cash Balance” means the aggregate amount of Cash as of 11:59 p.m. Eastern time on the day immediately prior to the Closing Date calculated in accordance with Section 2.8.

“Final Closing Statement” means the Preliminary Closing Statement as finally determined pursuant to Section 2.8.

“Final Deficit” means the amount, if any, by which (a) the sum of (i) the Net Working Capital Deficit, if any, and (ii) the Cash Deficit, if any, exceeds (b) the sum of (i) the Net Working Capital Surplus, if any, and (ii) the Cash Surplus.

“Final Surplus” means the amount, if any by which (a) the sum of (i) the Net Working Capital Surplus, if any, and (ii) the Cash Surplus, if any, exceeds (b) the sum of (i) the Net Working Capital Deficit, if any, and (ii) the Cash Deficit, if any.

“Final Working Capital Schedule” means the Preliminary Working Capital Schedule as finally determined pursuant to Section 2.8.

“Financing Period” means the period of time from the date hereof through September 27, 2013.

“Financing Sources” means the entities that have committed to provide or arrange the Financing pursuant to the Commitment Letter, and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“Foreign Pension Plan” means any plan, fund or other similar program established or maintained outside of the United States primarily for the benefit of employees or other service providers residing outside the United States of America, which plan, fund, or similar program provides or results in retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which is not subject to ERISA or the Code.

“Fully Diluted Shares” means, as of the time of determination, the sum of (a) the aggregate number of Company Shares outstanding as of such time, plus (b) the aggregate number of shares of Common Stock into which the Vested Options and the Warrant are exercisable as of such time.

“GAAP” means generally accepted accounting principles in the United States as applied consistently with the past practices of the Company in the preparation of the year-end audited financial statements.

“Governmental Entity” means any federal, state or local government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency.

“Hazardous Substance” means any waste, pollutant, contaminant, hazardous substance, toxic or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Company is governed by or subject to applicable Law.

“Holdback Amount” means an amount equal to $22,500,000 (as adjusted pursuant to the terms of this Agreement) to be disbursed by Buyer in accordance with Section 10.6 of this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, breakage costs, fees and premiums) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures, hedging or swap arrangements or similar contracts or instruments, (c) for the deferred purchase price of assets, property, goods or services (other than trade payables, or accruals incurred in the Ordinary Course) and with respect to any conditional sale, title retention, consignment or similar arrangements, (d) under capital leases, (e) by which such Person assured a creditor against loss, including letters of credit and bankers’ acceptances, in each case to the extent drawn upon or payable and not contingent and (f) in the nature of guarantees of the obligations described in clauses (a) through (e) above of any other Person, in each case excluding intercompany indebtedness. For purposes of clarification, with respect to the Company, Indebtedness shall include the Working Capital Murabaha Facility Agreement, dated May 4, 2011, as amended.

“Indemnified Party” means a Buyer Indemnified Party or Seller Indemnified Party.

“Intellectual Property” means: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all Trademarks including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith and rights to sue for past infringement; (iv) all trade secrets and confidential and proprietary information (including know-how, formulas, compositions, manufacturing and production processes and related processes and techniques, technical data, manuals, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) all Software and modifications thereto; (vi) all Domains and websites; and (vii) all similar proprietary rights in intangible property.

“Knowledge” means, with respect to the Company, all facts actually known by Randy Meyer and Karl Meyer, or which would be known after reasonable inquiry of the following individuals: Bud Workmon, Charlie Hitt, Will O’Shea, Jonathan Turner, Russ Marzen, Mark Elsbey, Lee Goldwaite, Pat Manion, Fernando Rabel, David Faulkenberry, Tim Dreffer and Mike Madigan.

“Laws” means any statutes, rules, codes, regulations, ordinances or orders, of, or issued by, Governmental Entities.

“Legal Dispute” means any action, suit or proceeding between or among the Parties arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.

“Licenses” means all licenses, permits (including environmental, construction and operation permits), certificates and authorizations issued by any Governmental Entity.

“Liens” means mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances.

“Losses” means any damages, losses, costs, expenses, penalties or fines (including reasonable third-party costs of investigation and defense and reasonable attorneys’ fees), judgments, or amounts paid in settlement, excluding any punitive, incidental, consequential, special or indirect losses, business interruption loss, loss of future revenue, diminution in value, lost profits or income, or loss of business reputation or opportunity or damages based on a multiplier of earnings or other financial measure (other than any such punitive or other damages awarded as a result of third party claims).

“Management Agreement” means the Management Advisory Agreement, dated November 30, 2006, by and among the Company, Arcapita, Inc., Karl Meyer, Daron Pair, and Randy Meyer.

“Material Adverse Effect” means any change, circumstance, development, effect or occurrence that has or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that the term “Material Adverse Effect” will not include any change, circumstance, development, effect or occurrence to the extent caused by (i) changes or proposed changes in laws, regulations or interpretations thereof or decisions by courts or any Governmental Entity, (ii) changes or proposed changes in GAAP, (iii) actions or omissions of the Company taken with the consent of Buyer in furtherance of the transactions or actions of the

Company expressly permitted by this Agreement or the documents entered into pursuant hereto, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, clients, customers, suppliers, distributors, partners, financing sources, officers or other employees and/or consultants on revenue, profitability and cash flows, or actions or omissions of Buyer and its Affiliates, (iv) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world, (v) events or conditions generally affecting the industries in which the Company and the Company Subsidiaries operate, (vi) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (vii) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (viii) the announcement or pendency of this Agreement or the transactions contemplated hereby or the identity of Buyer in connection with the transactions contemplated hereby, (ix) the failure by the Company to take any action that is prohibited by this Agreement, or (x) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that (A) the matters described in clauses (i), (ii), (iv), (v), (vi) and (vii) shall be included in the term “Material Adverse Effect” to the extent any such matter has a disproportionate, materially adverse impact on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the last mile residential logistics services industry, and (B) clause (x) will not prevent a determination that any change or effect underlying any such change or failure, as applicable, has resulted in a Material Adverse Effect, to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect).

“Misclassification Claims” means any claims or allegations that, prior to the Closing Date, the Company (a) misclassified any Person as an independent contractor, (b) failed to properly pay overtime or minimum wage or provide meal or rest breaks or other employee benefits to any Person, (c) failed to provide or pay for workers’ compensation or unemployment benefits for any Person, (d) failed to properly withhold Taxes from any Person’s compensation, pay or wages, or (e) required any Person to assume and pay for the business expenses in violation of applicable Law, in each case, other than any such claims by Persons which the Company currently recognize as employees.

“Net Working Capital” means (a) the consolidated current assets of the Company and the Company Subsidiaries (including the Captive Insurance Company), calculated in accordance with GAAP (excluding Cash), minus (b) the consolidated current liabilities of the Company and the Company Subsidiaries (including the Captive Insurance Company), calculated in accordance with GAAP, in each case, as of 11:59 p.m. Eastern time on the day immediately prior to the Closing Date and in accordance with the guidelines on Exhibit 1.1(b).

“Net Working Capital Deficit” means the amount by which the Estimated Working Capital is greater than the Net Working Capital calculated in accordance with Section 2.8.

“Net Working Capital Surplus” means the amount by which the Net Working Capital calculated in accordance with Section 2.8 is greater than the Estimated Working Capital.

“NLRB” means the United States National Labor Relations Board.

“Option” has the meaning set forth in an Option Agreement.

“Option Agreement” means an option certificate pursuant to which an Option Holder has been granted Options by the Company, all of which are set forth on Schedule 3.3(a).

“Option Holder” means a holder of Options.

“Ordinary Course” means the ordinary course of business of the Company consistent with past practice.

“Owned Intellectual Property” means all Intellectual Property scheduled on Schedule 3.10(a), Schedule 3.10(b), Schedule 3.10(c), Schedule 3.10(d), and Schedule 3.10(e).

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves have been established on the Financial Statements and included in the determination of Net Working Capital, (b) statutory Liens of landlords with respect to Leased Real Property, (c) Liens of carriers, warehousemen, mechanics, materialmen, and repairmen incurred in the Ordinary Course and not yet delinquent, (d) in the case of Leased Real Property, in addition to items (a) and (b), zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Company, (e) Liens securing the Indebtedness of the Company (which liens shall be terminated on the Closing Date upon payment in full of such Indebtedness), (f) in the case of Intellectual Property, third party license agreements entered into in the Ordinary Course, and (g) Liens incurred in connection with capital lease obligations of the Company (to the extent the Indebtedness related thereto reduces the Purchase Price).

“Per Share Amount” means an amount equal to (a) the Purchase Price minus (i) the Escrow Amount, (ii) the Holdback Amount and (iii) the amount of the Tail Premium, divided by (b) the number of Fully Diluted Shares as of the Closing Date.

“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or other entity or any Governmental Entity.

“Preliminary Working Capital Schedule” means a statement of Net Working Capital prepared by Buyer and delivered to the Sellers’ Representative pursuant to Section 2.8.

“Pro Rata Percentage” means, with respect to each Equity Holder, the percentage set forth opposite such Equity Holder’s name on Exhibit 1.1(c).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing into the environment.

“Representation and Warranty Policy” means a representation and warranty insurance policy that is being conditionally bound as of the date hereof, as evidenced by Exhibit 1.1(d).

“Schedules” means the disclosure schedules to this Agreement.

“Select Services Shortage” means an amount equal to $2,795,000.

“Seller Indemnified Parties” means the Equity Holders and each of their respective Affiliates, and, with respect to any third party claims, each of their respective officers, directors, members, managers, shareholders, agents, trustees and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Sellers’ Transaction Expenses” means the legal, accounting, financial advisory and other advisory, transaction or consulting fees and expenses incurred by the Company, the Sellers’ Representative or the Stockholders in connection with the transactions contemplated by this Agreement, including without limitation any fees and expenses payable under the terms of the Management Agreement and the closing bonus payments to employees of the Company as described on Schedule 3.16(a) and Schedule 6.1, in each case to the extent not paid at or prior to the Closing by the Company. For purposes of clarification, Sellers’ Transaction Expenses shall not include the Bonus Payments.

“Shareholders Agreement” means the Shareholders’ Agreement, dated as of November 30, 2006, as amended.

“Software” means computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code and/or object code form.

“Subsidiary or Subsidiaries” means any Person of which the Company (or other specified Person) shall own directly or indirectly through a Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person.

“Target Net Working Capital” means $8,600,000.

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States federal, state, local or foreign and other income, franchise, profits, capital gains, fuel, windfall profits, unclaimed property, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, stamp, transfer, registration, sales, use, excise, gross receipts, value-added and all other taxes of any kind, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity with respect to any taxes.

“Tax Return” means any report, return, declaration, claim for refund or information return or statement or other information required or permitted to be supplied to a Governmental Entity in connection with Taxes.

“Trademarks” means trademarks, service marks, trade dress, corporate names, trade names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing).

“Transaction Deductions” means the sum of all expenses that are deductible (and to the extent deductible) for U.S. federal income tax purposes resulting from or attributable to (a) the repayment of Indebtedness at Closing or as contemplated by this Agreement, including without limitation any prepayment penalties and deductions for unamortized debt issuance costs, (b) the payment of legal, financial advisory, accounting and other fees and expenses of the Company (but not of Buyer) in connection with the transactions contemplated hereby, including without limitation the Sellers’ Transaction Expenses, (c) any payment related to the cancellation of Options in connection with the transactions contemplated by this Agreement, and (d) any other portion of the Purchase Price that is in the nature of compensation for U.S. federal income tax purposes.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

“Warrant” has the meaning set forth in the Warrant Agreement.

“Warrant Agreement” means the Warrant Agreement pursuant to which the Warrant Holder was granted the Warrant by the Company, dated August 11, 2011.

“Warrant Holder” means EVE Holdings, LLC.

Section 1.2 Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

401(k) Plans	6.15
Accounting Firm	2.8(d)
Accounts Receivable	3.23
Administrative Costs	11.14(a)
Agreement	Preamble

Base Purchase Price	2.4(i)
Business Combination	6.13
Buyer	Preamble
Buyer Closing Certificate	7.2(c)
Buyer Losses	10.1(b)
Captive Insurance Company	3.6
Captive’s Financial Statements	3.6
Carryforward	6.5(e)
Closing	8.1
Closing Date	8.1
Closing Date Equity Statement	2.5(a)
Closing Date Financial Certificate	2.5(c)
Closing Date Indebtedness Statement	2.5(b)
COBRA	6.8(b)
Commitment Letter	5.5
Company	Preamble
Company Affiliate	3.26
Company Closing Certificate	7.3(c)
Company Fundamental Representations	10.4(a)
Company Shares	Recitals
Daron Pair	Preamble
Divestiture Actions	6.2(d)
Estimated Closing Date Cash	2.5(c)
Financial Statements	3.6
Financing	5.5
Indemnified Misclassification Claims	10.1(a)(iv)
Indemnifying Party	10.3(b)
Interim Financial Statements	3.6
IRS	3.16(b)(iv)
James Martell	Preamble
Karl Meyer	Preamble
Known Misclassification Claims	10.1(a)(iv)(1)
Lease Documents	3.9(c)
Leased Real Property	3.9(b)
Leased Real Properties	3.9(b)
Leases	3.9(c)
Logistics Holding	Preamble
Meyer Trust	Preamble
Notice of Disagreement	2.8(c)
Option Payment	2.2(c)
Outside Date	9.1(d)
Parties	Preamble
Party	Preamble
Payoff Letters	7.3(e)
Plan Failure	10.1(a)(vii)
Plan Indemnity	10.1(a)(vii)

Pre-Closing Tax Periods	6.5(a)
Pre-Closing Taxes	6.5(a)
Preliminary Closing Statement	2.8(b)
Proceeds Cap	10.5(b)
Purchase Price	2.4
Purchase Price Adjustment	2.8(a)
Qualified Plan	3.16(b)(iv)
Randy Meyer	Preamble
Sanctions	4.6
Select Recovered Amount	6.16
Seller Losses	10.2
Sellers’ Closing Certificate	7.3(d)
Sellers’ Representative	11.15(a)
Stockholder(s)	Preamble
Stockholder Fundamental Representations	10.4(a)
Straddle Period	6.5(b)
Subaccount	10.5(f)
Subscription Agreements	4.8
Supplement	6.4
Tail Premium	6.6(b)
Terminating Buyer Breach	9.1(c)
Terminating Company Breach	9.1(b)
Termination Date	9.1
Termination Fee	9.3(a)
Third Party Claim	10.3(b)
Threshold Amount	10.5(a)
Unknown Misclassification Claims	10.1(a)(iv)(2)
Vested Options	2.2(c)
Warrant Payment	2.6(b)
XPO Restricted Persons	6.14

Section 1.3 Construction.

(a) Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include,” “includes” and “including “ do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s), (vi) the terms “year” and “years” mean and refer to calendar year(s), and (vii) references to the Company include all Subsidiaries of the Company.

(b) Unless otherwise set forth in this Agreement, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, and (B) means such document, instrument or agreement, as amended, modified or supplemented from time to time in accordance with the terms of this Agreement, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(c) This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

ARTICLE II

PURCHASE AND SALE

Section 2.1 The Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, the Stockholders will sell, transfer and deliver to Buyer, and Buyer will purchase and acquire from the Stockholders, all of the Company Shares free and clear of all Liens.

Section 2.2 Termination of Options. At or prior to the Closing, the Company shall, subject to and conditioned upon the Closing, take all necessary action, which action will be effective as of the Closing Date, to:

(a) terminate the Equity Incentive Plan and all Option Agreements;

(b) cancel each Option (whether vested or unvested); and

(c) make a cash payment through the Company’s payroll system to each Option Holder of vested Options (including those which vest in connection with the transactions contemplated by this Agreement) (“Vested Options”) in an amount equal to (i) the excess, if any, of (A) the Per Share Amount over (B) the exercise price for a share of Common Stock under such Vested Option, multiplied by (ii) the total number of shares of Common Stock subject to such Vested Option (less any and all applicable federal, state and local Tax withholdings) (an “Option Payment”).

Section 2.3 Termination of Warrant. At or prior to the Closing, the Company shall, subject to and conditioned upon the Closing, take all necessary action, which action will be effective as of the Closing Date, to terminate and cancel the Warrant;

Section 2.4 Purchase Price. Subject to a Purchase Price Adjustment, the aggregate purchase price for all of the Company Shares (the “Purchase Price”) shall be an amount equal to the sum of:

(i) $365,000,000 (the “Base Purchase Price”);

(ii) plus the Aggregate Option Exercise Price;

(iii) plus the Aggregate Warrant Exercise Price;

(iv) plus the Estimated Working Capital Surplus, if any;

(v) plus the Estimated Closing Date Cash;

(vi) plus the amount of the Tail Premium;

(vii) minus the lesser of (x) fifty percent (50%) of the premium of the Representation and Warranty Policy and (y) $650,000;

(viii) minus Indebtedness as of the Closing Date;

(ix) minus the Estimated Working Capital Deficit, if any;

(x) minus the aggregate amount of the Sellers’ Transaction Expenses; and

(xi) minus the Administrative Expense Amount.

Section 2.5 Closing Date Statements.

(a) Not less than two (2) Business Days prior to the Closing Date, the Company shall deliver to Buyer a statement (the “Closing Date Equity Statement”), signed by the Chief Financial Officer of the Company (on behalf and in the name of the Equity Holders), which sets forth (i) the name of each Stockholder, (ii) the number of Company Shares owned by each Stockholder, (iii) the amount of the Purchase Price to be paid to each Stockholder at the Closing pursuant to Section 2.6, (iv) the name of each Option Holder and the Warrant Holder, (v) the Per Share Amount, (vi) the Aggregate Option Exercise Price, (vii) the amount of the Option Payment payable to each Option Holder pursuant to Section 2.7, (viii) the Aggregate Warrant Exercise Price, (ix) the amount of the Warrant Payment payable to the Warrant Holder pursuant to Section 2.6, and (x) the number of Fully Diluted Shares.

(b) Not less than two (2) Business Days prior to the Closing Date, the Company shall deliver to Buyer a statement (the “Closing Date Indebtedness Statement”), signed by the Chief Financial Officer of the Company (on behalf and in the name of the Company), which sets forth by lender or other party, the aggregate amount of Indebtedness of the Company as of the Closing Date. The Closing Date Indebtedness Statement shall reflect the aggregate Indebtedness set forth on the Payoff Letters.

(c) Not less than two (2) Business Days prior to the Closing Date, the Company shall deliver to Buyer a certificate (the “Closing Date Financial Certificate”), signed by the Chief Financial Officer of the Company (on behalf and in the name of the Company), which sets forth (i) the Company’s good faith estimate of the Estimated Net Working Capital, and the Estimated Working Capital Surplus or the Estimated Working Capital Deficit, as the case may be together with reasonably detailed supporting documentation, (ii) by payee, the aggregate amount of the Sellers’ Transaction Expenses, and (iii) the Company’s good faith estimate of the Closing Date Cash (the “Estimated Closing Date Cash”). Buyer shall have an opportunity to review the

Closing Date Financial Statement and the Company shall work together with Buyer in good faith to attempt to address any reasonable requests by Buyer for adjustments to the Estimated Net Working Capital and Estimated Closing Date Cash.

Section 2.6 Payment of Purchase Price. At the Closing, Buyer shall pay:

(a) to each Stockholder, by wire transfer in immediately available funds to the account or accounts designated to Buyer in writing by the Sellers’ Representative, an amount equal to (i) the Per Share Amount multiplied by (ii) the number of Company Shares held by such Stockholder as set forth in the Closing Date Equity Statement; and

(b) to the Warrant Holder, by wire transfer in immediately available funds to the account or accounts designated to Buyer in writing by the Sellers’ Representative, an amount equal to (i) the excess, if any, of (A) the Per Share Amount over (B) the exercise price for a share of Common Stock under the Warrant, multiplied by (ii) the total number of shares of Common Stock subject to the Warrant sold to Buyer in accordance with the terms and conditions of this Agreement (the “Warrant Payment”) as set forth in the Closing Date Equity Statement.

Section 2.7 Payment of Other Amounts at Closing. At the Closing, Buyer shall:

(a) remit to the Company the aggregate amount of the Option Payments, which the Company shall disburse through its payroll system to each Option Holder entitled to receive an Option Payment pursuant to Section 2.2;

(b) on behalf of the Company, pay to such account or accounts as the Company specifies to Buyer pursuant to the Closing Date Indebtedness Statement, the aggregate amount of the Indebtedness as of the Closing Date;

(c) on behalf of the Company, pay to such account or accounts as the Company specifies to Buyer pursuant to the Closing Date Financial Certificate, the aggregate amount of the Sellers’ Transaction Expenses;

(d) deposit the Escrow Amount with the Escrow Agent by wire transfer of immediately available funds, which will be held by the Escrow Agent in accordance with the terms of the Escrow Agreement to secure the indemnification obligations of the Equity Holders under Article X and be available in connection with certain adjustments to the Purchase Price under Section 2.8;

(e) on behalf of the Equity Holders, pay to the Sellers’ Representative the Administrative Expense Amount for deposit into the Administrative Expense Account;

(f) on behalf of the Company, pay to such account or accounts as the Company specifies to Buyer prior to the Closing, to the extent not paid prior to the Closing, the aggregate amount of the Tail Premium; and

(g) remit to the Company the aggregate amount of Bonus Payments, which the Company shall disburse through its payroll system to each employee entitled to receive a Bonus Payment (it being understood that (i) the amount of such Bonus Payments shall not be a reduction to the Purchase Price, (ii) upon the Closing, the full amount of Bonus Payments will be fully earned and accrued, (iii) employees receiving such Bonus Payment will not be required to render any services to or stay employed with Buyer or the Company after the Closing in order to receive the Bonus Payment and (iv) the Bonus Payment is in no other way contingent upon any post-Closing event or action).

Section 2.8 Adjustment to Purchase Price.

(a) The Purchase Price shall be increased or reduced as set forth in Section 2.8(f) hereof. Any increase or decrease in the Purchase Price pursuant to this Section 2.8 shall be referred to as a “Purchase Price Adjustment.”

(b) Within forty-five (45) days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a statement (the “Preliminary Closing Statement”), which sets forth (i) Buyer’s calculation of the Closing Date Cash, and (ii) the Preliminary Working Capital Schedule, including Buyer’s calculation of Net Working Capital.

(c) The Sellers’ Representative shall have a period of thirty (30) days after the date it receives the Preliminary Closing Statement from Buyer to deliver to Buyer written notice of the Sellers’ Representative’s disagreement with any item contained in the Preliminary Closing Statement, which notice shall set forth in reasonable detail the basis for such disagreement (a “Notice of Disagreement”). During the thirty (30) day period following the Sellers’ Representative’s receipt of the Preliminary Closing Statement, Buyer shall (i) permit the Sellers’ Representative and its accountants to consult with Buyer’s accountants, and (ii) provide to the Sellers’ Representative and its accountants reasonable access during reasonable hours and under reasonable circumstances to all relevant books and records and any work papers (including those of Buyer’s accountants subject to execution of appropriate agreements with Buyer’s accountants) relating to the preparation of the Preliminary Closing Statement, in each case as reasonably requested by the Sellers’ Representative in connection with the Sellers’ Representative’s review of the Preliminary Closing Statement. If a Notice of Disagreement is received by Buyer, then the Preliminary Closing Statement (as revised in accordance with clause (A) or (B) below) shall become the Final Closing Statement and become final and binding upon the Parties on the earlier of (A) the date on which the Sellers’ Representative and Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date all matters in dispute are finally resolved in writing by the Accounting Firm. During the thirty (30) days following Buyer’s receipt of a Notice of Disagreement, Buyer and the Sellers’ Representative shall seek in good faith to resolve in writing any differences which they have with respect to the matters specified in the Notice of Disagreement, and upon such resolution, the Final Closing Statement shall be prepared in accordance with the agreement of Buyer and the Sellers’ Representative.

(d) If Buyer and the Sellers’ Representative are unable to resolve the disputed items set forth in the Notice of Disagreement within thirty (30) days following Buyer’s receipt of such

Notice of Disagreement (or such longer period as Buyer and the Sellers’ Representative may mutually agree in writing), following notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by, (i) Deloitte & Touche or (ii) in the event such accounting firm is unable or unwilling to take such assignment, a nationally recognized accounting firm mutually agreed upon by Buyer and the Sellers’ Representative or, if Buyer and the Sellers’ Representative cannot agree on an accounting firm within thirty (30) days after timely delivery of a Notice of Disagreement, each of Buyer and the Sellers’ Representative shall select a nationally recognized accounting firm and such two accounting firms shall designate a third nationally recognized accounting firm that neither presently is, nor in the past three years has been, engaged by either Party. Deloitte & Touche, the accounting firm so agreed to by Buyer and the Sellers’ Representative or the third accounting firm so selected by the two accounting firms is hereinafter referred to as the “Accounting Firm.” Buyer and the Sellers’ Representative shall submit to the Accounting Firm for review and resolution all matters (but only such matters) that are set forth in the Notice of Disagreement which remain in dispute. Buyer and the Sellers’ Representative shall instruct the Accounting Firm to select one of its partners experienced in purchase price adjustment disputes to make a final determination of the Closing Date Cash and the Net Working Capital calculated with reference to the items that are in dispute as set forth in the Notice of Disagreement. Buyer and the Sellers’ Representative shall instruct the Accounting Firm that, in resolving the items in the Notice of Disagreement that are still in dispute and in determining the Closing Date Cash and the Net Working Capital, the Accounting Firm shall (i) not assign to any item in dispute a value that is (A) greater than the greatest value for such item assigned by Buyer, on the one hand, or the Sellers’ Representative, on the other hand, or (B) less than the smallest value for such item assigned by Buyer, on the one hand, or the Sellers’ Representative, on the other hand, (ii) make its determination based on an independent review (which will be in accordance with the guidelines and procedures set forth in this Agreement) and at the Accounting Firm’s discretion a one-day conference concerning the dispute, at which conference each of Buyer and the Sellers’ Representative shall have the right to present their respective positions with respect to the dispute and have present their respective advisors, counsel and accountants, (iii) render a final resolution in writing to Buyer and the Sellers’ Representative (which final resolution shall be requested by Buyer and the Sellers’ Representative to be delivered not more than thirty (30) days following submission of such disputed matters to the Accounting Firm), which shall be final, conclusive and binding on the Parties with respect to the Closing Date Cash and the Net Working Capital, absent manifest error, and (iv) provide a written report to Buyer and the Sellers’ Representative, if requested by either of them, which sets forth in reasonable detail the basis for the Accounting Firm’s final determination. The fees and expenses of the Accounting Firm shall be allocated between Buyer, on the one hand, and the Equity Holders based upon their Pro Rata Percentages, on the other hand, based upon the percentage by which the portion of the contested amount not awarded to each of Buyer and the Sellers’ Representative bears to the amount actually contested by such Party.

(e) The Preliminary Closing Statement shall be deemed final for the purposes of this Section 2.8 upon the earliest of (i) the failure of the Sellers’ Representative to notify Buyer of a dispute within thirty (30) days after the Sellers’ Representative receives the Preliminary Closing Statement, (ii) the resolution of all disputes, pursuant to Section 2.8(c), by the Buyer and the Sellers’ Representative and (iii) the resolution of all disputes, pursuant to Section 2.8(d), by the Accounting Firm.

(f) Within five (5) Business Days following the determination of the Final Closing Statement, the Final Cash Balance and the Final Working Capital Schedule in accordance with Section 2.8(c) or Section 2.8(d), as applicable:

(i) If there is a Final Deficit, then Buyer shall be entitled to claim solely from the Escrow Fund an amount equal to such Final Deficit.

(ii) If there is a Final Surplus, then Buyer shall (A) pay to the Sellers’ Representative, on behalf of the Stockholders and the Warrant Holder, an amount equal to such Final Surplus multiplied by the aggregate Pro Rata Percentages of the Stockholders and the Warrant Holder, which the Sellers’ Representative shall distribute to the Stockholders and the Warrant Holder in accordance with their respective Pro Rata Percentages, and (B) pay to the Company, on behalf of the Option Holders, an amount equal to such Final Surplus multiplied by the aggregate Pro Rata Percentages of the Option Holders, which the Company shall distribute to the Option Holders in accordance with their respective Pro Rata Percentages and subject to Section 2.8(h).

(g) All payments required under this Section 2.8 shall be made in cash by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the recipient(s) at least three (3) Business Days prior to the applicable payment date.

(h) Any payment that is to be made pursuant to Section 2.8(f)(ii)(B) to an Equity Holder and that is attributable to an Option shall be treated for Tax purposes as a payment, when and if made, of compensation for services and, accordingly, Buyer shall reduce, or shall cause the Company to reduce, each such payment by the amount of any required federal, foreign, provincial, state, or local withholding Taxes payable by the Company with respect to such payment. Buyer shall pay or shall cause the Company to pay such withholding Taxes to the applicable Governmental Entities as required by Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the terms, conditions and limitations set forth in this Agreement, the Company hereby represents and warrants to Buyer as follows:

Section 3.1 Organization. The Company and each Company Subsidiary is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization, and the Company and each Company Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on in all material respects its businesses as conducted on the date hereof. The Company and each Company Subsidiary is duly qualified or registered as a foreign corporation to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.2 Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and, when duly executed by all Parties and delivered by the Company, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 6,500,000 shares of Common Stock. As of the date hereof, there are 5,171,830 shares of Common Stock issued and outstanding. All of the issued and outstanding shares of Common Stock (i) are duly authorized, validly issued, fully paid and nonassessable, and (ii) are owned of record and beneficially by a Stockholder as set forth on Schedule 3.3(a). None of the issued and outstanding shares of Common Stock were issued in violation of any preemptive rights or Laws. Except as set forth on Schedule 3.3(a), there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Common Stock or obligating either the Equity Holders or the Company to issue or sell any shares of Common Stock, or any other interest in, the Company. There are no Contracts to which the Company is a party which require the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or to make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except as set forth on Schedule 3.3(a), there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in the Company.

(b) Except as set forth on Schedule 3.3(b), (i) all of the outstanding equity securities of each Company Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights and are owned by the Company, whether directly or indirectly, free and clear of all Liens, (ii) there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity securities of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any equity securities of, or any other interest in, any Company Subsidiary, and (iii) there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any equity securities of or any other interests in any Company Subsidiary.

Section 3.4 Company Subsidiaries. Schedule 3.4 sets forth a true and complete list of the Company Subsidiaries, listing for each Company Subsidiary its name, type of entity, the jurisdiction of its incorporation or organization, its authorized capital stock, the number and type of its issued and outstanding shares of capital stock and the current ownership of such shares.

Section 3.5 Consents and Approvals; No Violations. Except as set forth on Schedule 3.5 and for applicable requirements of the HSR Act, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of the Company or the comparable charter or organizational documents of any Company Subsidiary, (b) require any filing with, or the obtaining of any material permit, authorization, consent or approval of, any Governmental Entity, (c) require a consent under or result in a material default under, or give rise to any right of termination, cancellation or acceleration under, any of the material terms, conditions or provisions of any Indebtedness, License or Company Material Contract, or (d) violate in any material respect any Law, order, injunction or decree applicable to the Company or any Company Subsidiary, excluding from the foregoing clauses (b), (c) and (d) such requirements, violations, conflicts, defaults or rights (i) which would not reasonably be expected to result in a material Loss to the Company, or (ii) which become applicable as a result of the business or activities in which Buyer is or proposes to be engaged or as a result of any acts or omissions by, or the status of or any facts pertaining to, Buyer.

Section 3.6 Financial Statements. The Company has made available to Buyer copies of (a) the audited consolidated balance sheet of the Company for the fiscal years ended December 31, 2012, 2011, and 2010 and the related audited consolidated statements of operations, shareholders’ deficit and cash flows of the Company, together with all related notes and schedules thereto, accompanied by the report thereon of the Company’s independent auditors (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of the Company as of May 31, 2013 and the related consolidated statements of operations and cash flows of the Company for the five-month period then ended (collectively referred to as the “Interim Financial Statements”), (b) the audited balance sheet of ALC Insurance Group, Ltd. (the “Captive Insurance Company”) for the fiscal years ended December 31, 2011 and 2012, and the related audited statements of income, changes in shareholder’s equity and cash flows, together with all related notes and schedules thereto, accompanied by the report of the Captive Insurance Company’s independent auditors (the “Captive’s Financial Statements”). Except as set forth on Schedule 3.6, each of the Financial Statements, the Interim Financial Statements and the Captive’s Financial Statements (a) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (b) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company, and the Captive Insurance Company, as applicable, as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments, the effect of which will not, individually or in the aggregate, be material, and the absence of notes.

Section 3.7 No Undisclosed Liabilities. Except as set forth in the Interim Financial Statements and the Captive’s Financial Statements or Schedule 3.7, the Company and the Company Subsidiaries do not have any liabilities or obligations of the type required to be disclosed in the Interim Financial Statements in accordance with GAAP, except for (a) liabilities and obligations incurred since May 31, 2013 in the Ordinary Course, (b) liabilities and obligations incurred since May 31, 2013 pursuant to or in connection with this Agreement or the transactions contemplated hereby, (c) liabilities and obligations disclosed in this Agreement (or its schedules, to the extent such liabilities and obligations are reasonably apparent on the face of the schedules), or (d) liabilities or obligations which, individually or in the aggregate, would not reasonably be expected to be material to the Company.

Section 3.8 Absence of Certain Changes. Except as set forth on Schedule 3.8, since May 31, 2013 and through the date hereof:

(a) the Company and the Company Subsidiaries have conducted their business in all material respects in the Ordinary Course;

(b) there has been no Material Adverse Effect and neither the Company nor any Company Subsidiary has:

i.	(1) sold, leased, assigned, transferred or otherwise disposed of any material portion of its assets; (2) created any lien (other than a Permitted Lien) on any material property or assets; or (3) failed to maintain the material property and assets of the Company and the Company Subsidiaries in substantially their current physical condition, except for ordinary wear and tear;

ii.	effected any recapitalization, reclassification, equity or stock dividend, stock split, adjustment, combination, subdivision or like change in its capitalization, or declared, set aside or paid any other distribution of any kind (whether in cash, stock or property) to any Equity Holder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of capital stock or other equity interests;

iii.	acquired any securities or assets of, merged or consolidated with or made any equity investment in, capital contributions to or any loan or advance to any other Person (other than reasonable advances for travel and other reimbursable business expenses made to directors, officers, employees, independent contractors and third-party transportation providers of the Company or any Company Subsidiary in the Ordinary Course);

iv.	made commitments for capital expenditures in excess of $250,000 in the aggregate other than as contemplated by the Company’s budget, a true and correct copy of which has been made available to Buyer;

v.	(1) incurred or assumed any Indebtedness for borrowed money (other than Ordinary Course borrowings and other performance bonds or letters of credit entered into in the Ordinary Course), or (2) assumed guaranteed, endorsed or otherwise become liable or responsible for the obligations of any other Person (other than among the Company and the Company Subsidiaries and except as permitted or required under this Agreement or applicable law);

vi.	granted any license or sublicense of, or assigned or transferred, any material rights under or with respect to any Intellectual Property, other than in the Ordinary Course;

vii.	suffered any event of damage, destruction, casualty loss or claim exceeding $150,000;

viii.	instituted or settled any legal proceedings which, individually or in the aggregate, would be material to the Company and the Company Subsidiaries;

ix.	entered into any contract, understanding, agreement, arrangement or commitment that restrains, restricts or limits the ability of the Company or any Company Subsidiary to compete with or conduct any business or line of business;

x.	granted any increase in the amount of cash compensation, benefits, retention or severance pay to any of its directors, officers or, other than in the Ordinary Course, other employees, except as may have been required under existing Company Benefit Plans, employment agreements, or applicable law, or adopted, amended or terminated any Company Benefit Plan or employment agreement;

xi.	made any payments or commitment to pay any pension, retirement allowance or other employee benefit, any amount relating to unused vacation days, retention, severance or termination pay to any director, officer or employee other than in the Ordinary Course and which payment or commitments to pay do not exceed $150,000 in the aggregate;

xii.	made any material change in accounting, auditing or Tax election, filed any amended Tax Return, changed any accounting period or Tax year, or settled, resolved or otherwise disposed of any material Tax claim or Tax proceedings with respect to the Company or any Company Subsidiaries;

xiii.	made, revoked, rescinded or changed any Tax election, filed any amended Tax Return, changed any accounting period or Tax year, or settled, resolved or otherwise disposed of any material Tax claim or Tax proceedings with respect to the Company or any Company Subsidiaries;

xiv.	accelerated or changed any of its practices, policies, procedures or timing of the billing of customers or the collection of their accounts receivable, pricing and payment terms, cash collections, cash payments or terms with vendors other than in the Ordinary Course;

xv.	acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

xvi.	planned, announced, implemented or effected any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any Company Subsidiary that would constitute a “mass layoff” or “plant closing” (as defined under the Worker Adjustment and Retraining Notification Act of 1988 and similar state and local laws);

xvii.	delayed or postponed the payment of accounts payable or accrued expenses or the deferment of expenses other than in the Ordinary Course;

xviii.	has been or is subject to any injunction or other order issued by any Governmental Entity or court of competent jurisdiction which restrains, invalidates or prohibits the consummation of the transactions contemplated under this Agreement;

xix.	(1) has had any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or proceedings by or before a Governmental Entity or court of competent jurisdiction instituted against the Company or any Company Subsidiary seeking to restrain, prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and (2) has been or is subject to any temporary restraining order, preliminary or permanent injunction or other order, judgment, decree, ruling, writ, assessment or arbitration award issued by any Governmental Entity or court of competent jurisdiction prohibiting the consummation of the transactions contemplated by this Agreement;

xx.	has been or is a named party or subject to any claim delivered in writing by any Person or entity not a party to this Agreement that asserts or alleges that such third party (1) is the holder of beneficial owner of any Common Stock or other equity interest of the Company, or (2) is entitled to all or any portion of the consideration to be paid by Buyer pursuant to this Agreement; or

xxi.	committed to do any of the foregoing.

Section 3.9 Real Estate.

(a) Except as set forth on Schedule 3.9(a), neither the Company nor any Company Subsidiary owns any real property.

(b) Schedule 3.9(b) lists each real property or premises currently leased, subleased, licensed, used or occupied by the Company or a Company Subsidiary (each, a “Leased Real Property” and collectively, the “Leased Real Properties”), and sets forth the name of the landlord (or licensor or sublandlord, as applicable), the name of the entity holding such leasehold or other interest, and the street address of each Leased Real Property.

(c) True, correct and complete copies of all leases, subleases, licenses and similar agreements to which the Company or Company Subsidiaries are a party that are for the use or occupancy of real estate owned by a third party (collectively, “Leases”) and material amendments thereto with respect to the Leased Real Properties (collectively, the “Lease Documents”) have been made available to Buyer.

(d) The Company’s leasehold or other interests in the Leased Real Properties are valid and free and clear of all encumbrances other than encumbrances which do not have a material adverse effect on the operation of the business of the Company thereon and there are no agreements to which the Company is a party granting any third party the right to use or occupy all or any portion of the Leased Real Properties and there are no other parties other than Company or Company Subsidiaries in possession of any such Leased Real Properties.

(e) Neither the Company nor any Company Subsidiary is in material default (after expiration of applicable notice and cure periods) under any of the Lease Documents and, to the Knowledge of the Company, no other party to any Lease is in material breach or default thereunder. The Company and Company Subsidiaries, as applicable, enjoy peaceful and undisturbed possession of the Leased Real Property sufficient for current operations and use.

(f) The Company has not received written notice that any of the Leased Real Properties is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor and, to the Knowledge of the Company, no such condemnation, expropriation or taking has been proposed or is contemplated. Each Leased Real Property is provided access via public roads or via permanent irrevocable easements for access thereto.

(g) All improvements, buildings and systems owned or used by the Company in its operations are in a condition which allows for current use and occupancy of the Leased Real Properties as required for current operations, and there are sufficient utilities and services for such operations, other than, in each case, any such deficiencies which would not have a material adverse impact on operations of the Company or any Company Subsidiary.

Section 3.10 Intellectual Property.

(a) Schedule 3.10(a) sets forth a listing of all registered Trademarks and material unregistered Trademarks owned or licensed by the Company, including, as appropriate, registration and application dates and numbers.

(b) Schedule 3.10(b) sets forth a listing of all registered copyrights owned by the Company.

(c) Schedule 3.10(c) sets forth a listing of all Domains owned by the Company.

(d) Schedule 3.10(d) sets forth a listing of all patents owned by the Company.

(e) Schedule 3.10(e) sets forth a listing of all Company Software, together with the name of the owner of any such licensed Company Software and any agreements related to such licensed Company Software.

(f) Except as set forth on Schedule 3.10(f): (i) the Company owns the material Owned Intellectual Property; (ii) the Owned Intellectual Property is owned the Company free and clear of all Liens (other than Permitted Liens); (iii) no proceedings, actions, suits, hearings, arbitrations, investigations, charges, complaints, claims, demands or similar actions have been instituted, are pending or, to the Knowledge of the Company, are threatened that challenge the validity or enforceability of the Intellectual Property owned by the Company; (iv) as of the date hereof, neither the use of the Intellectual Property as currently used by the Company in the conduct of its business, nor the conduct of its business as presently conducted, materially infringes, misappropriates or violates the Intellectual Property of any Person (provided that this representation and warranty is made to the Knowledge of the Company with respect to infringement, misappropriation or violation of any patent rights), and the Company has not received any written charge, complaint, claim, demand or notice in the past twelve (12) months alleging any of the same; and (v) to the Knowledge of the Company, there is no unauthorized use, infringement or misappropriation by any third party of any Owned Intellectual Property.

(g) Except as set forth on Schedule 3.10(g): (i) all required material filings and fees related to the Owned Intellectual Property have been timely filed with and paid to the relevant governmental authority; (ii) no payments will be payable by the Company or any of the Company Subsidiaries to any third Person (other than amounts payable to employees and independent contractors not contingent on or related to use of their work product) in respect of the Owned Intellectual Property as a result of the consummation of the transactions contemplated hereby, in and of themselves; (iii) no current employee, consultant or independent contractor of the Company or any of the Company Subsidiaries has failed to comply in any material respect with any covenant relating to Intellectual Property contained in any patent disclosure agreement, invention assignment agreement or non-disclosure agreement to which the Company or any of the Company Subsidiaries is a party; and (iv) to the Knowledge of the Company, no current or former employee, officer, director, consultant or independent contractor of the Company or any of the Company Subsidiaries has any right, title and interest in or to any Owned Intellectual Property.

(h) The Company is not in material breach or default in any material respect in the performance of any material term or condition contained in any Company Material Contract pursuant to which the Company is licensed to use any material Intellectual Property, nor has an event occurred that with notice or lapse of time would constitute a material breach or default by the Company.

Section 3.11 Litigation. Except as set forth on Schedule 3.11: (a) to the Knowledge of the Company, there is no investigation or review pending or threatened by any Governmental Entity with respect to the Company or any Company Subsidiary; (b) there are no actions, suits, proceedings, arbitrations or mediations pending or, to the Knowledge of the Company, threatened, against or affecting the Company or any Company Subsidiary, or any of their respective properties or assets at Law or in equity; and (c) there are no judgments, orders, awards, injunctions or decrees of any Governmental Entity or arbitration or mediation authority with respect to the Company or any Company Subsidiary.

Section 3.12 Company Material Contracts.

(a) Schedule 3.12(a) sets forth a true, correct and complete list of the Company Material Contracts.

(b) The Company Material Contracts (except those that are cancelled, rescinded or terminated after the date hereof in accordance with their terms) are in full force and effect in all material respects in accordance with their respective terms with respect to the Company and, to the Knowledge of the Company, the other party thereto, assuming the due authorization, execution and delivery by the other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. There does not exist under any Company Material Contract any event of material default or event or condition that constitutes a material violation, breach or event of default thereunder on the part of the Company or, to the Knowledge of the Company, any other party thereto.

Section 3.13 Tax Returns; Taxes. Except as otherwise disclosed on Schedule 3.13:

(a) all Tax Returns of the Company and the Company Subsidiaries required to have been filed with any Governmental Entity in accordance with any applicable Law have been duly and timely filed and are correct and complete in all respects and have been prepared in compliance in all material respects with all applicable laws and regulations;

(b) all Taxes due and payable by the Company and the Company Subsidiaries whether or not shown on any Tax Return have been paid in full;

(c) there are not now any extensions of time in effect with respect to the dates on which any Tax Returns of the Company or the Company Subsidiaries were or are due to be filed;

(d) all deficiencies asserted as a result of any examination of any Tax Returns of the Company or the Company Subsidiaries have been paid in full, accrued on the books of the Company or the Company Subsidiaries or finally settled;

(e) no claims have been asserted in writing within the last six (6) years and no proposals or deficiencies for any Taxes of the Company or the Company Subsidiaries are being asserted, proposed or, to the Knowledge of the Company, threatened, and no audit or investigation of any Tax Return of the Company or the Company Subsidiaries is currently underway, pending or, to the Knowledge of the Company, threatened;

(f) the Company and the Company Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party and have properly prepared and filed all withholding documentation;

(g) there are no outstanding waivers or agreements by or on behalf of the Company or the Company Subsidiaries for the extension of time for the payment of any Tax, the assessment of any Taxes or any deficiency thereof;

(h) there are no Liens for Taxes against any asset of the Company or the Company Subsidiaries (other than Liens for Taxes which are not yet due and payable);

(i) the Company and the Company Subsidiaries are not a party to any Tax allocation or sharing agreement (excluding commercial agreements the primary subject of which is not Taxes), and neither the Company nor any Company Subsidiary has any liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise;

(j) the Company and the Company Subsidiaries have not been a member of an affiliated group filing a combined, consolidated, or unitary Tax Return (other than a group the common parent of which was the Company);

(k) the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

(l) any amount that could be received or has been received (whether in cash, property, the vesting of property or in other benefits) by any employee, officer, director, stockholder or other service provider of the Company or any of its Subsidiaries (in each case either former or current) under any Company Benefit Plan or otherwise, will not (i) fail to be deductible by reason of Section 280G of the Code or (ii) be subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any indemnity obligation for any Taxes, interest or penalties imposed under Section 4999 of the Code;

(m) no claim has been made in writing by an authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

(n) neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) election by the Company or any Company Subsidiary under Code Section 108(i);

(o) neither the Company nor any Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Section 361;

(p) neither the Company nor any Company Subsidiary is or has been a party to any “listed transaction” as defined in Regulation Section 1.6011-4(b)(2);

(q) the method of allocating income and deductions to the Company and the Company Subsidiaries complies with the principles set forth in Section 482 of the Code and Treasury Regulations promulgated thereunder (and any corresponding provisions of state, local of foreign Tax law) and any other applicable Laws on transfer pricing;

(r) neither the Company nor any Company Subsidiary owns an interest, directly or indirectly, in any joint venture, partnership, limited liability company, association, or other entity that is treated as a partnership for U.S. federal, state or local Income Tax purposes;

(s) each of the Company and the Company Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code;

(t) None of the assets of the Company or any Company Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code; and none of the assets of the Company or any Company Subsidiary is required to be or is being depreciated pursuant to the alternative depreciation system under Section 168(g)(2) of the Code;

(u) No Company Subsidiary is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code, and neither the Company nor any Company Subsidiary is a shareholder, directly or indirectly, in a passive foreign investment company;

(v) No Company Subsidiary that is not a United States person (i) is, or at any time has been, engaged in the conduct of a trade or business within the United States or treated as or considered to be so engaged (ii) has, or at any time had, an investment in “United States property” within the meaning of Section 956(c) of the Code or otherwise engaged in a transaction described in Section 956 of the Code;

(w) Schedule 3.13(w) sets forth all foreign jurisdictions in which the Company or any Company Subsidiary is subject to Tax, is engaged in business or has a permanent establishment;

(x) Captive Insurance Company is (i) eligible to and properly made the election described in Section 831(b) of the Code and (ii) eligible to and properly made the election described in Section 953(d) of the Code; and

(y) All interest paid by the Company with respect to its Indebtedness has been fully deductible for federal income tax purposes.

Section 3.14 Environmental Matters.

(a) To the Knowledge of the Company, the Company holds, and is in compliance in all material respects with, all material Environmental Permits. The Company is otherwise in compliance with applicable Environmental Laws in all material respects.

(b) To the Knowledge of the Company, the Company has not received written notice from any Governmental Entity (nor any third party) that the Company is subject to any material pending or threatened claim, suit, action, judgment, penalty, fine or administrative or judicial investigation or proceeding (i) based upon any provision of any Environmental Law and arising out of any act or omission of the Company or any of their respective employees, agents or representatives, or (ii) arising out of the ownership, use, control or operation by the Company of any facility, site, area or property from which there was a Release of any Hazardous Substance, in each case, which claim, has not been resolved to the satisfaction of the applicable Governmental Entity or third party in a manner that would not impose any obligation, burden or continuing liability upon the Company, any Company Subsidiary or Buyer in the event the transactions contemplated in this Agreement are consummated.

(c) To the Knowledge of the Company, no property of the Company or any Company Subsidiary has been impacted by any release of Hazardous Substances by the Company or any Company Subsidiary that has not been remediated in compliance with applicable Law.

(d) Neither the Company nor any Company Subsidiary uses, nor since January 1, 2010 has used, any aboveground storage tanks or underground storage tanks, and to the Knowledge of the Company, there are no aboveground storage tanks or underground storage tanks located at any of the Leased Real Properties on behalf of the Company or any Company Subsidiary.

Section 3.15 Licenses and Permits. Except for such Licenses obtained in the Ordinary Course, Schedule 3.15 sets forth a true, correct and complete list of all material Licenses held by the Company. To the Knowledge of the Company, the Company owns or possesses all material Licenses that are necessary to enable it to carry on their respective operations as presently conducted.

Section 3.16 Company Benefit Plans.

(a) Schedule 3.16(a) contains a true, correct and complete list of all Company Benefit Plans.

(b) Except as set forth on Schedule 3.16(b), or to the extent that any breach of the representation set forth in this Section 3.16(b) would not be material to the Company:

(i) No Company Benefit Plan is a “multiemployer pension plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA) or a “multiple employer plan” described in Section 413(c) of the Code, and neither the Company nor any Subsidiary has any obligation or liability in connection with any “multiemployer plan” or “multiple employer plan.” In addition, neither the Company nor any Company ERISA Affiliate participates in, is required to contribute to or otherwise participate in any “multiemployer plan” or any “multiple employer plan.”

(ii) No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Neither the Company nor any Company ERISA Affiliate participates in and is not required currently to contribute to or otherwise participate in any plan, program or arrangement subject to Title IV of ERISA.

(iii) Each Company Benefit Plan has been established, administered and operated in all material respects in accordance with its terms and in compliance with applicable Laws, including ERISA and the Code. No actions, suits, claims or disputes are pending or, to the Knowledge of the Company, threatened against any Company Benefit Plan, the trustee or fiduciary of any such plan, the Company or Company ERISA Affiliate with respect to such plan, or any assets of any such plan (other than routine claims payable in the Ordinary Course). No audits, proceedings, claims or demands are pending with any Governmental Entity with respect to a Company Benefit Plan including, without limitation, the Internal Revenue Service and the Department of Labor.

(iv) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (“Qualified Plan”) has received in a timely manner and within its remedial amendment period a favorable determination letter from the U.S. Internal Revenue Service (the “IRS”), or is comprised of a master or prototype plan that has received (in a timely manner and within its remedial amendment period) a favorable opinion letter from the IRS, on which letter the Company or the applicable Subsidiary are entitled to rely. No event has occurred and no condition exists which would reasonably be expected to result in (i) the revocation of any such determination letter or opinion letter, or (ii) loss of such “qualified” status. With respect to each Qualified Plan: (A) no reportable event (within the meaning of Section 4043 of ERISA) has occurred; (B) there has been no termination or partial termination of such plan within the meaning of Code Section 411(d)(3); and (C) the present value of all liabilities under any such plan will not exceed the current fair market value of the assets of such plan (determined using the actuarial assumption used for the most recent actuarial valuation for such plan).

(v) No Company Benefit Plan provides for post-employment (or other terminations of service) or retiree welfare benefits, except as required by applicable Laws. For purposes of this paragraph the term “Laws” shall not include enforcement of contractual arrangements. As of the date hereof, the operation of each Company Benefit Plan will not result in the incurrence of any material penalty under the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable.

(vi) To the Knowledge of the Company, no “prohibited transaction”, within the meaning of ERISA or the Code, or breach of any duty imposed on “fiduciaries” pursuant to ERISA has occurred and no such “prohibited transaction” or breach of any duty imposed on “fiduciaries” has been caused by the action(s) or inaction(s) of the Company or any Company Subsidiary.

(vii) All required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals with respect to the Company Benefit Plans for all periods ending prior to or as of the Closing Date shall have been made or properly accrued on the Financial Statements or Interim Financial Statements or will be properly accrued on the books and records of the Company as of the Closing.

(viii) No Company Benefit Plan has any unfunded liabilities which are not reflected on the Financial Statements or Interim Financial Statements or the books and records of the Company which have been provided to the Buyer.

(ix) The Company has not filed, or considered filing, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Company Benefit Plan.

(x) Each Company Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and administered in material compliance with Section 409A of the Code and any proposed and final guidance under Section 409A of the Code and no amounts under any such plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. Neither the Company nor any of its Subsidiaries has any actual or potential obligation to reimburse or otherwise ‘‘gross-up’’ any Person for the interest or additional tax set forth under Section 409A(a)(1)(B) of the Code.

(xi) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (in each case either alone or in conjunction with any other event) will (i) result in any payment becoming due to any service provider (current or former); (ii) increase any benefits otherwise payable to any such service provider including under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such benefits; or (iv) result in any forgiveness of indebtedness or trigger any funding obligation under any Company Benefit Plan.

(xii) Neither the Company nor any Company Subsidiary sponsors, maintains, contributes to, is required to contributed or has any liability (contingent or otherwise) with respect to any Foreign Pension Plan.

(c) True and accurate copies of each Company Benefit Plan, together with all current trust agreements, the most recent three (3) annual reports on Form 5500 and any auditor’s reports, the three (3) most recent financial statements, the most recent actuarial reports, all agreements or contracts with any investment manager or investment advisor with respect to any Company Benefit Plan, all IRS favorable determination letters, all current summary plan descriptions and summaries of material modifications for such plans have been furnished to Buyer. The Company has provided Buyer with a list of each actuary, attorney, and accountant providing professional services with respect to each Company Benefit Plan or the fiduciaries of each Company Benefit Plan.

Section 3.17 Employee and Labor Relationships. Except as set forth on Schedule 3.17:

(a) None of the Company’s or any Company Subsidiary’s employees are represented by a labor organization or group that was either voluntarily recognized or certified by any labor relations board (including the NLRB) or by any other Governmental Entity.

(b) None of the Company’s or any Company Subsidiary’s employees are a signatory to a collective bargaining agreement with any trade union, labor organization or group.

(c) No labor dispute, walk out, strike, hand billing, picketing, or work stoppage involving the employees of the Company or any Company Subsidiary has occurred, is in progress or, to the Knowledge of the Company, has been threatened in the last two years.

(d) At all times since January 1, 2010, (i) there has not been nor is there pending or, to the Knowledge of the Company, threatened any labor strike, walk-out, slowdown, work stoppage or lockout with respect to the Company or the Company Subsidiaries, (ii) neither the Company nor any of the Company Subsidiaries has received notice of any unfair labor practice charges against the Company or the Company Subsidiaries that are pending before the National Labor Relations Board or any similar state, local or foreign Governmental Entity, and (iii) neither the Company nor any of the Company Subsidiaries has received notice of any pending, and to the Knowledge of the Company, there are no threatened, material suits, actions or other proceedings in connection with the Company or any Company Subsidiary before the Equal Employment Opportunity Commission or any similar state, local or foreign Governmental Entity responsible for the prevention of unlawful employment practices.

(e) At all times since January 1, 2010, the Company and the Company Subsidiaries have been operating in material compliance with all applicable foreign, federal, state and local laws relating to employment, employment standards, employment of minors, employment discrimination, health and safety, labor relations, withholding, wages and hours, workplace safety and insurance and/or pay equity.

(f) No representation or warranty is given under this Section 3.17 with respect to Indemnified Misclassification Claims.

Section 3.18 Certain Fees. Buyer shall not be obligated to pay or bear (e.g., by virtue of any payment by or obligation of any of the Equity Holders or the Company at or at any time after the Closing) any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of any of the Equity Holders or the Company or any of their respective Affiliates.

Section 3.19 Insurance Policies. Schedule 3.19 contains a true, correct and complete list of all insurance policies carried by or for the benefit of or with respect to the Company (including policies relating to directors’ and officers’ liability insurance) and Company Subsidiaries and describes any self-insurance or co-insurance coverage of the Company and/or Company Subsidiaries. All insurance policies and bonds with respect to the business and assets of the Company and the Company Subsidiaries are in full force and effect in all material respects and shall be maintained by the Company in full force and effect in all material respects as they apply to any matter, action or event relating to the Company or Company Subsidiaries occurring through the Closing Date. Neither the Company nor any of the Company Subsidiaries has failed to give any notice or present any material claim under any insurance policy in due and timely fashion or as required by any insurance policy.

Section 3.20 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in Articles III and IV (as modified by the Schedules hereto, as supplemented and amended), none of the Company, any Stockholder or any other Person makes any other express or implied representation or warranty with respect to the Company, the Stockholders or the transactions contemplated by this Agreement, and the Company, except for the representations in Article III and IV, and the Stockholders disclaim any and all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of the Company or the Stockholders or any of their respective Affiliates. The Company and the Stockholders make no representation or warranty to Buyer regarding the probable success or future profitability of the Company.

Section 3.21 Bank Accounts. Schedule 3.21 sets forth the names and locations of all banks, trusts, companies, savings and loan associations and other financial institutions at which the Company or any Company Subsidiary maintains safe deposit boxes, a material account, material lock box or other material accounts of any nature with respect to its business.

Section 3.22 Assets. The Company and each of the Company Subsidiaries own and has good and valid title to all material assets reflected on its books and records as owned by it, free and clear of all Liens other than Permitted Liens.

Section 3.23 Accounts Receivable. All accounts receivable of the Company and Company Subsidiaries (“Accounts Receivable”), whether or not reflected on the May 31, 2013 balance sheet included in the Interim Financial Statements, represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course. To the Company’s Knowledge, the Accounts Receivable are current and collectible net of the reserves shown on the balance sheet (which reserves have been established in accordance with GAAP and calculated consistent with past practice and methodologies used in the preparation of the Financial Statements).

Section 3.24 Operations of the Company. Except as set forth on Schedule 3.24:

(a) The Company and Company Subsidiaries have operated under federal property broker authority since September 15, 2008. Since September 2008, the Company and Company Subsidiaries have operated under federal freight forwarder authority. Except as provided on Schedule 3.15 hereto, the Company and Company Subsidiaries have not had any operations that would require federal, state, or other authority to operate as a motor carrier, or otherwise.

(b) Either the Company or a Company Subsidiary, as applicable, has procedures in place to validate its contractual counterparties compliance with contractual obligations for insurance coverage, operating authority, safe operations, and other relevant factors. The Company currently has a “satisfactory” safety and fitness rating from the United States Department of Transportation (the “DOT”) as a result of its most recent compliance reviews. The Company has not received an unsatisfactory or conditional rating for any of the factors that are considered by the DOT. The Company is in compliance in all material respects with all DOT regulations, including, without limitation, the leasing regulations set forth in 49 C.F.R. Part 376, and the intermodal equipment regulations set forth in 49 C.F.R. Part 385, and 390.

Section 3.25 Suppliers and Customers.

(a) Schedule 3.25(a) sets forth the names of the ten largest suppliers of the Company measured by payments made (i) for the twelve (12) calendar months ended December 31, 2012 and (ii) the five (5) calendar months ended May 31, 2013. As of the date hereof, none of the suppliers listed on Schedule 3.25(a) has notified in writing the Company or any Company Subsidiary that it is (i) canceling or terminating its relationship with the Company or any Company Subsidiary, or (ii) materially and adversely modifying its relationship with the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any other party, is in material breach or default under any contract with the suppliers listed on Schedule 3.25(a).

(b) Schedule 3.25(b) sets forth the names of the ten largest customers of the Company measured by gross revenue for the twelve (12) calendar months ended December 31, 2012. As of the date hereof, none of the customers listed on Schedule 3.25(b) has notified in writing the Company or any Company Subsidiary that it is (i) canceling or terminating its relationship with the Company or any Company Subsidiary, or (ii) materially and adversely modifying its relationship with any Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any other party, is in material breach or default under any contract with the customers listed on Schedule 3.25(b).

Section 3.26 Affiliate Transactions. Except for employment relationships and compensation, benefits, travel advances and employee loans in the Ordinary Course or as disclosed on Schedule 3.26, since January 1, 2012: (a) neither the Company nor any Company Subsidiary has been a party to any agreements, or is a party to any agreement that is currently in effect, with or involving the making of any payment or transfer of assets to, any (i) Equity Holder, (ii) any stockholder, member, partner, director, officer of an Equity Holder, the Company, or any Affiliate of the Company (other than the Company or any Company Subsidiary), and (iii) any family member of a stockholder, member, partner, director, officer of an Equity Holder, the Company, or any Affiliate of the Company (other than the Company or any Company Subsidiary) (each Person described in subsections (i) through (iii) of this Section 3.26(a), a “Company Affiliate”); and (b) no Company Affiliate currently has any interest in any tangible asset or right of the Company or any Subsidiary of the Company, or any tangible asset used in the business of the Company or the Company Subsidiaries.

Section 3.27 Compliance with Laws. Except as set forth on Schedule 3.27, the Company and the Company Subsidiaries are currently, and at all times since January 1, 2010 have been, in compliance with all Laws applicable to the Company or any Company Subsidiary, except such violations which, individually or in the aggregate, would not be material. No representation or warranty is given under this Section 3.27 with respect to Indemnified Misclassification Claims or the matters covered by Sections 3.13 (Tax Returns; Taxes), 3.14 (Environmental Matters), 3.16 (Company Benefit Plans), and 3.17 (Employee and Labor Relations).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each Stockholder, severally and not jointly, hereby represents and warrants to Buyer as follows:

Section 4.1 Authorization. Such Stockholder has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. Such Stockholder has the legal right, capacity and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all required action on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder, and, when duly executed by all other Parties and delivered by such Stockholder, constitutes the valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 4.2 Ownership. Such Stockholder is the record and beneficial owner of the number of Company Shares set forth next to such Stockholder’s name on Schedule 4.2 and owns no other equity interests or rights to obtain equity interests in the Company except as set forth on Schedule 3.3(a). Such Stockholder has, and at the Closing will have, good title to such Company Shares. Such Company Shares will be transferred to Buyer at Closing free and clear of any Liens, except for such Liens arising as a result of any action or inaction by Buyer, its Affiliates or their respective representatives.

Section 4.3 Consents and Approvals. Except for applicable requirements of the HSR Act, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the terms and conditions hereof do not violate or conflict with or require consent under or pursuant to (a) any provision of the organizational documents of such Stockholder, or with any resolution or authorization adopted by the governing body or equity holders of such Stockholder, (b) or result in a breach of, constitute a default under, or give a right to terminate, modify or accelerate any material agreement to which such Stockholder is bound, (c) any judgment, decree or order of any Governmental Entity to which such Stockholder is a party or by which such Stockholder or any of its properties is bound, or (d) any Law or arbitration award applicable to such Stockholder, excluding from the foregoing clauses (b), (c) and (d) such violations or conflicts which would not adversely affect in any material respect the ability of such Stockholder to consummate the transactions contemplated by this Agreement.

Section 4.4 Certain Fees. Neither Buyer nor the Company will be responsible for any broker, finder, or investment banker fee or commission in connection with this Agreement or the transactions contemplated hereby based on any commitments made by or on behalf of such Stockholder.

Section 4.5 Litigation. There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of each Stockholder, threatened against such Stockholder, by or before any Governmental Entity or by any third party which challenges the validity of this Agreement or the Escrow Agreement or which would be reasonably likely to adversely affect or restrict Stockholder’s ability to consummate the transactions contemplated by this Agreement or the Escrow Agreement.

Section 4.6 Anti-Terrorism. Such Stockholder, and, to the knowledge of such Stockholder, each director, officer, employee and equityholder of such Stockholder, is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the U.S. Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) all legal requirements relating to terrorism or money laundering, including the USA PATRIOT act. Neither such Stockholder nor, to the knowledge of such Stockholder, any director, officer, employee, or equity holder of such Stockholder, is a Person that is, or is owned or controlled by a Person that is: (A) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State, the United Nations Security Council, or the European Union (collectively, “Sanctions”), or (B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma (Myanmar), Cuba, Iran, North Korea, Sudan and Syria). Such Stockholder will not use any part of the proceeds of the Purchase Price, directly or, to such Stockholder’s knowledge, indirectly, to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions.

Section 4.7 Representations as to Logistics Holding.

(a) Schedule 4.7(a) sets forth a complete and accurate list of the authorized, issued and outstanding equity interests of Logistics Holding as of the date hereof. As of the date hereof,

there are no other equity interests of Logistics Holding authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever, relating to the equity interests in Logistics Holding, to which Logistics Holding is a party or is bound requiring the issuance, delivery or sale of equity interests of Logistics Holding. As of the date hereof, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the equity interests of Logistics Holding or other equity or voting interest in Logistics Holding to which Logistics Holding is a party or is bound. As of the date hereof, Logistics Holding has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) on any matter. As of the date hereof, there are no contracts to which Logistics Holding is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any equity interests of Logistics Holding or (ii) vote or dispose of any equity interests of Logistics Holding. As of the date hereof, there are no irrevocable proxies and no voting agreements with respect to any equity interests of Logistics Holding.

(b) All outstanding equity interests of Logistics Holding are duly authorized, validly issued, fully paid and nonassessable and free from preemptive rights in respect thereto.

(c) Other than as set forth on Schedule 4.7(c), Logistics Holding does not own, directly or indirectly, on the date hereof any equity interest in any Person. As of the Closing, Logistics Holding will not own, directly or indirectly, any equity interest in any Person other than the Company.

(d) The sole business purpose of Logistics Holding has been to own equity interests in the Company, and Logistics Holding has not conducted any business activity other than to own such equity interests.

(e) Logistics Holding has (i) timely filed all Tax Returns that it was required to file in compliance with applicable Law, and all such Tax Returns were correct and complete in all material respects, and (ii) paid on a timely basis all Taxes due with respect to the Tax Returns referred to in subsection (i) hereof. No deficiencies for Taxes have been asserted or assessed against Logistics Holding and there is no reason to believe that any alleged deficiency or assessment for additional taxes for any periods for which Tax Returns have been filed is pending or, to the Logistics Holding’s knowledge, threatened. No audit, action, proceeding, dispute, or claim is pending or, to the knowledge of Logistics Holding, threatened in writing with respect to any Taxes due from or with respect to Logistics Holding. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from Logistics Holding and no request for any such waiver or extension is currently pending. Logistics Holding has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Logistics Holding is not a party to any Tax allocation, sharing, or indemnity agreement or arrangements. No power of attorney has been granted with respect to any matter related to Taxes that could affect Logistics Holding. There are no Liens (other than Liens for Taxes not yet due and payable) on any of the assets or properties of Logistics Holding that arose in connection with any failure (or alleged failure) to pay any Tax.

(f) Logistics Holding currently is and at all times has been in compliance in all material respects with all Laws applicable to it. Logistics Holding has never received any written notice or other written communication from any Governmental Entity or any other Person regarding any actual, alleged, potential, or possible violation of, or failure to comply with, any Laws, or any actual, alleged, potential, or possible obligation on the part of Logistics Holding to undertake, or to bear all or any part of the cost of, any remedial action of any nature.

Section 4.8 Subscription Agreements. Attached hereto as Exhibit 4.8 are true and complete copies of executed subscription agreements between Buyer and the subscribers thereto (the “Subscription Agreements”) pursuant to which such subscribers have agreed to purchase, and the Buyer has agreed to sell and issue, such shares of common stock of Buyer as set forth therein.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Stockholders and the Company as follows:

Section 5.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has the power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

Section 5.2 Authorization. Buyer has the power and authority to execute and deliver this Agreement and the Escrow Agreement, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Escrow Agreement shall be as of the Closing Date, duly authorized, executed and delivered by Buyer and do or shall, as the case may be, when duly executed by all parties thereto and delivered by Buyer, constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 5.3 Consents and Approvals; No Violations. Except for applicable requirements of the HSR Act, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the organizational documents of Buyer, (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which Buyer is a party or by which Buyer or any of its assets may be bound, or (d) violate any Law, order, injunction or decree applicable to Buyer.

Section 5.4 Litigation. There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of Buyer, threatened against Buyer, by or before any Governmental Entity or by any third party which challenges the validity of this Agreement or the Escrow Agreement or which would be reasonably likely to adversely affect or restrict Buyer’s ability to consummate the transactions contemplated by this Agreement or the Escrow Agreement.

Section 5.5 Financial Capability. Attached hereto as Exhibit 5.5 is a true and complete copy of an executed financing commitment letter (“Commitment Letter”), pursuant to which the lender party thereto has agreed, upon the terms and subject to the conditions thereof, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (such financing, and any other debt financing in substitution thereof pursuant to Section 6.9 hereof, the “Financing”). The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the date of this Agreement, and the commitments contained in the Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. The Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Buyer and, to the knowledge of Buyer, the other parties thereto. There are no conditions precedent or contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letter, and there are no side letters or other contracts or arrangements (oral or written) related to the Financing other than the Commitment Letter and the Fee Letter referred to therein. Subject to the terms and conditions of the Commitment Letter, the net proceeds contemplated from the Financing, together with cash on hand of the Buyer, will, in the aggregate, be sufficient for the satisfaction of all of Buyer’s obligations under this Agreement, including (i) the payment of the aggregate Purchase Price and any other amounts required to be paid pursuant to Article II, and (ii) the payment of all fees and expenses and other payment obligations required to be paid or satisfied by Buyer in connection with the transactions contemplated by this Agreement and the Financing, including any repayment or refinancing of Indebtedness as a result of the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement, (A) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), in each case, on the part of Buyer under the Commitment Letter or, to the knowledge of Buyer, any other party to the Commitment Letter, and (B) subject to the satisfaction of the conditions contained in Section 7.1, Section 7.2 and Section 7.3 hereof, Buyer does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing or any other funds necessary for the satisfaction of all of Buyer’s obligations under this Agreement will not be available to Buyer at the Closing. As of the date of this Agreement, Buyer is not aware of any fact or occurrence that makes any of the assumptions, or the representations or warranties of Buyer, in the Commitment Letter inaccurate in any material respect. Buyer has fully paid all commitment fees or other fees, if any, required to be paid prior to the date of this Agreement pursuant to the Commitment Letter.

Section 5.6 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Buyer and the Company, shall be solvent and shall be able to pay its debts as they become due. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of any of the Buyer and its subsidiaries, including the Company.

Section 5.7 Certain Fees. Neither the Company nor any Equity Holder shall be directly or indirectly obligated to pay or bear (e.g., by virtue of any payment by or obligation of any of Buyer or any of its Affiliates at or at any time after the Closing) any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Buyer or any of its Affiliates.

Section 5.8 Subscription Agreements. Attached hereto as Exhibit 4.8 are true and complete copies of the Subscription Agreements pursuant to which such subscribers have agreed to purchase, and the Buyer has agreed to sell and issue, such shares of common stock of Buyer as set forth therein.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of the Business. The Company and the Stockholders agree that, during the period from the date of this Agreement to the Closing, except as otherwise contemplated by this Agreement, or as consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company (i) will use its commercially reasonable efforts to (a) conduct its business in the Ordinary Course in all material respects and (b) maintain, preserve and retain in all material respects relationships with those customers, common carrier subcontractors, suppliers or vendors that are material to the Company and the Company Subsidiaries, and (ii) shall not take any action, or fail to take any reasonable action within their control, with respect to or as a result of which any of the changes or events listed in Section 3.8(b)(i)-(xxi) is likely to occur.

Section 6.2 Commercially Reasonable Efforts; Consents.

(a) Each of the Parties shall cooperate, and use their respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable after the date hereof, including obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties necessary to consummate the transactions contemplated by this Agreement. Buyer shall pay all filing fees under the HSR Act, and neither the Company nor the

Stockholders shall be required to pay any fees or other payments to any Governmental Entity in connection with any filings under the HSR Act or such other filings as may be required under applicable Laws. In addition to the foregoing, Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness (at no cost or expense to Buyer) as may be reasonably requested by any third party whose consent or approval is sought in connection with the transactions contemplated hereby.

(b) Each Party will promptly after execution of this Agreement (but in no event later than five (5) Business Days after the date hereof) make all filings or submissions as are required under the HSR Act. Each Party will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates or any of its or their representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, each Party will promptly notify the other of the receipt and content of any inquiries or requests for additional information made by any Governmental Entity in connection therewith and will promptly (i) comply with any such inquiry or request and (ii) provide the other with a description of the information provided to any Governmental Entity with respect to any such inquiry or request. In addition, each Party will keep the other apprised on a prompt basis of the status of any such inquiry or request.

(c) No Party shall take any action intentionally designed to adversely affect the approval of any Governmental Entity of any of the aforementioned filings. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the transactions contemplated hereby, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

(d) Each Party shall cooperate in good faith with all Governmental Entities and shall undertake promptly any and all action required to complete lawfully, and as soon as possible, the transactions contemplated by this Agreement, including: (i) proffering and consenting to a governmental order providing for the sale or other disposition, or the holding separate, of particular assets, categories of assets or lines of business, of either assets or lines of business of the Company or of any other assets or lines of business of Buyer or any of its Affiliates in order to remedy any concerns that any Governmental Entity may have, (ii) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Buyer, the Company or their respective Subsidiaries or Affiliates, (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Buyer, the Company or their respective Subsidiaries or Affiliates or (iv) proffering and consenting to any other restriction, prohibition or limitation on any of the assets of the Company, Buyer or any of Buyer’s Affiliates, in order to remedy any such concerns (clauses (i) – (iv) collectively, “Divestiture Actions”). If any objections are asserted with respect to the transactions contemplated hereby under any Law relating to regulatory matters or if any action or proceeding, whether judicial or administrative, is instituted by any Governmental Entity or any private party challenging the transactions contemplated hereby as violative of any Law relating to regulatory matters, each of the Parties shall cooperate with one another and use reasonable best efforts to: (A) oppose or defend against any action to prevent or enjoin consummation of the transactions contemplated hereby and (B) take such action as necessary to overturn any action by any Governmental Entity or private party to block consummation of the transactions contemplated hereby, including by defending any action or proceeding brought by any Governmental Entity or private party in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the transactions contemplated hereby, or in order to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Laws so as to permit consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be deemed to require, Buyer to take or agree to take any Divestiture Action if doing so would, individually or in the aggregate, (1) be material to the business, operations and/or assets of the Buyer or its Subsidiaries or (2) be expected to result in a loss (other than an immaterial loss) of the reasonably expected benefits to Buyer of the transactions contemplated hereby.

Section 6.3 Public Announcements. Except as otherwise required by Law or stock exchange requirements, none of the Parties shall, and each Party shall cause its Affiliates (including the Company, prior to the Closing) not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, following the execution of this Agreement, Buyer shall be permitted to issue a press release in substantially the form presented to the Stockholders prior to the date hereof (together with such revisions as may be reasonably made by Buyer), and also shall be permitted to make such other public announcements (other than press releases and similar announcements) as it deems appropriate, including as required by Law.

Section 6.4 Supplemental Disclosure. The Stockholders and the Company shall promptly, from time to time prior to or at the Closing, supplement, amend or create any Schedule in order to add information to reflect any fact or condition occurring after the date hereof that would cause a breach of a representation or warranty if made as of the date of such fact or condition (the “Supplement”); provided, however, that in no event shall any Supplement be made with respect to any event or set of circumstances that occurred or existed prior to the date hereof. Except as explicitly set forth in this Agreement, any such Supplement shall be effective to cure and correct any breach of any representation, warranty or covenant that would have existed if the Company or any Stockholder had not made such Supplement, and all references to any Schedule hereto that is supplemented or amended as provided in this Section 6.4 shall for all purposes after the Closing be deemed to be a reference to such Schedule as so supplemented or amended.

Section 6.5 Tax Matters.

(a) Tax Returns. All Tax Returns to be filed on or prior to the Closing Date shall be provided to Buyer for its review and comment prior to filing and all of Buyer’s reasonable comments shall be accepted. Buyer shall, at its own expense, prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company and the Company Subsidiaries for all periods that have not yet been filed and are required to be filed after the Closing Date. Buyer shall prepare any such Tax Returns with respect to taxable periods or portions thereof ending on or before the Closing Date (such periods, including all taxable periods ending on or before the Closing Date, “Pre-Closing Tax Periods”) consistent with past practices of each of the Company and the Company Subsidiaries, and the Equity Holders shall be responsible for the Taxes of the Company and the Company Subsidiaries for Pre-Closing Tax Periods (“Pre-Closing Taxes”) due in respect of such Tax Returns. Buyer shall permit the Sellers’ Representative to review and comment on each Tax Return described in the preceding sentence and shall make such revisions to such Tax Returns as are reasonably requested by the Sellers’ Representative. Buyer shall notify the Sellers’ Representative of any amounts due from the Equity Holders in respect of any such Tax Return no later than ten (10) Business Days prior to the date on which such Tax Return is due, and the Sellers’ Representative shall remit such payment to Buyer no later than five (5) Business Days prior to the date such Tax Return is due. Buyer shall cause any amounts shown to be due on such Tax Returns to be timely remitted to the applicable Governmental Entity no later than the date on which such Taxes are due.

(b) In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes (other than property or ad valorem Taxes) for the portion of such Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date. In the case of any property or ad valorem Taxes that are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. Any Transaction Deductions for any Straddle Period shall be deemed to relate to the portion of such Straddle Period ending on the Closing Date.

(c) To the extent permitted by Law and IRS guidance, the Transaction Deductions shall be reported on applicable income Tax Returns solely as income tax deductions of the Company and the Company Subsidiaries for the Tax year that includes the Closing Date and shall not be treated or reported as income tax deductions for a year or period beginning after the Closing Date (including under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any comparable or similar provision under state or local Law), and the Transaction Deductions shall be calculated utilizing the safe harbor set forth in Revenue Procedure 2011-29. Buyer shall provide the Sellers’ Representative with a copy of each such income Tax Return for review and comment not later than thirty (30) days prior to its due date (including extensions). The Sellers’ Representative shall review and comment on such Tax Returns within fifteen (15) days of receipt thereof. If the Sellers’ Representative does not submit comments within such period, then the Sellers’ Representative will be deemed to have approved such Tax Returns as prepared by Buyer, and Buyer will file such Tax Returns promptly. If the Sellers’ Representative delivers comments to Buyer within such period, the Sellers’ Representative and Buyer shall use good faith efforts to resolve any dispute in connection with such comments. In the event Buyer and the Sellers’ Representative are unable to agree on any such revisions within fifteen (15) days after the Sellers’ Representative provides its comments, Buyer and the Sellers’ Representative shall engage the Accounting Firm to resolve the dispute, the costs of which shall be borne equally by the Equity Holders on the one hand, and Buyer on the other hand. Upon the final determination of such dispute, Buyer shall file or cause to be filed such Tax Returns promptly but no later than five (5) Business Days after such final determination. Notwithstanding anything to the contrary in this Section 6.5(c), Buyer shall be entitled to file, or cause to be filed, the applicable Tax Return without having incorporated the disagreed upon changes to avoid a late filing of such Tax Return. In the event the independent public accounting firm’s resolution of the dispute necessitates that a Tax Return filed in accordance with the previous sentence be amended, Buyer shall cause an amended Tax Return to be filed that reflects such resolution.

(d) To the extent that the Company has paid estimated income Taxes for the Tax year ending on or including the Closing Date and the amount of the estimated income Taxes which were paid prior to the Closing Date exceeds the amount of the income Tax liability with respect to such Pre-Closing Tax Period (taking into account any allowed Transaction Deductions for such year to the extent permitted by Law and IRS guidelines), Buyer shall prepare or cause to be prepared, at the expense of the Equity Holders, IRS Form 4466 (Corporation Application for Quick Refund of Overpayment of Estimated Tax) with IRS Form 8302 (Electronic Deposit of Tax Refund of $1 Million or More) and any analogous application for a state refund of an overpayment of estimated state income Taxes with respect to such Tax year. Any such refund application shall be treated as an income Tax Return that is subject to analogous review, comment, dispute resolution and filing procedures to those set forth in Section 6.5(c). Within five (5) Business Days of the receipt from the applicable Governmental Entity of a refund as a result of such a refund application, Buyer shall pay an amount equal to such refund to the Sellers’ Representative (on behalf of the Equity Holders). If the amount of the refunds received from the applicable Governmental Entity (and paid over to the Sellers’ Representative in accordance with the previous sentence) is different than the amount of the refunds that are actually determined to be due upon filing the applicable income Tax Return including following the audit of such Tax Return, an appropriate payment (including the excess refund paid, plus the amount of any interest or penalties required to be paid, to the Governmental Entity) shall be made from the Sellers’ Representative to the Buyer, in the event that such amount is owed by the Equity Holders, or by Buyer to the Sellers’ Representative for further distribution to the Equity Holders, in the event that such amount is owed by the Buyer, in each case within five (5) Business Days of filing such income Tax Return or the ultimate determination of the proper amount of such refund. Any amounts that are finally determined to be owed to the Equity Holders pursuant to Section 6.5(d) – (g) that are attributable to an Option shall, as determined by the Sellers’ Representative, be paid to the Company on behalf of the Option Holders and distributed, subject to applicable withholding Taxes, to the Option Holders in the same manner as provided for in Section 2.8(f)(ii)(B).

(e) To the extent (x) any Transaction Deductions are not properly deductible in the Tax year that ends on or includes the Closing Date and are properly deductible in a Tax year beginning after the Closing Date by the Buyer or any of its Affiliates (including the Company, the Company Subsidiaries or any of their successors), or (y) after the application of Section 6.5(d), the Company has a net operating loss carryforward that is attributable to the Transaction Deductions (a “Carryforward”), then Buyer shall pay to the Sellers’ Representative (on behalf of the Equity Holders) an amount equal to the amount by which (i) the amount of Taxes that the Buyer or the Company (or their respective successors) would have been required to pay for a Tax period ending on or prior to December 31, 2017 but for the deduction or the Carryforward of the Transaction Deductions, as applicable, exceeds (ii) the amount of Taxes actually payable by the Buyer or the Company (or their respective successors) with respect to any such Tax period ending on or before December 31, 2017, which amount shall be paid only upon an actual reduction of Taxes paid by the Buyer or its Affiliates, and shall be paid within five (5) days of the filing of the Tax Return reflecting such reduced Tax payment as set forth in Section 6.5(f) below. For the avoidance of doubt, a payment shall only be required where an actual Tax payment is reduced and not when a Tax benefit is created (including, without limitation, creation or increase of any net operating loss). For purposes of calculating item (i) of the previous sentence, a net operating loss carryforward allowed as a deduction shall be deemed to be attributable to Transaction Deductions to the greatest extent possible in the earliest year possible, and the calculation of the amount of Taxes that would have been owed in a Tax year will not take into account any net operating loss carryforwards that are not allowed as deductions in such year (including, for the avoidance of doubt, carryforwards that would have been allowed but for the Transaction Deductions or the Carryforward).

(f) Buyer shall make such payments within five (5) Business Days of filing the applicable Tax Returns for each such Tax year to the extent of the excess for such Tax year.

(g) Other Tax Refunds. In addition to any refunds received pursuant to Section 6.5(d), Section 6.5(e) and/or Section 6.5(f) Buyer shall also pay to the Sellers’ Representative (on behalf of the Equity Holders) any other refunds of Taxes of the Company or the Company Subsidiaries that relate to Pre-Closing Tax Periods, other than any refunds that are attributable to any carryback of net operating losses, capital losses or other Tax attributes (in each case, to the extent not attributable to the Transaction Deductions) attributable to a Tax period or portion thereof beginning after the Closing Date. For the avoidance of doubt, nothing contained herein shall be construed to provide the Equity Holders any benefit arising from any net operating loss for a Pre-Closing Tax Period or a period commencing after the Closing Date other than directly attributable to the Transaction Deductions. At the expense of the Equity Holders, Buyer shall use commercially reasonable efforts to pursue any claims for refund of the Company pending as of the Closing Date. Buyer shall make payment of any such refund described in this Section 6.5(g) to the Sellers’ Representative within five (5) Business Days of receipt of the refund.

(h) Amendment of Tax Returns. Neither Buyer nor any of its Affiliates shall amend, refile, revoke or otherwise modify any Tax Return or Tax election of the Company or the Company Subsidiaries with respect to a Pre-Closing Tax Period without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld or delayed.

(i) Closing Date Course of Business. For the portion of the Closing Date after the time of Closing, other than transactions expressly contemplated hereby, Buyer shall cause the Company and the Company Subsidiaries to carry on business only in the Ordinary Course.

(j) No Section 338 Election. Buyer shall not cause or permit an election under Section 338 of the Code to be made with respect to the transactions contemplated by this Agreement.

(k) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Stockholders will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(l) Preservation of Records. Except as otherwise provided in this Agreement, Buyer agrees that it shall, and it shall cause the Company and the Company Subsidiaries to, (i) preserve and keep the records (including all Tax and accounting records) of the Company and the Company Subsidiaries for a period of seven (7) years from the Closing, or for any longer periods as may be required by any Governmental Entity or ongoing litigation, and (ii) make such records available to the Stockholders or the Sellers’ Representative as may be reasonably required by the Stockholders or the Sellers’ Representative. If Buyer or the Company wishes to destroy such records after the time specified above, Buyer shall first give sixty (60) days’ prior written notice to the Stockholders and the Sellers’ Representative and the Stockholders and the Sellers’ Representative shall have the right at their respective option and expense, upon prior written notice given to Buyer within that sixty (60)-day period, to take possession of the records within ninety (90) days after the date of such Stockholder’s or Sellers’ Representative’s notice to Buyer.

Section 6.6 Directors’ and Officers’ Indemnification.

(a) Buyer agrees that (i) the governing documents of the Company and the Company Subsidiaries immediately after the Closing shall contain provisions with respect to indemnification, exculpation from liability and advancement of expenses that are at least as favorable to the beneficiaries of such provisions as those provisions that are set forth in the governing documents of the Company and the Company Subsidiaries, respectively, on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Closing in any manner that would adversely affect the rights thereunder of Persons who at or prior to the Closing were directors, officers, managers, employees or agents of the Company or any of the Company Subsidiaries, unless such modification is required by Law and (ii) all rights to indemnification as provided in any indemnification agreements with any current or former directors, officers, managers, employees and agents of the Company or any of the Company Subsidiaries as in effect as of the date hereof with respect to matters occurring at or prior to the Closing shall survive the Closing.

(b) Buyer will pay at the Closing (pursuant to Section 2.4(vi)) an amount sufficient to enable the Company to purchase “tail” coverage through its current insurance broker for (i) D&O insurance for a period of (6) years following the Closing Date, and (ii) Miscellaneous Professional Liability insurance (including employment practice liability insurance) for a period of (3) years following the Closing Date, in each case for the benefit of the directors, officers, managers, employees and agents of the Company and the Company Subsidiaries and with terms and conditions substantially similar to the insurance coverage as of the date hereof; provided, that Buyer shall not be obligated to pay more than $150,000 of the cost of such insurance. The amount payable by Buyer under this Section 6.6(b) shall be referred to as the “Tail Premium.”

(c) In the event Buyer or the Company or any of their respective Subsidiaries, successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, Buyer shall ensure that proper provisions shall be made so that the successors and assigns of Buyer, the Company or their respective subsidiaries (as applicable) assume the obligations set forth in this Section 6.6.

(d) This Section 6.6, which shall survive the Closing and shall continue for the periods specified herein, is intended to benefit any Person or entity (and their respective heirs, successors and assigns) referenced in this Section 6.6 or indemnified hereunder, each of whom may enforce the provisions of this Section 6.6 (whether or not parties to this Agreement).

Section 6.7 Termination of Agreements. The Company shall take all actions necessary to terminate the Management Agreement and the Shareholders Agreement at or prior to the Closing in a manner such that the Company does not have any liability or obligation following the Closing pursuant to such agreements, subject to the survival of the indemnification provisions set forth therein.

Section 6.8 Employees; Employee Benefits. For purposes of this Section 6.8, unless otherwise required pursuant to applicable law, the term “employee” and “Continued Employee” shall not include any individuals retained or employed by the Company or any Company Subsidiary to provide transportation (but including employee drivers of SD Logistics, LLC, clerical or other services and who are (i) independent contractors, (ii) compensated on an hourly basis or (iii) retained or employed on a part-time basis.

(a) On and after the Closing Date, to the extent permitted by applicable law, (i) Buyer will cause the benefit plans applicable to the Continued Employees to recognize all previous service with the Company or its Subsidiaries for the purpose of determining eligibility for and entitlement to succeeding benefits, including vesting (provided that service with the Company or its Subsidiaries shall not be counted for purposes of benefit accrual under any pension plan of Buyer), and (ii) Buyer shall cause its group health plan to recognize any costs or expenses incurred by the Continued Employees (and their dependents and beneficiaries) prior to the Closing Date for purposes of satisfying any deductible, co-payment, coinsurance, maximum out-of-pocket payments and like provisions under Buyer’s group health plan and to waive any preexisting condition limitations for the Continued Employees (and their dependents and beneficiaries).

(b) Buyer shall cause the Company to be solely responsible for compliance with the requirements of Section 4980B of the Code and part 6 of subtitle B of Title I of ERISA (“COBRA”), including, without limitation, the provisions of continuation coverage with respect to all Continued Employees, and their spouses and dependents, for whom a qualifying event occurs on or after the Closing Date. For purposes of this Section 6.8(b), the terms “continuation coverage’ and “qualifying event” shall have the meanings ascribed to them in COBRA.

Section 6.9 Funds for Purchase Price.

(a) Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to (i) maintain in effect the Commitment Letter, (ii) negotiate definitive agreements with respect thereto on terms and conditions contemplated by the Commitment Letter and execute and deliver to the Company a copy thereof concurrently with such execution, (iii) satisfy on a timely basis all conditions applicable to Buyer in the Commitment Letter and the definitive agreements for the Financing and comply with its obligations thereunder, (iv) consummate the Financing contemplated by the Commitment Letter at or prior to the Closing, including using its reasonable best efforts to satisfy the conditions to funding of the Financing and to instruct the lender and the other persons providing such Financing to provide such Financing upon satisfaction of such conditions, and (v) enforce its rights under the Commitment Letter in the event of a breach by the financing sources that impedes or delays the Closing, including seeking specific performance of the parties thereunder. If all conditions to the lenders’ obligations under the Commitment Letter have been satisfied or, upon funding will be satisfied, Buyer shall use its reasonable best efforts to cause the lenders and the other Persons providing such Financing to fund on the Closing Date, the Financing required to consummate the transactions contemplated by this Agreement (including by taking enforcement action, including seeking specific performance, to cause such lenders and the other Persons providing such Financing to fund such Financing). Buyer shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter and/or substitute other financing for all or any portion of the Financing from the same and/or alternative financing sources; provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter that amends the Financing and/or substitution of all or any portion of the Financing shall not (A) expand upon the conditions precedent or contingencies to the Financing as set forth in the Commitment Letter or (B) prevent or impede or delay the Closing. Buyer shall refrain from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Commitment Letter or in any definitive agreement related to the Financing. Buyer shall keep the Company informed on a current basis of the status of its efforts to arrange the Financing, including Buyer’s attempts to substitute other debt or equity financing for all or any part of the Financing contemplated by the Commitment Letter.

(b) If any portion of the Financing becomes unavailable or Buyer becomes aware of any event or circumstance that makes any portion of the Financing unavailable, in each case, on the terms and conditions contemplated in the Commitment Letter, Buyer shall promptly notify the Company and Buyer shall use its reasonable best efforts to arrange and obtain alternative financing from alternative financial institutions in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event. Buyer shall deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Buyer with any portion of the Financing concurrently with the execution thereof.

(c) Buyer shall give the Company prompt written notice (i) of any material breach by any party to the Commitment Letter or of any condition which will not be satisfied, in each case, of which Buyer becomes aware or any termination of the Commitment Letter, (ii) of the receipt of any written notice or other written communication from any Financing source with respect to any (A) actual or potential breach, default, termination or repudiation by any party to any of the Commitment Letter or definitive agreements related to the Financing of any provisions of the Commitment Letter or definitive agreements related to the Financing or (B) material dispute or disagreement between or among any parties to any of the Commitment Letter or definitive agreements related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing, and (iii) if at any time for any reason Buyer believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Commitment Letter or definitive agreements related to the Financing.

(d) If a Commitment Letter is amended, replaced, supplemented or otherwise modified, including as a result of obtaining alternative financing in accordance with Section 6.9(b), or if Buyer substitutes other debt or equity financing for all or a portion of the Financing, Buyer shall comply with its covenants in Section 6.9(a), Section 6.9(b) and Section 6.9(c) with respect to the Commitment Letter as so amended, replaced, supplemented or otherwise modified and with respect to such other financing to the same extent that Buyer would have been obligated to comply with respect to the Financing.

(e) Prior to the Closing and at Buyer’s sole expense, the Company and the Stockholders will provide commercially reasonable cooperation in connection with the arrangement of the Financing contemplated by the Commitment Letter or Buyer’s other financing efforts including using commercially reasonable efforts in respect of the following: (i) to cause the Company’s senior officers and other representatives to participate in meetings, presentations, road shows and due diligence sessions; (ii) to assist with the preparation of appropriate and customary materials for rating agency presentations, bank information memoranda and similar documents reasonably required in connection with the Financing or Buyer’s other financing efforts; (iii) to assist with the preparation and delivery of any pledge and security documents, any loan agreement, currency or interest hedging agreement, other definitive financing documents or other certificates, legal opinions or documents as may be reasonably requested by Buyer; (iv) to facilitate the pledging of collateral, including a customary field exam, collateral analysis, and perfection procedures; (v) to furnish on a confidential basis to Buyer and their financing source, as promptly as practicable, financial and other pertinent information regarding the Company and the Company Subsidiaries as may be reasonably requested by Buyer, including financial data required by the documents used in connection with the Financing or Buyer’s other financing efforts; and (vi) to authorize the Company’s independent accountants to cooperate with and assist Buyer in preparing customary and appropriate information packages as the parties participating in the Financing or Buyer’s other financing efforts may reasonably request for use in connection with the syndication of debt securities, loan participations and other matters for purposes of the Financing or Buyer’s other financing efforts; provided that nothing in this Agreement shall require such cooperation to the extent if would, in the Company’s reasonable judgment, interfere unreasonably with the business or operations of the Company. Notwithstanding the foregoing, Buyer acknowledges and agrees that neither the Company, any Company Subsidiary or any of their respective Affiliates or representatives shall have any responsibility for, or incur any liability to, any Person under, or in connection with the transactions contemplated by, the Financing or Buyer’s other financing efforts. Buyer will reimburse the Company and the Stockholders for all expenses incurred by them in connection with the Buyer’s Financing or Buyer’s other financing efforts or replacement therefor (including any equity financing).

(f) Buyer acknowledges and agrees that the obtaining of the Financing is not a condition to the Closing.

(g) Buyer acknowledges and agrees that any amount of Net Cash Proceeds (as defined in the Commitment Letter) that reduces the amount of the commitments under the Facilities set forth in the Commitment Letter shall be held by Buyer and used solely to effect the Closing.

Section 6.10 SD Logistics Call Option. Prior to or at the Closing, the Company shall take all actions necessary to cause the call option in the Call Option Agreement to be exercised such that SD Logistics, LLC shall be a Company Subsidiary.

Section 6.11 Resignations. The Company shall cause to be delivered to Buyer on the Closing Date such resignations of members of the Board of Directors (or similar governing body) and officers of the Company and each Company Subsidiary as set forth on Exhibit 6.11 attached hereto, such resignations to be effective concurrently with the Closing.

Section 6.12 Termination of Affiliate Obligations. On or before the Closing Date, except as set forth on Schedule 6.12 and liabilities relating to Company Plans, employment relationships and the payment of compensation and benefits in the Ordinary Course, (i) any and all Indebtedness between the Company on the one hand, and one or more of its Affiliates (but not including the Company or the Company Subsidiaries), on the other hand, and (ii) any and all contracts, agreements and instruments (other than this Agreement and any ancillary agreement contemplated herein) between the Company or any Company Subsidiary on the one hand, and one or more of its Shareholders and Affiliates (but not including the Company or the Company Subsidiaries) on the other hand, shall be released and terminated in full, without any liability for the Company or any Company Subsidiary thereof following the Closing.

Section 6.13 Exclusivity. Until the earlier of the Closing and such time as this Agreement is terminated in accordance with Article IX, except for the transactions contemplated by this Agreement, the Stockholders, the Company, the Company Subsidiaries, and their respective Affiliates and representatives will not, directly or indirectly, initiate, solicit, encourage, respond to, take any action to facilitate, or enter into any negotiation, discussion, contract, agreement, instrument, arrangement or understanding with any party, with respect to the sale of the Common Stock or other company securities or all or substantially all the assets of the Company and/or the Company Subsidiaries, or any merger, recapitalization or similar transaction with respect to the Company and the Company Subsidiaries or their business (a “Business Combination”). The Stockholders and the Company shall promptly notify Buyer of any overture, communication or proposal any of them, any of the Company Subsidiaries, or any of their respective Affiliates or representatives receives from a third party to participate in or explore a Business Combination with any third party. The Stockholders and the Company represent that none of the Stockholders, the Company, the Company Subsidiaries, nor their respective Affiliates and representatives, is a party to or bound by any agreement with respect to any Business Combination other than this Agreement.

Section 6.14 Non-Solicitation and Non-Hiring Agreements. During the period commencing on the Closing Date and ending two years after the Closing Date, none of the Stockholders shall, directly or indirectly: (a) solicit or hire or assist any other person or entity in soliciting, hiring or engaging any management employee (director level or above) who was employed by the Company or any Company Subsidiary immediately prior to the Closing Date or any employee, contractor or agent of the Buyer or any of Buyer’s subsidiaries following the Closing Date (collectively, “XPO Restricted Persons”) to perform services for any entity, or (b) solicit, hire or engage on behalf of itself or any other person who was an XPO Restricted Person at any time during the three-month period immediately preceding such hiring or engagement; provided, however, the foregoing provisions will not prohibit (i) any public advertisement or posting or other form of general solicitations of employment not specifically directed at such XPO Restricted Person, (ii) any solicitation by a professional search or recruiting firm that has not been directed to solicit such XPO Restricted Person or (iii) employing any such XPO Restricted Person (other than a Person who either was previously or is an officer of the Company at such time) who initiates contact solely in response to any solicitation described in the foregoing clause (ii). Notwithstanding the foregoing, this Section 6.14 shall not survive the termination of this Agreement pursuant to Sections 9.1(a), (c), (d) or (e).

Section 6.15 Termination of 401K Plans. Unless Buyer requests otherwise in writing, the Company and its Subsidiaries shall, effective as of immediately prior to Closing, have terminated the Company’s and its Subsidiaries’ Company Benefit Plans that are Qualified Plans and that are not subject to Title IV of ERISA (collectively, the “401(k) Plans”). Prior to Closing, the Company and its Subsidiaries shall provide to Buyer executed resolutions of the Board of Directors of the Company and/or its Subsidiaries, as applicable, properly authorizing, and copies of any other documents effectuating, such termination.

Section 6.16 Select Services Matters. The Company shall accrue as a liability on the Closing Date Financial Certificate an amount equal to the Select Services Shortage (less any Select Recovered Amount recovered by the Company prior to the Closing). After Closing, the Buyer and the Company shall (a) use their commercially reasonable efforts to obtain recovery of the Select Services Shortage from Select Services or pursuant to available insurance policies, and (b) pay, within five (5) Business Days of receipt of any amounts recovered in respect of the Select Services Shortage (the “Select Recovered Amount”), to (i) the Sellers’ Representative (on behalf of the Stockholders and the Warrant Holder) an amount equal to such Stockholders’ and Warrant Holder’s Pro Rata

Percentage of the Select Recovered Amount in immediately available funds and (ii) the Company (on behalf of the Option Holders) an amount equal to such Option Holders’ Pro Rata Percentage of the Select Recovered Amount in immediately available funds, which the Company shall promptly distribute to the Option Holders in accordance with their respective Pro Rata Percentages and subject to Section 2.8(h).

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 7.1 Conditions to Each Party’s Obligations. The respective obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by such Party) on or prior to the Closing of the following conditions:

(a) Litigation or Injunction. There shall be no governmental or third party claim, action or proceeding or governmental investigation, in each case, pending or threatened in writing, or effective injunction, writ, preliminary restraining order or any order of any nature, by or before any Governmental Entity, in each case, against Buyer or against the Company, any Company Subsidiary or any Stockholder, that is reasonably likely to be successful in restraining or preventing the consummation of the transactions contemplated hereby; and

(b) HSR Act. The applicable waiting periods under the HSR Act shall have expired or been terminated.

(c) Material Adverse Effect. There shall not have occurred since the date hereof any Material Adverse Effect.

(d) Bankruptcy Court Order. The United States Bankruptcy Court for the Southern District of New York shall have entered a final order, no longer subject to appeal, authorizing the approval by Arcapita Bank B.S.C. of Logistics Holding’s entering into this Agreement and consummating the transactions contemplated hereby.

Section 7.2 Conditions to Obligations of the Equity Holders. The obligations of the Equity Holders to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by the Sellers’ Representative, on behalf of the Equity Holders) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer contained herein shall be true and correct in all material respects as of the date hereof and as of the Closing (other than representations and warranties that speak as of a specific date prior to the Closing Date which only need be true and correct in all material respects as of such specified date);

(b) Performance of Obligations. Buyer shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof; and

(c) Buyer Officer’s Certificate. An authorized officer of Buyer shall have executed and delivered to the Company a certificate (the “Buyer Closing Certificate”) as to compliance with the conditions set forth in Section 7.2(a) and Section 7.2(b) hereof.

Section 7.3 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by it) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Article III and the representations and warranties of the Stockholders contained in Article IV shall be true and correct as of the date hereof and as of the Closing Date (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such specific date); provided, however, that this condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, result in a Material Adverse Effect, ignoring for the purposes of this Section 7.3(a) (i) any qualifications by Material Adverse Effect or “materiality” contained in such representations or warranties and (ii) the effect of any Supplement;

(b) Performance of Obligations. The Company and the Stockholders shall have performed in all material respects their respective obligations under this Agreement required to be performed by them at or prior to the Closing pursuant to the terms hereof; provided, however, that this condition shall be deemed satisfied with respect to the performance of the Company’s and Stockholders’ obligations pursuant to clause (ii) of Section 6.1 hereof unless the failure to comply with such obligations, in the aggregate, results in a Material Adverse Effect;

(c) Company Officer’s Certificate. An authorized officer of the Company shall have executed and delivered to Buyer a certificate (the “Company Closing Certificate”) as to the Company’s compliance with the conditions set forth in Section 7.3(a) and Section 7.3(b);

(d) Sellers’ Certificate. The Sellers’ Representative shall have executed and delivered to Buyer a certificate (the “Sellers’ Closing Certificate”) as to the Stockholders’ compliance with the conditions set forth in Section 7.3(a) and Section 7.3(b) hereof;

(e) Indebtedness: Release of Liens. The Company shall have delivered to Buyer payoff letters (“Payoff Letters”) from each lender to the Indebtedness of the Company and the Company Subsidiaries evidencing the aggregate amount of such Indebtedness outstanding as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such Indebtedness on the Closing Date) and an agreement that, if such aggregate amount so identified is paid to such lender on the Closing Date, such Indebtedness shall be repaid in full and that all Liens affecting any real or personal property of the Company or the Company Subsidiaries will be released; and

(f) Misclassification Claims. The Company shall not have settled any of the Indemnified Misclassification Claims without Buyer’s prior written consent.

Section 7.4 Frustration of Closing Conditions. None of the Company, Buyer or the Stockholders may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE VIII

CLOSING

Section 8.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall occur as promptly as possible, and in any event no later than three (3) Business Days following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VII (other than those conditions that by their nature are to be fulfilled at Closing, but subject to the satisfaction or waiver of such conditions), but in any event, not prior to the expiration of the Financing Period, or on such other date as the Sellers’ Representative and Buyer may agree in writing. The date of the Closing shall be referred to herein as the “Closing Date.” The Closing shall take place at the offices of King & Spalding LLP located at 1180 Peachtree Street, N.E., Atlanta, Georgia 30309, at 10:00 a.m. Atlanta, Georgia time, or at such other place or at such other time as the Sellers’ Representative and Buyer may agree in writing.

Section 8.2 Deliveries by the Equity Holders. At the Closing, the Stockholders or the Sellers’ Representative will deliver or cause to be delivered to Buyer (unless delivered previously) the following:

(a) stock powers or other appropriate instruments of assignment and transfer duly executed by the Stockholders, evidencing the transfer of the Company Shares to Buyer;

(b) the Sellers’ Closing Certificate;

(c) the Company Closing Certificate;

(d) resignations of the members of the boards of directors of each of the Company and the Company Subsidiaries;

(e) the Escrow Agreement executed by the Sellers’ Representative; and

(f) a properly executed affidavit, in form and substance acceptable to Buyer, pursuant to Section 897 of the Code certifying that the Company is not a real property holding corporation during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 8.3 Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to the Sellers’ Representative the following:

(a) the portion of the Purchase Price to be paid at the Closing pursuant to Section 2.6, paid and delivered in accordance with such Section;

(b) the Escrow Agreement executed by Buyer; and

(c) the Buyer Closing Certificate.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time at or prior to the Closing (the “Termination Date”):

(a) in writing, by mutual consent of Buyer and the Sellers’ Representative (on behalf of the Equity Holders);

(b) by Buyer (provided that Buyer is not then in material breach of any of its representations, warranties or obligations under this Agreement) if (i) there has been a breach of any representation, warranty, covenant or other agreement made by the Company or the Stockholders in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (x) would reasonably be expected to result in Section 7.3(a) or Section 7.3(b) not being satisfied as of the Closing Date (a “Terminating Company Breach”) and (y) shall not have been cured within fifteen (15) days after written notice from Buyer of such Terminating Company Breach is received by the Company and the Sellers’ Representative (on behalf of the Stockholders) (such notice to describe such Terminating Company Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; or (ii) any condition in Section 7.1 or Section 7.3 (other than the conditions in Sections 7.3(a) and 7.3(b), which are subject to subsection (i) hereof) shall have become incapable of satisfaction;

(c) by the Sellers’ Representative (provided that neither the Company nor any Stockholder is then in material breach of any of its representations, warranties or obligations under this Agreement) if (i) there has been a breach of any representation, warranty, covenant or other agreement made by Buyer in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (x) would reasonably be expected to result in Section 7.2(a) or Section 7.2(b) not being satisfied as of the Closing Date (a “Terminating Buyer Breach”) and (y) shall not have been cured within fifteen (15) days after written notice from the Sellers’ Representative of such Terminating Buyer Breach is received by Buyer (such notice to describe such Terminating Buyer Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; or (ii) any condition in Section 7.1 or Section 7.2 (other than the conditions in Sections 7.2(a) or 7.2(b), which are subject to subsection (i) hereof) shall have become incapable of satisfaction;

(d) by written notice by Buyer or the Sellers’ Representative (on behalf of the Stockholders and the Company) if the Closing has not occurred on or prior to October 2, 2013 (the “Outside Date”) for any reason other than delay and/or nonperformance of the Party seeking such termination, in which case the non-terminating Party shall be deemed to be in breach of this Agreement; or

(e) by the Sellers’ Representative if (i) all of the conditions set forth in Sections 7.1 and 7.3 have been satisfied or waived (other than those conditions (x) that by their terms are to be satisfied at the Closing, and (y) for which the failure to be satisfied is caused by a breach of Buyer of its obligations under this Agreement) and (ii) Buyer fails to consummate or complete the Closing by the date on which the Closing should have occurred pursuant to Section 8.1; provided, however, that any termination of this Agreement under Section 9.1(d) shall be deemed to be a termination under this Section 9.1(e) if the Sellers’ Representative was entitled to terminate this Agreement under this Section 9.1(e) at the time of such termination.

Section 9.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 9.1, written notice thereof shall forthwith be given by the Party so terminating to the other Parties, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any Party. If this Agreement is terminated pursuant to Section 9.1:

(a) each Party shall redeliver all documents, work papers and other materials of the other Party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same or, upon prior written notice to such Party, shall destroy all such documents, work papers and other materials and deliver notice to the Party seeking destruction of such documents that such destruction has been completed, and all confidential information received by any Party with respect to the other Parties shall be treated in accordance with the Confidentiality Agreement;

(b) all filings, applications and other submissions made pursuant hereto shall, at the option of the Company, and to the extent practicable, be withdrawn from the agency or other Person to which made;

(c) if the Agreement is terminated pursuant to Section 9.1(b), Section 9.1(c), or Section 9.1(d), then, if applicable, the breaching Party shall be liable to the non-breaching Party, and (ii) the obligations provided for in this Section 9.2, Section 6.3 (Public Announcements), Section 10.5(r) (Liability Limits), Section 11.1 (Fees and Expenses), Section 11.2 (Notices), Section 11.3 (Severability), Section 11.7 (Consent to Jurisdiction, Etc.) and Section 11.9 (Governing Law) hereof and in the Confidentiality Agreement shall survive any such termination; and

(d) Notwithstanding the foregoing, until a Closing occurs (and including if this Agreement is terminated for any reason) (i) to the extent that any Stockholder has any liability or obligation to Buyer, Buyer’s sole recourse with respect to any such liability shall be to such Stockholder, (ii) to the extent that the Company has any liability or obligation to Buyer, Buyer’s sole recourse with respect to any such liability shall be to the Company, and (iii) no recourse hereunder or under any documents or instruments delivered in connection herewith may be made against any officer, agent or employee of any Stockholder or the Company, or any direct or indirect holder of any equity interests or securities of any Stockholder or the Company, any Affiliate of any Stockholder or the Company, or any direct or indirect director, officer, employee, partner, affiliate, member, controlling person or representative of any of the foregoing. From and after the Closing, the liabilities and obligations of the Stockholders to Buyer shall be in accordance with Article X hereof. Notwithstanding any of the foregoing, nothing contained in this Agreement shall relieve any Party from liability for any willful and intentional breach of this Agreement.

Section 9.3 Termination Fee.

(a) In the event that this Agreement is terminated or deemed terminated pursuant to Section 9.1(e), then Buyer shall promptly, but in no event later than two (2) Business Days after the Termination Date, pay or cause to be paid to the Company or its designees an amount equal to $18,000,000 (the “Termination Fee”) by wire transfer of immediately available funds (it being understood that Buyer shall not be required to pay the Termination Fee on more than one occasion). Solely for purposes of establishing the basis for the amount thereof, the Parties agree that the Termination Fee is a liquidated damage and not a penalty and the payment of the Termination Fee in the circumstances specified herein is supported by due and sufficient consideration.

(b) In the event that this Agreement is terminated or deemed terminated pursuant to Section 9.1(e), the Company’s receipt of the Termination Fee shall be the sole and exclusive remedy of the Company or the Equity Holders against Buyer for any loss suffered as a result of Buyer’s failure to consummate the Closing and no other amount shall be due and payable by Buyer as a result thereof except as provided herein.

(c) The Parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreement the Parties would not enter into this Agreement. Accordingly, if Buyer fails to promptly pay the Termination Fee pursuant to Section 9.3(a) and, in order to obtain such payment, the Company or the Equity Holders commence litigation that results in a judgment against Buyer for the Termination Fee or any portion thereof, Buyer shall reimburse the Company and the Equity Holders for all of their out-of-pocket costs and expenses (including attorney’s fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate in effect on the date such payment was required to be made (as reported in the Wall Street Journal) for the period from such required payment date through the date of actual payment.

ARTICLE X

INDEMNIFICATION

Section 10.1 Indemnification Obligations of the Equity Holders.

(a) Subject to the provisions of this Article X, from and after the Closing, the Equity Holders shall severally, and not jointly, in accordance with their respective Pro Rata Percentages, indemnify and hold harmless each of the Buyer Indemnified Parties from, against and in respect of any and all Losses arising out of:

(i) any breach of any representation or warranty made by the Company in Article III;

(ii) any breach of any covenant, agreement or undertaking made by the Company (that is required to be performed prior to the Closing) or the Stockholders in this Agreement;

(iii) all Taxes of the Company or the Subsidiaries for Pre-Closing Tax Periods and any excess refunds paid to Equity Holders attributable to any Pre-Closing Tax Period;

(iv) (1) the matters set forth on Schedule 3.11 to the extent such matters are Misclassification Claims and any other Misclassification Claims that would be required to be listed on Schedule 3.11 to avoid a breach of such representation as of the Closing Date (“Known Misclassification Claims”), and (2) the Company’s relationships, prior to the Closing Date, with its independent contractors, including but not limited to Misclassification Claims related to pre-Closing periods (those matters referred to in this subsection (2), “Unknown Misclassification Claims”, and together with Known Misclassification Claims, the “Indemnified Misclassification Claims”), provided that the Losses for the Indemnified Misclassification Claims shall be calculated as set forth on Schedule 10.1(a)(iv);

(v) fraud by the Stockholder or the Company;

(vi) any Indebtedness of the Company or any Company Subsidiary which was not otherwise included in the calculation of the Purchase Price in Section 2.4; and

(vii) any failure of the 3PD, Inc. 401(k) Plan or the Home Delivery Group, LLC 401K Employees Savings Plan to comply with the minimum participation or non-discrimination requirements (including ADP and ACP testing) of Section 401(a), 401(k) or 401(m) of the Code due to failure to properly consider all the entities that are part of the applicable “controlled group” (as defined in the Code), with respect to any plan year ending on or before the Closing Date (the “Plan Failure”); Losses for the Plan Failure shall include reasonable costs and expenses, including professional fees and contributions of funds to the plan(s) incurred in rectifying such Plan Failure pursuant to generally accepted principles, including those set forth in IRS Rev. Proc. 2013-12 (the Plan Indemnity”); the Plan Indemnity shall be the sole remedy available to the Buyer Indemnified Parties with respect to the Plan Failure; notwithstanding anything in this Agreement to the contrary, the Plan Indemnity shall not be contingent on the occurrence of any claim, audit or investigation by any Person and shall not require any condition precedent other than the presence of the Plan Failure.

(b) Subject to the provisions of this Article X, from and after the Closing, each Stockholder shall, severally and not jointly, indemnify and hold harmless each of the Buyer Indemnified Parties from, against and in respect of any and all Losses arising out of:

(i) any breach of any representation or warranty made by such Stockholder in Article IV;

(ii) any breach of any covenant, agreement or undertaking made by such Stockholder in this Agreement that is required to be performed after the Closing; and

(iii) fraud by such Stockholder.

The Losses of the Buyer Indemnified Parties described in this Section 10.1 as to which the Buyer Indemnified Parties are entitled to indemnification are collectively referred to as “Buyer Losses.” For purposes of determining whether a breach of any representation, warranty, covenant or agreement occurred in determining Losses under this Section 10.1, no effect shall be given to any Supplement unless the event or circumstance described in such Supplement was an action of the Company or the Stockholders that was (i) permitted without consent under the terms of this Agreement or (ii) otherwise consented to in writing by Buyer. For purposes of calculating Losses under this Section 10.1 (but not for purposes of determining whether a breach of any representation, warranty, covenant or agreement occurred), all representations, warranties, covenants and agreements which contain qualifying language such as material, Material Adverse Effect and like terms shall be read without the inclusion of such qualifying language.

Section 10.2 Indemnification Obligations of Buyer. Buyer shall indemnify and hold harmless each of the Seller Indemnified Parties from, against and in respect of any and all Losses arising out of:

(a) any breach of any representation or warranty made by Buyer in Article V; and

(b) any breach of any covenant, agreement or undertaking made by Buyer in this Agreement.

The Losses of the Seller Indemnified Parties described in this Section 10.2 as to which the Seller Indemnified Parties are entitled to indemnification are collectively referred to as “Seller Losses.”

Section 10.3 Indemnification Procedure.

(a) The Buyer shall have the right to control and defend, with counsel of its choosing reasonably acceptable to the Sellers’ Representative, all claims, actions, suits, proceedings, arbitrations, mediations, audits, investigations or reviews that relate to Indemnified Misclassification Claims.

(b) Promptly after receipt by an Indemnified Party of notice from a third party of a threatened or filed complaint or the threatened or actual commencement of any audit, investigation, action or proceeding other than a Misclassification Claim (a “Third Party Claim”) with respect to which such Indemnified Party may be entitled to indemnification hereunder, such Indemnified Party shall provide prompt written notice to Buyer or the Equity Holders, whichever is the appropriate indemnifying Party hereunder (the “Indemnifying Party”); provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in (i) the forfeiture by the Indemnifying Party of material rights and defenses otherwise available to the Indemnifying Party with respect to such claim or (ii) material prejudice to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within thirty (30) days thereafter, to assume the defense of such Third Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party (and Buyer hereby acknowledges that King & Spalding LLP shall be satisfactory to the Indemnified Party if Buyer is the Indemnified Party) and the payment of the fees and disbursements of such counsel. If the Indemnifying Party declines or fails to assume the defense of such Third Party Claim within such thirty (30) day period, however, the Indemnified Party may employ counsel to represent or defend it in any such Third Party Claim and, if the Indemnifying Party agrees that such Third Party Claim is a matter with respect to which the Indemnified Party is entitled to receive payment from the Indemnifying Party for the Loss in question, the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single Third Party Claim. In any Third Party Claim or Misclassification Claim with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(c) Subject to the provisions contained in Schedule 10.1(a)(iv), no Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder, including, but not limited to, with respect to Indemnified Misclassification Claims, without the prior written consent of the Indemnifying Party which shall not be unreasonably withheld, conditioned or delayed (it being acknowledged that any settlement which is generally consistent with amounts of prior settlements of Misclassification Claims by the Company or any Company Subsidiary shall be deemed reasonable).

(d) If an Indemnified Party claims a right to payment pursuant to this Agreement not involving a Third Party Claim or a Misclassification Claim, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify in reasonable detail the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation or otherwise) and, within five (5) Business Days of the final determination of the merits and amount of such claim, (i) if the Indemnifying Party is an Equity Holder(s), such Equity Holder(s) shall, subject to Sections 10.5 and 10.6 or, as applicable, the Sellers’ Representative (on behalf of the Equity Holders) shall cause the Escrow Agent to, pay to Buyer in immediately available funds an amount equal to such claim as determined hereunder, and (ii) if the Indemnifying Party is the Buyer, the Buyer shall pay to (A) the Sellers’ Representative (on behalf of the Stockholders and the Warrant Holder) an amount equal to such Stockholders’ and Warrant Holder’s Pro Rata Percentage of such claim as determined hereunder in immediately available funds and (B) the Company (on behalf of the Option Holders) an amount equal to such Option Holders’ Pro Rata Percentage of such claim as determined hereunder in immediately available funds, which the Company shall promptly distribute to the Option Holders in accordance with their respective Pro Rata Percentages and subject to Section 2.8(h).

Section 10.4 Claims Period. The Claims Period hereunder shall begin on the Closing Date and terminate as follows:

(a) with respect to Buyer Losses arising under (i) Section 10.1(a)(i) with respect to any breach or inaccuracy of Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.3 (Capitalization), Section 3.4 (Company Subsidiaries), Section 3.13 (Tax Returns; Taxes) or Section 3.18 (Certain Fees) (the “Company Fundamental Representations”), and (ii) Section 10.1(b)(i) with respect to any breach or inaccuracy of any representation or warranty in Section 4.1 (Authorization), Section 4.2 (Ownership), or Section 4.4 (Certain Fees) (collectively, the “Stockholder Fundamental Representations”), the Claims Period shall terminate on the date that is thirty-six (36) months following the Closing Date;

(b) with respect to Buyer Losses arising under Section 10.1(a)(i), Section 10.1(a)(iv)(2), or Section 10.1(b)(i), other than with respect to any breach or inaccuracy of any of the Company Fundamental Representations or Stockholder Fundamental Representations, the Claims Period shall terminate on the date that is twelve (12) months following the Closing Date;

(c) with respect to Buyer Losses or Seller Losses under Section 10.1(a)(ii), 10.1(b)(ii) or 10.2(b), the Claims Period shall terminate on the date that is twelve (12) months following the Closing Date; provided that with respect to covenants and agreements contained herein requiring performance after the Closing Date, the Claims Period for such covenants and agreements shall be twelve (12) months following the stated end performance date of such covenants and agreements;

(d) with respect to Buyer Losses arising under Section 10.1(a)(iv)(1), the Claims Period shall terminate upon the final resolution of all Known Misclassification Claims;

(e) with respect to Seller Losses arising under Section 10.2(a), the Claims Period shall terminate on the date that is twelve (12) months following the Closing Date; and

(f) with respect to other Buyer Losses, the Claims Period shall be the applicable period of statutes of limitations.

No claim for indemnification can be made after the expiration of the relevant Claims Period; provided, however, if prior to the close of business on the last day of the Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 10.5 Liability Limits. Notwithstanding anything to the contrary set forth in this Agreement, the Equity Holders’ obligation to indemnify, defend and hold the Buyer Indemnified Parties harmless shall be limited as follows:

(a) no amounts of indemnity shall be payable pursuant to Section 10.1 unless and until the Buyer Indemnified Parties shall have suffered Buyer Losses in excess of $2,000,000 (the “Threshold Amount”) in the aggregate, in which case the Buyer Indemnified Parties shall be entitled to recover only Buyer Losses in excess of the Threshold Amount; provided, that amounts of indemnity for Buyer Losses pursuant to (i) Section 10.1(a)(i) with respect the Company Fundamental Representations, (ii) Section 10.1(b)(i) with respect to the Stockholder Fundamental Representations, or (iii) Section 10.1(a)(ii), Section 10.1(a)(iii), Section 10.1(a)(iv), Section 10.1(a)(v), Section 10.1(a)(vi), Section 10.1(a)(vii), Section 10.1(b)(ii) or Section 10.1(b)(iii) in each case, shall not be subject to the Threshold Amount;

(b) subject to the provisos contained in this Section 10.5(b), any indemnification obligation of the Equity Holders pursuant to this Article X shall be satisfied solely from (x) the Holdback Amount, with respect to Section 10.1(a)(iv), and (y) the Escrow Amount with respect to all other Buyer Losses; provided, however, that, subject to Section 10.4, Buyer may seek indemnification for Buyer Losses (i) arising under Section 10.1(b)(i) (with respect to Stockholder Fundamental Representations), Section 10.2(b)(ii) or Section 10.2(b)(iii) directly from the relevant Stockholder, and (ii) with respect to Company Fundamental Representations or arising under Section 10.1(a)(ii), or 10.1(a)(iii), from each Equity Holder, directly based on such Equity Holder’s Pro Rata percentage but not to exceed the amount such Equity Holder received as a result of the transaction (the “Proceeds Cap”);

(c) in no event shall the aggregate amount of the indemnification obligations of the Equity Holders related to Indemnified Misclassification Claims exceed the Holdback Amount;

(d) except for Buyer Losses with respect to Section 10.1(a)(v) or 10.2(b)(iii), in no event shall the aggregate amount of indemnity required to be paid by each Equity Holder pursuant to Section 10.1 exceed the Proceeds Cap;

(e) the liability of each Equity Holder with respect to Buyer Losses arising under Section 10.1(a) shall be several and not joint based on such Equity Holder’s relative Pro Rata Percentage;

(f) no Equity Holder shall have any liability for Buyer Losses arising under Section 10.1(b) except to the extent such Equity Holder has made the representation or warranty in Article IV or made the covenant, agreement or undertaking in this Agreement under which such Buyer Losses arise or committed fraud;

(g) each Equity Holder shall be deemed to have a subaccount of the Escrow Fund in an amount equal to such Equity Holder’s Pro Rata Percentage of the Escrow Amount (each, a “Subaccount”);

(h) notwithstanding anything set forth herein to the contrary, but subject to Section 10.5(b), (i) any indemnification obligation of an Equity Holder under this Agreement shall be satisfied solely from such Equity Holder’s Subaccount of the Escrow Fund; (ii) in the event that, following satisfaction of an indemnification claim for Buyer Losses from a Subaccount of the Escrow Fund, a subsequent claim for indemnification is made pursuant to this Article X, Buyer Losses shall be payable only from the Escrow Fund out of each Equity Holder’s Subaccount based on that Equity Holder’s Pro Rata Percentage of such Buyer Losses and; (iii) if any Equity Holder’s Subaccount is insufficient to satisfy such Equity Holder’s Pro Rata Percentage of Buyer Losses, then such Buyer Losses will remain unsatisfied notwithstanding that other Subaccounts have sufficient funds to satisfy such Buyer Losses and no Buyer Indemnified Party shall be entitled to recover any such shortfalls from the Subaccounts of other Equity Holders;

(i) for purposes of computing the aggregate amount of indemnifiable claims against the Equity Holders, the amount of each claim for Buyer Losses by a Buyer Indemnified Party shall be deemed to be an amount equal to, and any payments by the Equity Holders pursuant to Section 10.1 shall be limited to, the amount of such Buyer Losses that remain after deducting therefrom any third party insurance proceeds and any indemnity, contributions or other similar payment actually recovered from any third party with respect thereto;

(j) the amount of indemnity payable pursuant to Section 10.1 with respect to any Buyer Loss shall be reduced to the extent such Buyer Loss is reflected on the Final Closing Statement;

(k) in any claim for indemnification under this Agreement, the Equity Holders shall not be required to indemnify any Person for punitive, incidental, consequential, special or indirect losses, business interruption loss, loss of future revenue, diminution in value, lost profits or income, or loss of business reputation or other opportunity or damages based on a multiplier of earning or other financial measure (other than any such punitive or other damages awarded as a result of a third party claim);

(l) any Indemnified Party that becomes aware of a Loss for which it seeks indemnification under this Article X shall be required to use commercially reasonable efforts (i) to mitigate such Loss, and (ii) to obtain insurance proceeds or proceeds from other sources of indemnification available to such Party (in each case consistent with sound and standard business practices of such Party); provided, however, nothing shall be deemed to require initiation of any proceedings;

(m) no Party shall have any liability for any Loss which would not have arisen but for any alteration or repeal or enactment of any Law after the Closing Date;

(n) the Equity Holders shall have no liability for any Buyer Loss that would not have arisen but for any change in the accounting policies, practices or procedures adopted by Buyer and/or its Affiliates or for any other act or omission by Buyer and/or its Affiliates after the Closing Date;

(o) in any case where a Buyer Indemnified Party recovers from any third party any amount in respect of a matter with respect to which the Equity Holders have indemnified Buyer pursuant to this Agreement, such Buyer Indemnified Party shall promptly pay over to the Sellers’ Representative (on behalf of the Stockholders and the Warrant Holder) and to the Company (on behalf of the Option Holders, and which the Company shall promptly distribute to the Option Holders in accordance with their respective Pro Rata Percentages and subject to Section 2.8(h)) such Equity Holders’ Pro Rata Percentage of the amount so recovered;

(p) the liability of the Equity Holders for Buyer Losses shall be considered in the aggregate and shall be determined on a cumulative basis so the Buyer Losses incurred under Article X shall be combined with all other Buyer Losses incurred under Article X for purposes of determining limitations on liability, including the maximum liability amounts described above;

(q) any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for U.S. federal income tax purposes; and

(r) notwithstanding anything in this Agreement to the contrary, no past, present or future director, officer, employee, incorporator, affiliate, management, vendor, service provider, agent, attorney or representative of the Company, any Company Subsidiary, the Equity Holders or any of Sellers’ Affiliates shall have any liability for (i) any obligations or liabilities of the Company, any Company Subsidiary, the Equity Holders or any of Sellers’ Affiliates relating to or arising from this Agreement or (ii) any claim against the Company, any Company Subsidiary, the Equity Holders or any of Sellers’ Affiliates based on, in respect of, or by reason of, the transactions contemplated by this Agreement.

Section 10.6 Holdback Amount The Parties acknowledge and agree that the Holdback Amount will not be funded by Buyer at the Closing. Buyer agrees to deliver the Holdback Amount (or the remaining portion thereof) to the Sellers’ Representative for distribution to the Equity Holders pursuant to the terms of this Agreement and as set forth on Schedule 10.1(a)(iv). The Buyer shall not take any action outside the normal course of its business, or fail to take any action in the normal course, for the principal purpose of frustrating the ability of the Equity Holders to be eligible to recover and to recover the Holdback Amount. Except as set forth in this Agreement, the Buyer shall have no right to set-off any other amount to which it is or is potentially owed by the Equity Holders from the Holdback Amount.

Section 10.7 Exclusive Remedies. From and after the Closing, the provisions of this Article X hereof set forth the exclusive rights and remedies of the Parties to seek or obtain damages or any other remedy or relief whatsoever from any party with respect to matters arising under or in connection with this Agreement and the transactions contemplated hereby. Without in any way limiting the provisions of Section 10.5 hereof, the Parties agree that, excluding any claim for injunctive or other equitable relief or claims for fraud against any Person, the indemnification provisions of this Article X are intended to provide the sole and exclusive remedy as to all claims against either the Company and the Equity Holders (it being acknowledged and agreed that, subject to the provisions of Section 10.5(b) and 10.5(c), the Equity Holders shall have no liability under this Agreement apart from their beneficial interests in the Escrow Fund and the Holdback Amount), on the one hand, and the Buyer, on the other hand, may incur arising from or relating to this Agreement and the agreements and documents contemplated hereby and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, this Section 10.7 shall not operate to interfere with or impede the operation of the provisions of Article II providing for the (i) resolution of certain disputes relating to the Purchase Price between the parties and/or by the Accounting Firm (and the limits and procedures in Article X shall be inapplicable with respect thereto), (ii) limit the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief), or (iii) limit remedies prior to the Closing.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Fees and Expenses. Except as otherwise expressly provided herein, (a) Buyer shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the Sellers’ Transaction Expenses shall be paid by the Company.

Section 11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by facsimile or by e-mail, (b) on the next Business Day when sent by overnight courier or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Buyer, to:

XPO Logistics, Inc.

5 Greenwich Office Park

Greenwich, CT 06831

Attention: Gordon Devens, Esq.

Telephone: 203-413-4003

Facsimile: 203-629-7073

E-mail: gordon.devens@xpologistics.com

with a copy (which shall not constitute notice) to:

Akerman Senterfitt

One SE 3rd Avenue, 25th Floor

Miami, FL 33131

Attention: Jonathan L. Awner and Scott A. Wasserman

Telephone: 305-374-5600

Facsimile: 305-374-5095

E-mail: jonathan.awner@akeman.com

            scott.wasserman@akerman.com

If to the Company (prior to the Closing) to:

3PD Holding, Inc.

1851 West Oak Parkway, Suite 100

Marietta, Georgia 30062

Attention: Randall Meyer

Telephone: 678-486-3008

Facsimile: 678-486-3048

E-mail: rmeyer@3pd.com

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309-3521

Attention: Raymond E. Baltz, Jr.

Telephone: (404) 572-4715

Facsimile: (404) 572-5100

E-mail: rbaltz@kslaw.com

If to any Stockholder, to the Sellers’ Representative to:

Logistics Holding Company Limited

c/o Arcapita Inc.

75 Fourteenth Street, 24th Floor

Atlanta, Georgia 30309

Attention: J.W. Ransom James

Telephone: (404) 920-9072

Facsimile: (404) 920-9001

E-mail: rjames@arcapita.com

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309-3521

Attention: Raymond E. Baltz, Jr.

Telephone: (404) 572-4715

Facsimile: (404) 572-5100

E-mail: rbaltz@kslaw.com

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, or (ii) actual delivery thereof to the appropriate address.

Section 11.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 11.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any Party without the prior written consent of the other Parties; provided that the Company and Stockholders agree that the Buyer may assign its rights under this Agreement to a direct or indirect wholly owned subsidiary of Buyer, including a subsidiary formed solely for the purpose of this transaction, and the Company and Stockholders hereby consent to any such assignment; provided, further, that such assignment shall not relieve Buyer of any of its obligations hereunder unless and to the extent satisfied by such assignee.

Section 11.5 No Third Party Beneficiaries. Except as otherwise provided in Section 10.5(k), this Agreement is exclusively for the benefit of the Company and the Stockholders, and their respective successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer, and its respective successors and permitted assigns, with respect to the obligations of the Company and the Stockholders, under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right. Notwithstanding the foregoing, each Party agrees and acknowledges that (x) the Financing Sources are beneficiaries of and may enforce any liability cap or limitation on damages or remedies in this Agreement (if any) and (y) the Financing Sources are express third party beneficiaries of, and may enforce, any provisions in this Section 11.5 and Sections 11.7, 11.12, and 11.18 (as relates to the Financing Sources).

Section 11.6 Section Headings. The Article and Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

Section 11.7 Consent to Jurisdiction, Etc. Each Party hereby irrevocably agrees that any Legal Dispute shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocable waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that they any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 11.7 is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not subject thereto, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 11.7 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. Notwithstanding anything herein to the contrary, the Parties hereto acknowledge and irrevocably agree (i) that any lawsuit, claim, complaint, action, formal investigation or proceeding before or by any Governmental Entity (as used in this Section, an “Action”), whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Financing Commitments, the Financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Action in any other court, (iii) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court, (iv) to waive and hereby waive any right to trial by jury in respect of any such Action, (v) that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and (vi) that any such Action shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

Section 11.8 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto), the Confidentiality Agreement, the Escrow Agreement and the other documents delivered pursuant to this Agreement constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. Each Party acknowledges and agrees that, in entering into this Agreement, such Party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement (including the Schedules and Exhibits attached hereto), the Confidentiality Agreement, the Escrow Agreement and the other documents delivered pursuant to this Agreement.

Section 11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

Section 11.10 Specific Performance. Notwithstanding the foregoing, the Parties acknowledge that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, except in the event of a termination by the Sellers’ Representative pursuant to Section 9.1(e) for which the sole remedy shall be the Termination Fee, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Except in the event of a termination by the Sellers’ Representative pursuant to Section 9.1(e) for which the sole remedy shall be the Termination Fee, Buyer acknowledges that prior to the Closing, the Company and the Stockholders will have the right to specifically enforce the obligations of Buyer to consummate the transactions contemplated hereby on the terms and pursuant to the conditions of this Agreement.

Section 11.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.

Section 11.12 Amendment; Modification. This Agreement may be amended, modified or supplemented at any time only by written agreement of the Parties (it being understood and agreed that the Sellers’ Representative may provide such agreement on behalf of the Stockholders); provided that any amendment of, notification of or supplement to Sections 11.5, 11.7, 11.18 or this Section 11.12 shall require the prior written consent of the Financing Sources.

Section 11.13 Time of Essence. With regard to all dates and time periods set forth in this Agreement, time is of the essence.

Section 11.14 Administrative Expense Account.

(a) The Sellers’ Representative shall hold the Administrative Expense Amount in the Administrative Expense Account as a fund from which the Sellers’ Representative may pay any amounts due by the Equity Holders hereunder, including, any losses, third-party fees, expenses or costs it incurs in performing its duties and obligations under this Agreement by or on behalf of the Equity Holders, including, without limitation, fees and expenses incurred pursuant to the procedures and provisions set forth in Section 2.8, Section 6.6 and Article X and legal and consultant fees, expenses and costs for reviewing, analyzing and defending any claim or process arising under or pursuant to this Agreement (collectively, “Administrative Costs”).

(b) Amounts drawn from the Administrative Expense Account to pay Administrative Costs shall be drawn to reflect each Equity Holder’s liability for such Administrative Costs in accordance with its respective Pro Rata Percentage.

(c) At such time, and from time to time, following the expiration of all Claims Periods and final resolution of all claims made prior to the expiration thereof that the Sellers’ Representative determines in its good faith discretion that the Administrative Expense Amount will not be required for the payment of such fees, expenses or costs, the Sellers’ Representative shall distribute, to the Equity Holders, based on such Person’s Administrative Expense Percentage, their applicable pro rata amounts from the Administrative Expense Account; provided, that, unless a claim is pending which could require payment from the Administrative Expense Account, Sellers’ Representative shall distribute the respective Administrative Expense Percentages to the Equity Holders no later than six (6) years and thirty (30) days from the Closing.

(d) The Sellers’ Representative, or the Company, if requested by the Sellers’ Representative, shall report and withhold any Taxes (from amounts paid by or from the Administrative Expense Account) as it determines may be required by any Law or regulation in effect at the time of any distribution.

Section 11.15 Sellers’ Representative.

(a) Each Equity Holder hereby designates Logistics Holding as the “Sellers’ Representative” to execute any and all instruments or other documents on behalf of such Equity Holder, and to do any and all other acts or things on behalf of such Equity Holder, which the Sellers’ Representative may deem necessary or advisable, or which may be required pursuant to this Agreement, the Escrow Agreement or otherwise, in connection with the consummation of the transactions contemplated hereby or thereby and the performance of all obligations hereunder or thereunder at or following the Closing, including, but not limited to, the exercise of the power to: (i) execute the Escrow Agreement on behalf of each Equity Holder, (ii) act for each Equity Holder with respect to any Purchase Price Adjustment, (iii) give and receive notices and communications to or from Buyer and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by such Equity Holders individually), (iv) authorize the release or delivery to Buyer of all or a portion of the Escrow Amount or Holdback Amount in satisfaction of indemnification claims by Buyer or any other Buyer Indemnified Party pursuant to Article X (including by not objecting to such claims), (v) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand arbitration or litigation of, and comply with orders of arbitrators or courts with respect to, (A) indemnification claims by Buyer or any other Buyer Indemnified Party pursuant to Article X or (B) any dispute between any Buyer Indemnified Party and any such Equity Holder, in each case relating to this Agreement or the Escrow Agreement, and (vi) take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing. The Sellers’ Representative shall have authority and power to act on behalf of each Equity Holder with respect to the disposition, settlement or other handling of all claims under this Agreement and the Escrow Agreement and all rights or obligations arising under this Agreement and the Escrow Agreement. The Equity Holders shall be bound by all actions taken and documents executed by the Sellers’ Representative in connection with this Agreement and the Escrow Agreement, and Buyer and other Buyer Indemnified Parties shall be entitled to rely on any action or decision of the Sellers’ Representative. The Sellers’ Representative shall receive no compensation for its services. Notices or communications to or from the Sellers’ Representative shall constitute notice to or from each Equity Holder.

(b) In performing the functions specified in this Agreement, the Sellers’ Representative shall not be liable to any Equity Holder in the absence of gross negligence or willful misconduct on the part of the Sellers’ Representative. Each Equity Holder shall severally (based on each such Equity Holder’s Pro Rata Percentage), and not jointly, indemnify and hold harmless the Sellers’ Representative from and against any Loss incurred without gross negligence or willful misconduct on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder. If not paid directly to the Sellers’ Representative by the Equity Holders, such Losses may be recovered by the Sellers’ Representative from the Escrow Amount or Holdback Amount otherwise distributable to the Equity Holders (and not distributed or distributable to any Buyer Indemnified Party or subject to a pending indemnification claim of any Buyer Indemnified Party) following the expiration of all Claims Periods and final resolution of all claims made prior to the expiration thereof pursuant to the terms hereof and of the Escrow Agreement, at the time of distribution, and such recovery will be made from the Equity Holders according to their respective Pro Rata Percentage.

Section 11.16 Schedules. Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement in respect of which such disclosure is reasonably apparent. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedules hereto is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 11.17 Conflict Waiver. King & Spalding LLP has represented the Company and the Equity Holders. All Parties recognize the commonality of interest that exists and will continue to exist until Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, Buyer agrees that (a) it shall not, and shall not cause the Company or any Affiliate of the Company to, seek to have King & Spalding LLP disqualified from representing any Equity Holder or such Equity Holders’ Affiliates in connection with any dispute that may arise between such parties and Buyer or the Company in connection with this Agreement or the transactions contemplated by this Agreement, and (b) in connection with any such dispute, the Equity Holders or the Equity Holders’ Affiliates involved in such dispute (and not Buyer or the Company) will have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between the Company and King & Spalding LLP that occurred prior to the Closing.

Section 11.18 Waiver of Claims Against Financing Parties. None of the Financing Sources will have any liability to the Company, the Equity Holders or its and their Affiliates relating to or arising out of this Agreement, the Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Company, the Equity Holders, nor any of its and their Affiliates will have any rights or claims against any of the Financing Parties hereunder or thereunder.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

BUYER:

XPO LOGISTICS, INC.

By:	/s/ J. Thomas Connolly
	Name:	J. Thomas Connolly
	Title:	Senior Vice President, Acquisitions

[Signature pages continue]

[Signature page to Stock Purchase Agreement]

COMPANY:

3PD HOLDING, INC.

By:	/s/ Karl F. Meyer
	Name:	Karl F. Meyer
	Title:	CEO

[Signature pages continue]

[Signature page to Stock Purchase Agreement]

STOCKHOLDERS:

LOGISTICS HOLDING COMPANY LIMITED

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

[Signature pages continue]

[Signature page to Stock Purchase Agreement]

STOCKHOLDERS:

/s/ Karl F. Meyer
Karl Meyer

/s/ Randall E. Meyer
Randall Meyer

/s/ Daron G. Pair
Daron Pair

/s/ James Martell
James Martell

KARL FREDERICK MEYER 2008
IRREVOCABLE TRUST II

By:	Renee L. Meyer, as Trustee of Karl Frederick
Meyer 2008 Irrevocable Trust II

/s/ Renee Meyer

By:	Daron G. Pair, as Special 3PD, Inc. Trustee of
Karl Frederick Meyer 2008 Irrevocable Trust
II

/s/ Daron G. Pair

[Signature page to Stock Purchase Agreement]

List of Disclosure Schedules

Preliminary Working Capital Schedule	Adjustment to Purchase Price
Final Working Capital Schedule	Adjustment to Purchase Price
Schedule 3.3(a)	Capitalization
Schedule 3.3(b)	Capitalization
Schedule 3.4	Company Subsidiaries
Schedule 3.5	Consents and Approvals; No Violations
Schedule 3.6	Financial Statements
Schedule 3.7	No Undisclosed Liabilities
Schedule 3.8	Absence of Certain Changes
Schedule 3.9(a)	Real Estate
Schedule 3.9(b)	Real Estate
Schedule 3.10(a)	Intellectual Property
Schedule 3.10(b)	Intellectual Property
Schedule 3.10(c)	Intellectual Property
Schedule 3.10(d)	Intellectual Property
Schedule 3.10(e)	Intellectual Property
Schedule 3.10(f)	Intellectual Property
Schedule 3.10(g)	Intellectual Property
Schedule 3.11	Litigation
Schedule 3.12(a)	Company Material Contracts
Schedule 3.13	Tax Returns; Taxes
Schedule 3.13(w)	Tax Returns; Taxes
Schedule 3.15	Licenses and Permits
Schedule 3.16(a)	Company Benefit Plans
Schedule 3.16(b)	Company Benefit Plans
Schedule 3.17	Employee and Labor Relationships
Schedule 3.19	Insurance Policies
Schedule 3.21	Bank Accounts
Schedule 3.24	Operations of the Company
Schedule 3.25(a)	Suppliers and Customers
Schedule 3.25(b)	Suppliers and Customers
Schedule 3.26	Affiliate Transactions
Schedule 3.27	Compliance with Laws
Schedule 4.2	Ownership
Schedule 4.7(a)	Representations as to Logistics Holding
Schedule 4.7(c)	Representations as to Logistics Holding
Schedule 6.12	Termination of Affiliate Obligations
Schedule 10.1(a)(iv)	Indemnification Obligations of the Equity Holders

Exhibit 1.1(a)

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”), is made and entered into as of this [    ] day of [                ], 2013, by and among XPO Logistics, Inc. (“Buyer”), Logistics Holding Company Limited (the “Sellers’ Representative”), and SUNTRUST BANK, a Georgia banking corporation, as escrow agent (the “Escrow Agent”). Buyer, the Sellers’ Representative and the Escrow Agent are each referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

A. Buyer, 3PD Holding, Inc. (the “Company”), the stockholders of the Company and the Sellers’ Representative have entered into a Stock Purchase Agreement (the “Purchase Agreement”), dated as of July 12, 2013, pursuant to which, subject to the terms and conditions of the Purchase Agreement, the stockholders of the Company will sell to Buyer, and Buyer will purchase from the stockholders, warrant holder and option holders of the Company (the “Equity Holders”), all of the issued and outstanding shares of capital stock of the Company for the consideration set forth in the Purchase Agreement.

B. Buyer and the Equity Holders have agreed to establish an escrow fund pursuant to the Purchase Agreement, providing for the delivery on the Closing Date to the Escrow Agent of the sum of Ten Million Dollars ($10,000,000) (the “Escrow Amount”).

C. Pursuant to the Purchase Agreement, the Sellers’ Representative is authorized to act on behalf of the Equity Holders with respect to this Agreement.

D. The Escrow Agent is willing to act as escrow agent under this Agreement.

AGREEMENT

In consideration of the premises and the mutual promises and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement.

2. The Escrow Agent Appointment. Buyer and the Sellers’ Representative hereby appoint and designate SunTrust Bank as the Escrow Agent, to receive, hold, and distribute the Escrow Fund (as hereinafter defined) in accordance with the terms of this Agreement. The Escrow Agent hereby accepts its appointment as the Escrow Agent and agrees to hold, administer, invest, and disburse the Escrow Fund in accordance with the terms hereof.

3. Escrow Fund.

3.1 Escrow Fund. Upon the execution of this Agreement, Buyer has delivered to the Escrow Agent, by wire transfer of immediately available funds to an account designated by the Escrow Agent (the “Escrow Account”), the Escrow Amount (as adjusted from time to time pursuant to the terms hereof, the “Escrow Fund”). Unless otherwise instructed in joint written instructions signed by Buyer and the Sellers’ Representative, the Escrow Agent shall invest all funds held pursuant to this Agreement in accordance with the Investment Selection Instructions set forth on Exhibit A hereto, with the income from such invested cash being held by the Escrow Agent as part of the Escrow Fund. The Escrow Agent shall have no liability for any loss resulting from investments made in accordance with this Agreement. The Escrow Agent shall send statements to the Sellers’ Representative and Buyer on a monthly basis reflecting activity in the Escrow Fund for the preceding month. No statement need be rendered for the Escrow Fund if no activity occurred for such month. On or before the execution and delivery of this Agreement, each of the Parties (other than the Escrow Agent) shall provide to the Escrow Agent a completed Form W-9 or Form W-8, whichever is appropriate.

3.2 Disbursement of the Escrow Fund. The Escrow Fund shall secure the obligations with respect to amounts due and payable on or prior to the Escrow Termination Date (as defined below) to Buyer under Section 2.8 of the Purchase Agreement or any Buyer Indemnified Parties under Article X of the Purchase Agreement. This Agreement shall not change or modify in any way the events or circumstances which give rise to the obligation to make any payments pursuant to the Purchase Agreement, but shall solely provide Buyer security therefor. The Escrow Agent shall disburse the amounts from time-to-time on deposit in the Escrow Fund as follows:

(a) The Escrow Fund shall be disbursed by the Escrow Agent, in the manner set forth in Section 3.2(e) hereof, only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed by both Buyer and the Sellers’ Representative (“Joint Written Instruction”), that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Fund or (ii) a final, non-appealable order of a court of competent jurisdiction (an “Order”), a copy of which is delivered to the Escrow Agent by either Buyer or the Seller’s Representative, that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Fund.

(b) Buyer and the Sellers’ Representative shall deliver a Joint Written Instruction to disburse the Escrow Fund (after the payments, if any, have been made pursuant to Section 3.2(c) below) as follows: one hundred percent (100%) of the remaining balance of the Escrow Fund, including any investment income thereon, shall, on the date that is one (1) year from the Closing Date (the “One-Year Anniversary”), be distributed to the Sellers’ Representative and/or the Company in the manner, and allocated as set forth in, such Joint Written Instruction, unless on the One-Year Anniversary there exists an unresolved bona fide claim for a Payment (as defined below) hereunder for which notice has been given under the Purchase Agreement, in which event the Escrow Agent shall retain so much of the Escrow Fund as is mutually agreed by Buyer and the Sellers’ Representative to be sufficient to satisfy any such unresolved claim, as well as attorney fees and costs associated therewith. Any Escrow Fund, including any investment income thereon, remaining on deposit after such claims shall have been satisfied, shall be returned to the Sellers’ Representative and/or the Company promptly after the time of satisfaction. “Payment” shall mean any amount payable to Buyer under Section 2.8 of the Purchase Agreement and the amount of any Buyer Losses for which a Buyer Indemnified Party is entitled to indemnification under Article X of the Purchase Agreement.

(c) Buyer and the Sellers’ Representative agree that the Escrow Fund shall be paid in connection with a claim for a Payment pursuant to the terms and conditions set forth in the Purchase Agreement and agree to provide Joint Written Instructions to the Escrow Agent in order to effect the transactions contemplated by the Purchase Agreement. The Escrow Agent shall have no duty or obligation to determine whether claims are properly asserted under the terms of the Purchase Agreement or whether Joint Written Instructions pertaining to the disbursement of the Escrow furnished to the Escrow Agent conform to the terms of the Purchase Agreement.

(d) Termination of Escrow Fund. The Escrow Account and this Agreement (except as otherwise set forth herein) shall terminate upon the first to occur of (the “Escrow Termination Date”) (i) the joint written agreement of Buyer and the Sellers’ Representative and (ii) the disbursement of all amounts in the Escrow Account pursuant to this Section 3.2.

(e) Method of Distribution. All funds distributed from the Escrow Account to Buyer, the Sellers’ Representative or the Company, shall be transferred by wire transfer of immediately available funds to such accounts as Buyer or the Sellers’ Representative, as the case may be, shall notify the Escrow Agent in writing.

Notwithstanding any other provision of this Escrow Agreement, the Escrow Agent shall deliver all or any part of the Escrow Fund in accordance with the terms of any Joint Direction except to the extent an order of a court of competent jurisdiction by which the Escrow Agent is bound prohibits the Escrow Agent from complying with the terms hereof.

4. Escrow Agent.

4.1 Duties. In performing its duties under this Agreement or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall have no liability except for the Escrow Agent’s bad faith, willful misconduct or gross negligence. The Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Fund in accordance with the terms of this Agreement. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. The Escrow Agent shall be entitled to rely upon and shall be protected in acting upon any request, instruction, statement or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Agreement. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. The Escrow Agent shall not be obligated to take any legal action or to commence any proceeding in connection with the Escrow Fund, any account in which the Escrow Fund is deposited, or this Agreement, or to appear in, prosecute or defend any such legal action or proceedings. The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, and shall incur no liability and shall be fully protected from any liability whatsoever in acting in good faith in accordance with the advice, opinion or instruction of such counsel. The Escrow Agent shall not be required to take notice of the Purchase Agreement or have any obligations or responsibilities in connection with the Purchase Agreement, the transactions contemplated thereby or any other agreement between any other parties to the Purchase Agreement, other than this Agreement. The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds affected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent in accordance with the provisions of this Agreement. The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to a Joint Direction provided to the Escrow Agent in accordance with the provisions of this Agreement.

4.2 Indemnification.

(a) From and at all times after the date of this Agreement, Buyer and the Sellers’ Representative (on behalf of the Equity Holders) shall, subject to the last sentence of Section 4.2(b) hereof, jointly and severally (with each of Buyer, on the one hand, and the Sellers’ Representative (on behalf of the Equity Holders), on the other hand, being responsible for such expenses consistent with Section 4.2(b)), to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney and agent of the Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims, losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees, costs and expenses but excluding incidental, indirect, special, consequential or punitive damages) incurred by or asserted against any of the Indemnified Parties from and after the date hereof directly or indirectly in connection with this Agreement or the Escrow Agent’s performance of its duties and obligations under this Agreement; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability (or any cost or expense related to such liability, including, without limitation, attorneys’ fees, costs and expenses) finally determined by a court of competent jurisdiction, subject to no further appeal, to the extent such liability results from the bad faith, gross negligence or willful misconduct of such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify Buyer and the Sellers’ Representative in writing, and Buyer and the Sellers’ Representative shall have the right to assume the defense thereof, including the employment of counsel and the payment of all expenses (which expenses shall be subject to Section 4.2(b)). Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party unless (i) Buyer and the Sellers’ Representative agree in writing to pay such fees and expenses, (ii) Buyer and the Sellers’ Representative shall fail to assume the defense of such action or proceeding or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Party, on the one hand, and Buyer or the Sellers’ Representative or any Equity Holder, on the other hand, and the Indemnified Party shall have been advised in writing by outside counsel that there are one or more legal defenses available to it which are materially different from or additional to those available to Buyer or the Sellers’ Representative or any such Equity Holder. All such fees and expenses payable by Buyer or the Sellers’ Representative pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable upon demand of such Indemnified Party, in accordance with Sections 4.2(b) and 4.6 hereof (with each of Buyer, on the one hand, and the Sellers’ Representative (on behalf of the Equity Holders), on the other hand, being responsible for such expenses consistent with Section 4.2(b)). The obligations of Buyer and the Sellers’ Representative under this Section 4.2 shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent.

(b) The Parties agree that neither the payment by Buyer or the Sellers’ Representative of any claim by an Indemnified Party for indemnification hereunder nor the disbursement of any amounts to an Indemnified Party from the Escrow Fund in respect of a claim for indemnification shall impair, limit, modify, or affect, as between Buyer and the Sellers’ Representative, the respective rights and obligations of the Sellers’ Representative, on the one hand, and Buyer, on the other hand, under this Agreement. The obligations of the Sellers’ Representative and Buyer for indemnification under Section 4.2(a) shall be joint and several as to the Indemnified Parties, but the Sellers’ Representative (on behalf of the Equity Holders) and Buyer agree solely among themselves that any obligation for indemnification under this Section 4.2 shall be borne by the Party or Parties determined by a court of competent jurisdiction to be responsible for causing the loss, damage, liability, cost or expense against which an Indemnified Party is entitled to indemnification or, if no such determination is made, then one-half by Buyer and one-half by the Sellers’ Representative (on behalf of the Equity Holders).

4.3 Disputes. If, at any time, the Escrow Agent is unable to determine, to the Escrow Agent’s sole satisfaction, the proper disposition of any portion of the Escrow Fund or the Escrow Agent’s proper actions with respect to its obligations hereunder, or if Buyer and the Sellers’ Representative have not, within thirty (30) days after the furnishing by the Escrow Agent of a notice of resignation pursuant to Section 4.4 below, appointed a successor escrow agent to act hereunder, then the Escrow Agent may, in its sole discretion, take either or both of the following actions:

(a) suspend the performance of any of its obligations under this Agreement until such uncertainty shall be resolved to the sole satisfaction of the Escrow Agent or until a successor escrow agent shall have been appointed (as the case may be); or

(b) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction, for instructions with respect to such uncertainty, and pay into or deposit with such court all amounts held by it in the Escrow Fund for holding and disposition in accordance with the instructions of such court and the Escrow Agent shall thereupon be discharged from all further obligations as Escrow Agent under this Agreement.

The Escrow Agent shall have no liability to Buyer, the Sellers’ Representative, any Equity Holder or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Fund or any delay in or with respect to any other action required or requested of the Escrow Agent, other than any liability that results from the bad faith, gross negligence or willful misconduct of the Escrow Agent.

4.4 Resignation of Escrow Agent. The Escrow Agent may resign from the performance of its duties hereunder at any time by giving no less than thirty (30) days’ prior written notice to Buyer and the Sellers’ Representative or may be removed, with or without cause, by Buyer and the Sellers’ Representative, acting jointly, at any time by giving no less than ten (10) days’ prior written notice to the Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor escrow agent or the deposit of the Escrow Fund into the registry of a court of competent jurisdiction as provided herein. Upon any such notice of resignation or removal, Buyer and the Sellers’ Representative, acting jointly, shall appoint a successor escrow agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $1 billion, unless otherwise agreed by Buyer and the Sellers’ Representative. In the event Buyer and the Sellers’ Representative shall fail to appoint a successor escrow agent within thirty (30) days after the resignation or removal of the Escrow Agent, as contemplated hereby, the Escrow Agent may deposit the Escrow Fund into the registry of a court of competent jurisdiction and shall thereupon be discharged from all further duties as Escrow Agent under this Agreement. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor escrow agent, such successor escrow agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent’s resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.

4.5 Receipt. By its execution and delivery of this Agreement, the Escrow Agent acknowledges receipt of the Escrow Amount.

4.6 Fees. Buyer and the Sellers’ Representative shall compensate the Escrow Agent for its services hereunder in accordance with Schedule I attached hereto and, in addition, shall reimburse the Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys’ fees, postage (including express mail and overnight delivery charges) and the like (other than indemnification obligations of the parties, which shall be subject to Section 4.2 hereof) in accordance with Schedule I attached hereto. All of the compensation and reimbursement obligations set forth in the previous sentence shall be payable upon demand by the Escrow Agent and, with respect to the Escrow Agent, shall be a joint and several obligation of Buyer and the Sellers’ Representative (on behalf of the Equity Holders); provided, however, that solely between Buyer and the Sellers’ Representative such fees and expenses shall be paid one-half by Buyer and one-half by the Sellers’ Representative (on behalf of the Equity Holders), subject to Section 4.2(b). The obligations of Buyer and the Sellers’ Representative under this Section 4.6 shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent.

5. Miscellaneous.

5.1 Notices. All notices, communications, consents and deliveries under this Agreement shall be delivered in writing, unless otherwise expressly permitted herein, and shall be deemed given: (a) when delivered if delivered personally (including by courier); (b) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (c) on the day after mailing if sent by a nationally recognized overnight delivery service; or (d) upon receipt of a confirmed transmission, if sent by telex, telecopy or facsimile transmission, in each case to the parties at the following addresses or to such other addresses as may be furnished in writing by one party to the others; provided, however, that no notice or communication shall be deemed received by the Escrow Agent prior to the Escrow Agent’s actual receipt thereof:

If to Buyer, to:

XPO Logistics, Inc.

5 Greenwich Office Park

Greenwich, CT 06831

Attention: Gordon Devens, Esq.

Telephone: 203-413-4003

Facsimile: 203-629-7073

E-mail: gordon.devens@xpologistics.com

with a copy to:

Akerman Senterfitt

One SE 3rd Avenue, 25th Floor

Miami, FL 33131

Attention: Jonathan L. Awner and Scott A. Wasserman

Telephone: 305-374-5600

Facsimile: 305-374-5095

E-mail:	jonathan.awner@akeman.com
scott.wasserman@akerman.com

To the Sellers’ Representative:

Logistics Holding Company Limited

c/o Arcapita Inc.

75 Fourteenth Street, 24th Floor

Atlanta, Georgia 30309

Attention: J.W. Ransom James

Telephone: (404) 920-9072

Facsimile: (404) 920-9001

E-mail: rjames@arcapita.com

with a copy to:

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309-3521

Attention: Raymond E. Baltz, Jr.

Telephone: (404) 572-4715

Facsimile: (404) 572-5100

E-mail: rbaltz@kslaw.com

To the Escrow Agent:

Nickida Dooley

Vice President

SunTrust Bank

Mail Code HDQ-5307

919 E. Main Street

Richmond, Virginia 23219

Telephone: (804) 782-7610

Facsimile: (804) 782-5858

E-mail: nickida.dooley@suntrust.com

5.2 Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. For purposes of this Agreement, the term “Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the city of Atlanta, Georgia. Whenever the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

5.3 Assignment; Binding Effect. No party may assign this Agreement or its rights or obligations hereunder without, if the Sellers’ Representative intends to assign, the consent of Buyer and the Escrow Agent, or, if Buyer intends to assign, the consent of the Sellers’ Representative and the Escrow Agent, which consent, in either case, will not be unreasonably withheld or delayed, provided that the Sellers’ Representative and Escrow Agent agree that the Buyer may assign its rights under this Agreement to a direct or indirect wholly owned subsidiary of Buyer, including a subsidiary formed solely for the purpose of the transaction contemplated by the Purchase Agreement, and the Stockholders’ Representative and Escrow Agent hereby consent to any such assignment; provided, further, that such assignment shall not relieve Buyer of any of its obligations hereunder unless and to the extent satisfied by such assignee. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon the Parties hereto and their respective successors and assigns.

5.4 Headings. The headings of the sections of this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

5.5 Waiver. Any Party may, at its option, waive in writing any or all of the conditions herein contained to which its obligations hereunder are subject. No waiver of any provision of this Agreement, however, shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

5.6 Construction. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any Party hereto irrespective of which Party caused such provisions to be drafted. Each of the Parties acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

5.7 No Limitation. The Parties (other than the Escrow Agent) agree that the rights and remedies of any Party under this Agreement shall not operate to limit any other rights and remedies otherwise available to any party under the Purchase Agreement.

5.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic means (including by e-mail or facsimile) shall be as effective as delivery of a manually executed counterpart of this Agreement.

5.9 Severability. It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.10 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

5.11 Consent to Jurisdiction and Service of Process. In connection with any suit, action or other proceeding arising out of or relating to this Agreement, the events giving rise to this Agreement or any transaction contemplated hereby (each, an “Action”), the parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the federal courts located in the State of Delaware, and in the absence of such Federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of the state courts located in the State of Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the Parties (a) waives the defense of inconvenient forum, (b) agrees not to commence any Action other than in any such court and (c) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s address set forth in Section 5.1 above shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 5.11 or otherwise.

5.12 Other Transactions. The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may become pecuniarily interested in any transaction in which Buyer, the Sellers’ Representative, the Company or any of the Equity Holders may be interested, and contract and lend money to Buyer, the Sellers’ Representative, the Company or any Equity Holder and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for Buyer, the Sellers’ Representative, the Company or any of the Equity Holders or for any other entity.

5.13 Authorized Signatures. Contemporaneously with the execution and delivery of this Agreement and, if necessary, from time to time thereafter, Buyer and the Sellers’ Representative shall each execute and deliver to the Escrow Agent a Certificate of Incumbency substantially in the form of Schedule II hereto (a “Certificate of Incumbency”) for the purpose of establishing the identity and authority of persons entitled to issue notices, instructions or directions to the Escrow Agent on behalf of Buyer or the Sellers’ Representative, as applicable. Until such time as the Escrow Agent shall receive an amended Certificate of Incumbency replacing any Certificate of Incumbency theretofore delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on the most recent Certificate of Incumbency furnished to the Escrow Agent. Whenever this Agreement provides for joint written notices, joint written instructions or other joint actions to be delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on any joint written notice, instructions or action executed by persons named in such Certificates of Incumbency.

5.14 Tax Reporting of Interest (or Other Income) Accrued with respect to the Escrow Fund. The Sellers’ Representative and Buyer acknowledge that all amounts in the Escrow Fund shall be treated for tax purposes as owned by the Equity Holders. The Escrow Agent shall, for each calendar year (or portion thereof) that the Escrow Fund is in existence, report the income of the Escrow Fund on IRS Form 1099. The Form 1099 prepared by the Escrow Agent shall show the Escrow Agent as payor and the Sellers’ Representative as payee. Except for the delivery of Form 1099’s, the Escrow Agent shall have no duty to prepare or file any Federal or state tax return or report with respect to any funds held under this Agreement or any earnings thereon. With respect to the preparation and delivery of Form 1099’s and all matters pertaining to the reporting of earnings on funds held under this Agreement, the Escrow Agent shall be entitled to request and receive written instructions from the Sellers’ Representative and the Escrow Agent shall be entitled to rely conclusively and without further inquiry on such written instructions. Further, neither Buyer nor the Sellers’ Representative shall take any position in connection with the preparation, filing or audit of any Tax Return that is in any way inconsistent with the foregoing determination or the Form 1099 provided by the Escrow Agent.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

BUYER:

XPO LOGISTICS, INC.

By:
Name:
Title:

SELLERS’ REPRESENTATIVE:

LOGISTICS HOLDING COMPANY LIMITED

By:
Name:
Title:

ESCROW AGENT:

SUNTRUST BANK

By:
Name:
Title:

SCHEDULE II

Certificate of Incumbency

(List of Authorized Representatives of the Sellers’ Representative)

RE:	Escrow Agreement, dated [—], 2013, by and among XPO Logistics, Inc., Logistics Holding Company Limited, and SunTrust Bank, National Association, a Georgia banking corporation, as escrow agent.

Client Name: Logistics Holding Company Limited

As an Authorized Officer of the above referenced entity, I hereby certify that each person listed below is an authorized signor for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Contact Number

IN WITNESS WHEREOF, this certificate has been executed by the duly authorized officer whose name and title are set forth below:

By:
Name:
Title:

SCHEDULE II

Certificate of Incumbency

(List of Authorized Representatives of Buyer)

RE:	Escrow Agreement, dated [—], 2013, by and among XPO Logistics, Inc., Logistics Holding Company Limited, and SunTrust Bank, National Association, a Georgia banking corporation, as escrow agent.

Client Name: XPO Logistics, Inc.

As an Authorized Officer of the above referenced entity, I hereby certify that the each person listed below is an authorized signor for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Contact Number

IN WITNESS WHEREOF, this certificate has been executed by the duly authorized officer whose name and title are set forth below:

By:
Name:
Title:

Exhibit 1.1(b)

Working Capital Guidelines

Working

Capital

Guidelines

Target Net Working Capital	$8,600,000

Final Closing Net Working Capital shall be calculated as follows:

The sum of the following audited financial statement lines

Accounts Receivable	To come
Prepaid Expenses and other current assets	To come
Less: Patent Costs	To come
Less: Lowes Receivables related to shipments that occurred over 23 calendar days prior to Closing	To come
Less: Receivable from stockholder	To come

Current Asset Sum	To come

Minus the sum of the following accounts:

Accounts Payable	To come
Accrued Expenses[1]	To come
Other Current Liabilities	To come
Less: Accrued Interest	To come
Less: Accrued Management Fee	To come

Current Liability Sum	To come

Current Assets minus Current Liability

[1]	Accrued Expenses shall include an accrual based on the full potential Bonus Payments for the portion of the calendar year prior to the Closing Date and a Select Services accrual in accordance with Section 6.16.

Exhibit 1.1(c)

Pro Rata Percentages2

Holder	Percentage
Logistics Holding Company Limited	62.2630%
Randall Meyer	5.6051%
Daron Pair	11.2101%
James Martell	0.9896%
Karl Meyer	8.2256%
Karl Frederick Meyer 2008 Irrevocable Trust II	2.9844%
Pat Manion	0.4373%
Mark Elsbey	0.5597%
Jonathan Turner	0.5597%
David Faulkenberry	0.2799%
Bud Workmon	2.1511%
Will O’Shea	1.0143%
Russ Marzen	0.7171%
Lee Goldthwaite	0.8569%
Charlie Hitt	0.8395%
Mike Madigan	0.1574%
Tim Dreffer	0.1013%
Eve Partners LLC	1.0479%

Total	100.0000%

[2]	The percentages in this schedule may be adjusted by the Sellers’ Representative by delivering a revised Exhibit to Buyer prior to Closing.

Exhibit 1.1(d)

Conditional Binder

Hartford Insurance Company of Illinois

A Member of the Hartford Financial Services Group, Inc.

We are pleased to bind coverage as of the date hereof, on the terms set forth below, subject to the conditions set forth below:

NAMED INSURED:	XPO Logistics, Inc.

MAILING ADDRESS:	5 Greenwich Office Park Greenwich, CT 06831 Attn: Gordon Devens, General Counsel

POLICY NUMBER:	DR 0279959

PRODUCER:	Aon Risk Insurance Services, Inc.

POLICY TYPE AND FORM:	Representations & Warranties Insurance Policy Buyer-Based Policy (071113 draft attached)

COVERED TRANSACTION:	Stock Purchase Agreement, as defined in the Policy

POLICY PERIOD:	July 12, 2013 – July 12, 2019

BINDER & POLICY TERMS:

	A. Limit of Liability:	$25,000,000, in the aggregate

	B. Premium:	$550,000, plus surplus lines tax

	C. Broker Commission:	15.0% (paid by the insurer)

	D. Retention:	$10,000,000, in the aggregate

The Premium will be fully earned on the latter of (i) the date of Closing (as defined in Policy) or (ii) the date this Binder is executed.

ENDORSEMENTS:	1)Service of Process
2)Terrorism
3)Bring-Down

SCHEDULES:	(A) Persons Having “Actual Knowledge”

EXHIBITS:	(I) Closing Letter

THIS CONDITIONAL BINDER SUPERCEDES AND REPLACES ALL PRIOR BINDERS AND/OR COMMITMENTS ISSUED FOR THE CONTEMPLATED RISK TRANSFER AND EVIDENCES COVERAGE UNDER THE REFERENCED POLICY AS OF THE INCEPTION DATE, SUBJECT TO OUR SATISFACTORY RECEIPT, REVIEW AND ACCEPTANCE OF THE FOLLOWING:

•	Policy to be finalized in good faith substantially in the form attached with this binder

•	Final Stock Purchase Agreement and all related schedules & exhibits

•	Executed Closing Letter (and all attachments thereto)

•	Full payment of Premium to be received by Hartford within within 15 days of Closing

It is your agency’s/brokerage’s responsibility to conform with the Laws & Regulations of the applicable jurisdiction, including, but not limited to, payment of surplus lines taxes, procuring of affidavits and compliance with surplus lines laws.

IN WITNESS WHEREOF, Hartfotrd Insurance Company of Illinois has issued this Conditional Binder on July 11, 2013.

/s/ Roy Reynolds

Roy Reynolds
Director – Hartford Financial Products

By executing and returning (by fax and ordinary mail) this Binder, the Insured accepts this Binder and agrees to purchase the insurance on the terms and conditions set forth in this Conditional Binder. Unless accepted by the Insured, this Binder shall automatically expire at 9 P. M., EST., July 12, 2013

Agreed and Accepted: XPO Logistics, Inc.

/s/ Gordon E. Devens
By:	Gordon E. Devens

Dated:	July 12, 2013

July 12, 2013

CONDITIONAL

binder for an excess buyer-side

representation and warranty insurance policy

Insured:	XPO Logistics, Inc. 5 Greenwich Office Park Greenwich, CT 06831 Attn: Gordon Devens, General Counsel

Transaction:	STOCK PURCHASE AGREEMENT BY AND AMONG 3PD HOLDING, INC., LOGISTICS HOLDING COMPANY LIMITED, MR. KARL MEYER, KARL FREDERICK MEYER 2008 IRREVOCABLE TRUST II, MR. RANDALL MEYER, MR. DARON PAIR, MR. JAMES MARTELL AND XPO LOGISTICS, INC., dated as of July 12, 2013

Policy form:	Excess buyer-side representation and warranty insurance policy (manuscript)

Policy #:	0308 – 4898

Followed Policy:	Hartford Insurance Company of Illinois, Primary $25m limit

Policy Structure:	Followed Policy Retention	Policy Limit	Premium

	US$10,000,000	US$25,000,000 excess $25,000,000	US$425,000 (1.70% ROL)

Retention:	Per Followed Policy

Payment Terms:	10 business days for the Underwriting Fee from Transaction signing 45 business days for the Premium from Transaction signing

Taxes:	All taxes payable in connection with the placement of the policy will be payable in addition to the premium set out above.

Insured obligations:	Per Followed Policy

Policy duration	Per Followed Policy – 72 months for all Representations

Broker:	Nancy Rodrigues, Aon New York

Commission:	Darwin Select Insurance Company will pay to Aon a commission of 15% of the premium net of any taxes.

TERMS AND CONDITIONS

•	Policy to be issued subject to the following:

•	Execution of signing NCD, addressed to all insurers

•	Execution of closing NCD, addressed to all insurers

•	Bring down call within 5 business days of transaction closing

•	Premium and Underwriting Fee payment

•	Completion and return the Surplus Lines Affidavit

•	CD-rom copy of online data room

This binder does not include any amount with respect to Surplus Lines Taxes and/or Stamping Fees.

Thank you for choosing Darwin Select Insurance Company

/s/ Navine Aggarwal
Navine Aggarwal, Asst. Vice President – Mergers & Acquisitions

12 July 2013

Exhibit 4.8

FORM OF SUBSCRIPTION AGREEMENT

XPO Logistics, Inc.

Reference is made herein to that certain Stock Purchase Agreement, dated July 12, 2013 (the “Purchase Agreement”), by and among 3PD Holding, Inc., Logistics Holding Company Limited, Mr. Karl Meyer, Karl Frederick Meyer 2008 Irrevocable Trust II, Mr. Randall Meyer, Mr. Daron Pair, Mr. James Martell and XPO Logistics, Inc. (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

For and in consideration of the payment of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Closing, the undersigned (the “Subscriber”) hereby irrevocably subscribes for the number of shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company set forth below the undersigned’s signature on the signature page hereto and agrees to pay the consideration likewise set forth for such number of shares.

The Subscriber hereby represents and warrants to the Company as follows with respect to himself and his subscription under this Subscription Agreement:

1. The Subscriber acknowledges that he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of acquiring and holding the Common Stock.

2. The Subscriber has been given the opportunity to (i) ask questions of, and receive answers from, the Company or any affiliate thereof concerning matters pertaining to an investment in the Company, and (ii) obtain any additional information which the Company can acquire without unreasonable effort or expense that is necessary to evaluate the merits and risks of an investment in the Company.

3. The Subscriber understands that the Common Stock is being issued without registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), under the securities laws of any U.S. state (the “State Acts”) or under the securities laws or laws of similar import of any other country or jurisdiction, in reliance upon exemptions provided by the Securities Act, the State Acts and such other securities laws or laws of similar import, and the regulations promulgated thereunder.

4. The Subscriber is the sole party in interest as to the Common Stock to be acquired by him under this Subscription Agreement and is acquiring the Common Stock for his own account, not with a view toward the resale or distribution thereof and with the intent of holding the Common Stock indefinitely. The Subscriber does not contemplate the sale of the Common Stock either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance. The Subscriber is not subject to and does not have any present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for or that is likely to compel a disposition of the Common Stock by the Subscriber. The Subscriber is not aware of any circumstance presently in existence that is likely in the future to prompt the distribution of the Common Stock.

5. The Subscriber understands that he must continue to bear the economic risk associated with the Common Stock for an indefinite period of time, because the Common Stock has not been registered under the Securities Act, any State Act or under the securities laws or laws of similar import of any other country or jurisdiction. The Subscriber is able to bear the economic risk associated with the Common Stock for an indefinite period of time.

6. The Subscriber has carefully considered and has, to the extent he believes such discussion necessary, discussed with legal, tax, accounting and financial advisers the suitability of an investment in the Company in light of the Subscriber’s particular tax and financial situation, and has determined that the Common Stock being acquired by the Subscriber hereunder are a suitable investment for the Subscriber.

7. The Subscriber has the requisite power and authority to execute and deliver this Subscription Agreement and perform his obligations hereunder. The execution and delivery of this Subscription Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Subscriber. This Subscription Agreement has been duly executed and delivered by the Subscriber and constitutes his legal, valid and binding obligation enforceable against him in accordance with its terms.

8. The information relating to the Subscriber set forth in the questionnaire attached hereto as Exhibit A and forming a part of this Subscription Agreement is complete and accurate as of the date hereof and will be complete and accurate as of each date on which the Subscriber makes any additional capital contributions to the Company.

The Subscriber agrees that he will indemnify the Company, its shareholders, directors, officers, employees, agents and affiliates and each other person or entity, if any, controlling the Company and hold each of them wholly harmless from any loss, liability, damage or expense (including, without limitation, reasonable attorney’s fees and disbursements) arising out of the Subscriber’s breach of any of the representations and warranties of the Subscriber made in this Subscription Agreement.

The Subscriber hereby agrees that it will not, without the prior written consent of the Company, during the period commencing on the date that the Common Stock is issued to Subscriber hereunder and ending on September 2, 2016 (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of the Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for the Common Stock or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions shall

2

not apply to the transfer of any shares of Common Stock to any trust for the direct or indirect benefit of the Subscriber or the immediate family of the Subscriber, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value.

The Company hereby represents and warrants to the Subscriber as follows under this Subscription Agreement:

1. The Common Stock, when issued, sold and delivered in accordance with the terms and for and upon receipt of the consideration set forth in this Subscription Agreement, will be validly issued, fully paid and non-assessable. Assuming the accuracy of the representations of the Subscriber in this Subscription Agreement, the Common Stock will be issued in compliance with all applicable federal and state securities laws.

2. The Company has the requisite power and authority to execute and deliver this Subscription Agreement and perform its obligations hereunder. The execution and delivery of this Subscription Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company. This Subscription Agreement has been duly executed and delivered by the Company and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms.

The consideration for the shares being subscribed for by the Subscriber under this Subscription Agreement will be payable at Closing in cash or in shares of common stock of 3PD Holding, Inc. as contemplated by the Purchase Agreement.

This Subscription Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without reference to choice of law rules.

This Subscription Agreement may be executed in multiple counterparts and by the parties hereto on separate counterparts which, taken together, shall constitute one binding agreement.

This Subscription Agreement will terminate automatically if the Purchase Agreement is terminated, and the parties hereto shall have no further rights or obligations under this Subscription Agreement. Notwithstanding anything contained in this Subscription Agreement, the transactions contemplated by this Subscription Agreement and the rights and obligations of the parties under this Subscription Agreement are in all instances subject to the consummation of the Closing.

[signature page follows]

3

Dated: July , 2013	SUBSCRIBER:

Address:

with a copy (which shall not constitute notice) to:

[ ]

Number of shares
Such number of shares of Common Stock that can be purchased by Subscriber using % of the net after-tax proceeds received by Subscriber under the Purchase Agreement on the Closing Date, calculated using a price per share of Common Stock equal to the closing price of the Company’s common stock on the New York Stock Exchange on July 12, 2013.

The Company hereby accepts this Subscription Agreement and acknowledges the receipt and sufficiency of the consideration set forth herein.

Dated: July     , 2013

COMPANY:

XPO LOGISTICS, INC. a Delaware corporation

By:
Name:
Title:

Signature Page to Subscription Agreement

EXHIBIT A

INVESTOR ACCREDITATION QUESTIONS

Please indicate the basis of the Subscriber’s status as an “accredited investor” (as defined in Regulation D promulgated under the Securities Act) by checking the box next to each statement below that applies to the Subscriber.

1.	The Subscriber is a natural person and:

a.	Had an individual annual income[1] in each of the two most recent years in excess of $200,000, and reasonably expects to have an individual annual income in the current year in excess of $200,000.

☐

b.	Had, together with the Subscriber’s spouse, joint annual income in excess of $300,000 in each of the two most recent years, and reasonably expects their joint annual income in the current year to exceed $300,000.

☐

c.	Has an individual net worth or joint net worth with the Subscriber’s spouse in excess of $1,000,000, exclusive of the market value of the Subscriber’s primary residence. Indebtedness that is secured by the primary residence up to the estimated market value of the primary residence at the time of investment in the securities shall not be included as a liability unless such debt (for the 60 day period prior to investment) exceeds the market value of the primary residence, in which case such excess shall be considered a liability in computing net worth.

☐

2.	The Subscriber is an entity — i.e., a corporation, partnership, limited liability company or other entity (other than a trust) — and:

a.	The Subscriber is a corporation, partnership, limited liability company, a Massachusetts or similar business trust, or an organization described in Section 501(c)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), in each case not formed for the specific purpose of acquiring the Interests and with total assets in excess of $5,000,000.

☐

[1]	For purposes of this questionnaire, a person’s income is the amount of such person’s individual adjusted gross income (as reported on a federal income tax return) increased by:
a.	any deduction for depletion of natural resources (Section 611 and others of the Code);
b.	any municipal bond interest (Section 103 of the Code); and
c.	any losses or deductions allocated to such person as a limited partner in a partnership.

b. The Subscriber is one of the following institutional investors as described in Rule 501(a) adopted by the Securities and Exchange Commission (the “SEC”) under the Securities Act:

A “bank” (as defined in Section 3(a)(2) of the Securities Act) or a “savings and loan association or similar institution” (as defined in Section 3(a)(5)(A) of the Securities Act), whether acting in its individual or fiduciary capacity.

☐

A broker or dealer registered pursuant to Section 15 of the Securities and Exchange Act of 1934, as amended.

☐

An “insurance company” (as defined in Section 2(13) of the Securities Act).

☐

An investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) or a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act).

☐

A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958, as amended.

☐

A “private business development company” (as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”)).

☐

An employee benefit plan within the meaning of Title I of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (a) the investment decision to purchase the Interests was made by a “plan fiduciary” (as defined in Section 3(21) of ERISA), which is either a bank, savings and loan association, insurance company or registered investment adviser, (b) which has total assets in excess of $5,000,000, or (c) which is a self-directed plan, with investment decisions made solely by persons, each of whom individually satisfies the net worth

6

or income standards for natural persons set forth in question 1 above. NOTE: To the extent that reliance is placed on clause (c), each person must complete and submit to the Company a copy of these Subscriber Accreditation Questions along with an original executed signature page. If necessary, please request additional copies of the Subscriber Accreditation Questions from the Company.

☐

A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees with total assets in excess of $5,000,000.

☐

c.	Each shareholder, partner, member or other equity owner, as the case may be, satisfies the net worth or income standards for natural persons set forth in question 1 above. NOTE: If the Subscriber checks this box 2c, each equity owner of the Subscriber’s securities must complete and submit to the Company a copy of these Subscriber Accreditation Questions along with an original executed signature page. If necessary, please request additional copies of the Subscriber Accreditation Questions from the Company.

☐

3.	The Subscriber is a trust and:

a.	The trustee of the trust is a “bank” as defined in Section 3(a)(2) of the Securities Act or a savings and loan association or other institution referred to in Section 3(a)(5)(A) of the Securities Act.

☐

b.	The trust has total assets in excess of $5,000,000 and was not formed for the specific purpose of acquiring the Interest, and the purchase of the Interest is being directed by a person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of the purchase of the Interest.

☐

c.	Each grantor of the trust has the power to revoke the trust and regain title to the trust assets, and each such grantor satisfies the net worth or income standards for natural persons set forth in question 1 above. NOTE: If the Subscriber checks this box 3c, each grantor must complete and submit to the Company a copy of these Subscriber Accreditation Questions along with an original executed signature page. If necessary, please request additional copies of the Subscriber Accreditation Questions from the Company.

7

FORM OF SUBSCRIPTION AGREEMENT

XPO Logistics, Inc.

Reference is made herein to that certain Stock Purchase Agreement, dated July 12, 2013 (the “Purchase Agreement”), by and among 3PD Holding, Inc., Logistics Holding Company Limited, Mr. Karl Meyer, Karl Frederick Meyer 2008 Irrevocable Trust II, Mr. Randall Meyer, Mr. Daron Pair, Mr. James Martell and XPO Logistics, Inc. (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

For and in consideration of the payment of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Closing, the undersigned (the “Subscriber”) hereby irrevocably subscribes for the number of shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company set forth below the undersigned’s signature on the signature page hereto and agrees to pay the consideration likewise set forth for such number of shares.

The Subscriber hereby represents and warrants to the Company as follows with respect to himself and his subscription under this Subscription Agreement:

1. The Subscriber acknowledges that he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of acquiring and holding the Common Stock.

2. The Subscriber has been given the opportunity to (i) ask questions of, and receive answers from, the Company or any affiliate thereof concerning matters pertaining to an investment in the Company, and (ii) obtain any additional information which the Company can acquire without unreasonable effort or expense that is necessary to evaluate the merits and risks of an investment in the Company.

3. The Subscriber understands that the Common Stock is being issued without registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), under the securities laws of any U.S. state (the “State Acts”) or under the securities laws or laws of similar import of any other country or jurisdiction, in reliance upon exemptions provided by the Securities Act, the State Acts and such other securities laws or laws of similar import, and the regulations promulgated thereunder.

4. The Subscriber is the sole party in interest as to the Common Stock to be acquired by him under this Subscription Agreement and is acquiring the Common Stock for his own account, not with a view toward the resale or distribution thereof and with the intent of holding the Common Stock indefinitely. The Subscriber does not contemplate the sale of the Common Stock either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance. The Subscriber is not subject to and does not have any present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for or that is likely to compel a disposition of the Common Stock by the Subscriber. The Subscriber is not aware of any circumstance presently in existence that is likely in the future to prompt the distribution of the Common Stock.

8

5. The Subscriber understands that he must continue to bear the economic risk associated with the Common Stock for an indefinite period of time, because the Common Stock has not been registered under the Securities Act, any State Act or under the securities laws or laws of similar import of any other country or jurisdiction. The Subscriber is able to bear the economic risk associated with the Common Stock for an indefinite period of time.

6. The Subscriber has carefully considered and has, to the extent he believes such discussion necessary, discussed with legal, tax, accounting and financial advisers the suitability of an investment in the Company in light of the Subscriber’s particular tax and financial situation, and has determined that the Common Stock being acquired by the Subscriber hereunder are a suitable investment for the Subscriber.

7. The Subscriber has the requisite power and authority to execute and deliver this Subscription Agreement and perform his obligations hereunder. The execution and delivery of this Subscription Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Subscriber. This Subscription Agreement has been duly executed and delivered by the Subscriber and constitutes his legal, valid and binding obligation enforceable against him in accordance with its terms.

8. The information relating to the Subscriber set forth in the questionnaire attached hereto as Exhibit A and forming a part of this Subscription Agreement is complete and accurate as of the date hereof and will be complete and accurate as of each date on which the Subscriber makes any additional capital contributions to the Company.

The Subscriber agrees that he will indemnify the Company, its shareholders, directors, officers, employees, agents and affiliates and each other person or entity, if any, controlling the Company and hold each of them wholly harmless from any loss, liability, damage or expense (including, without limitation, reasonable attorney’s fees and disbursements) arising out of the Subscriber’s breach of any of the representations and warranties of the Subscriber made in this Subscription Agreement.

The Subscriber hereby agrees that it will not, without the prior written consent of the Company, during the period commencing on the date that the Common Stock is issued to Subscriber hereunder and ending on the one-year anniversary of such date (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of the Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for the Common Stock or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing

9

provisions shall not apply to the transfer of any shares of Common Stock to any trust for the direct or indirect benefit of the Subscriber or the immediate family of the Subscriber, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value.

The Company hereby represents and warrants to the Subscriber as follows under this Subscription Agreement:

1. The Common Stock, when issued, sold and delivered in accordance with the terms and for and upon receipt of the consideration set forth in this Subscription Agreement, will be validly issued, fully paid and non-assessable. Assuming the accuracy of the representations of the Subscriber in this Subscription Agreement, the Common Stock will be issued in compliance with all applicable federal and state securities laws.

2. The Company has the requisite power and authority to execute and deliver this Subscription Agreement and perform its obligations hereunder. The execution and delivery of this Subscription Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company. This Subscription Agreement has been duly executed and delivered by the Company and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms.

The consideration for the shares being subscribed for by the Subscriber under this Subscription Agreement will be payable at Closing in cash or in shares of common stock of 3PD Holding, Inc. (including by simultaneous and automatic exercise of Subscriber’s Warrant therefore, dated August 11, 2011), as contemplated by the Purchase Agreement.

This Subscription Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without reference to choice of law rules.

This Subscription Agreement may be executed in multiple counterparts and by the parties hereto on separate counterparts which, taken together, shall constitute one binding agreement.

This Subscription Agreement will terminate automatically if the Purchase Agreement is terminated, and the parties hereto shall have no further rights or obligations under this Subscription Agreement. Notwithstanding anything contained in this Subscription Agreement, the transactions contemplated by this Subscription Agreement and the rights and obligations of the parties under this Subscription Agreement are in all instances subject to the consummation of the Closing.

[signature page follows]

10

Dated: July , 2013	SUBSCRIBER:

EVE Holdings, LLC, a Georgia limited liability company,

By:
John J. Schickel, Jr., Sole Manager

Address:

527 Ponte Vedra Blvd. Ponte Vedra Beach, Florida 32082

Number of shares
Such number of shares of Common Stock that can be purchased by Subscriber using 100% of the net after-tax proceeds received by Subscriber under the Purchase Agreement on the Closing Date, calculated using a price per share of Common Stock equal to the closing price of the Company’s common stock on the New York Stock Exchange on July 12th, 2013.

The Company hereby accepts this Subscription Agreement and acknowledges the receipt and sufficiency of the consideration set forth herein.

Dated: July     , 2013

COMPANY:

XPO LOGISTICS, INC. a Delaware corporation

By:
Name:
Title:

Signature Page to Subscription Agreement

EXHIBIT A

INVESTOR ACCREDITATION QUESTIONS

Please indicate the basis of the Subscriber’s status as an “accredited investor” (as defined in Regulation D promulgated under the Securities Act) by checking the box next to each statement below that applies to the Subscriber.

1.	The Subscriber is a natural person and:

a.	Had an individual annual income1. in each of the two most recent years in excess of $200,000, and reasonably expects to have an individual annual income in the current year in excess of $200,000.

☐

b.	Had, together with the Subscriber’s spouse, joint annual income in excess of $300,000 in each of the two most recent years, and reasonably expects their joint annual income in the current year to exceed $300,000.

☐

c.	Has an individual net worth or joint net worth with the Subscriber’s spouse in excess of $1,000,000, exclusive of the market value of the Subscriber’s primary residence. Indebtedness that is secured by the primary residence up to the estimated market value of the primary residence at the time of investment in the securities shall not be included as a liability unless such debt (for the 60 day period prior to investment) exceeds the market value of the primary residence, in which case such excess shall be considered a liability in computing net worth.

☐

2.	The Subscriber is an entity — i.e., a corporation, partnership, limited liability company or other entity (other than a trust) — and:

a.	The Subscriber is a corporation, partnership, limited liability company, a Massachusetts or similar business trust, or an organization described in Section 501(c)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), in each case not formed for the specific purpose of acquiring the Interests and with total assets in excess of $5,000,000.

☐

1.	For purposes of this questionnaire, a person’s income is the amount of such person’s individual adjusted gross income (as reported on a federal income tax return) increased by:
a.	any deduction for depletion of natural resources (Section 611 and others of the Code);
b.	any municipal bond interest (Section 103 of the Code); and
c.	any losses or deductions allocated to such person as a limited partner in a partnership.

b. The Subscriber is one of the following institutional investors as described in Rule 501(a) adopted by the Securities and Exchange Commission (the “SEC”) under the Securities Act:

A “bank” (as defined in Section 3(a)(2) of the Securities Act) or a “savings and loan association or similar institution” (as defined in Section 3(a)(5)(A) of the Securities Act), whether acting in its individual or fiduciary capacity.

☐

A broker or dealer registered pursuant to Section 15 of the Securities and Exchange Act of 1934, as amended.

☐

An “insurance company” (as defined in Section 2(13) of the Securities Act).

☐

An investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) or a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act).

☐

A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958, as amended.

☐

A “private business development company” (as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”)).

☐

An employee benefit plan within the meaning of Title I of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (a) the investment decision to purchase the Interests was made by a “plan fiduciary” (as defined in Section 3(21) of ERISA), which is either a bank, savings and loan association, insurance company or registered investment adviser, (b) which has total assets in excess of $5,000,000, or (c) which is a self-directed plan, with investment decisions made solely by persons, each of whom individually satisfies the net worth

A-2

or income standards for natural persons set forth in question 1 above. NOTE: To the extent that reliance is placed on clause (c), each person must complete and submit to the Company a copy of these Subscriber Accreditation Questions along with an original executed signature page. If necessary, please request additional copies of the Subscriber Accreditation Questions from the Company.

☐

A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees with total assets in excess of $5,000,000.

☐

c.	Each shareholder, partner, member or other equity owner, as the case may be, satisfies the net worth or income standards for natural persons set forth in question 1 above. NOTE: If the Subscriber checks this box 2c, each equity owner of the Subscriber’s securities must complete and submit to the Company a copy of these Subscriber Accreditation Questions along with an original executed signature page. If necessary, please request additional copies of the Subscriber Accreditation Questions from the Company.

☐

3.	The Subscriber is a trust and:

a.	The trustee of the trust is a “bank” as defined in Section 3(a)(2) of the Securities Act or a savings and loan association or other institution referred to in Section 3(a)(5)(A) of the Securities Act.

☐

b.	The trust has total assets in excess of $5,000,000 and was not formed for the specific purpose of acquiring the Interest, and the purchase of the Interest is being directed by a person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of the purchase of the Interest.

☐

c.	Each grantor of the trust has the power to revoke the trust and regain title to the trust assets, and each such grantor satisfies the net worth or income standards for natural persons set forth in question 1 above. NOTE: If the Subscriber checks this box 3c, each grantor must complete and submit to the Company a copy of these Subscriber Accreditation Questions along with an original executed signature page. If necessary, please request additional copies of the Subscriber Accreditation Questions from the Company.

A-3

Exhibit 5.5

CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, NY 10010	CREDIT SUISSE AG Eleven Madison Avenue New York, NY 10010

CONFIDENTIAL

July 12, 2013

XPO AQ, Inc.

c/o XPO Logistics, Inc.

Attention: John Hardig, Chief Financial Officer

PROJECT RACEHORSE

$140 million First Lien Facility

$55 million Second Lien Facility

Commitment Letter

Ladies and Gentlemen:

You have advised Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”) and Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”, “we” or “us”) that you intend to acquire (the “Acquisition”), directly or indirectly through one or more of your subsidiaries, all of the equity interests of a company previously identified to us as “Racehorse” (the “Company”), from the existing shareholders of the Company (collectively, the “Seller”)and to consummate the other Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “First Lien Facility Term Sheet”) or in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Second Lien Facility Term Sheet” and, together with the Senior Facilities Term Sheet, the “Term Sheets”)).

You have further advised us that, in connection therewith, the Borrower will obtain (a) the senior secured first lien term loan facility (the “First Lien Facility”) described in the First Lien Term Sheet, in an aggregate principal amount of $140 million and (b) the senior secured second lien term loan facility (the “Second Lien Facility”) described in the Second Lien Term Sheet, in an aggregate principal amount of $55 million. The First Lien Facility and the Second Lien Facility are collectively referred to herein as the “Facilities”.

1.	Commitments.

In connection with the foregoing, CS is pleased to advise you of its commitment to provide the entire principal amount of the Facilities, upon the terms set forth or referred to in this commitment letter (including the Term Sheets and other attachments hereto, this “Commitment Letter”) and subject only to the conditions described in paragraph 6 of this Commitment Letter. Notwithstanding the foregoing, if at any time prior to the occurrence of the Closing Date, the Investor or any of its subsidiaries actually receives Net Cash Proceeds (as defined below) of any indebtedness for borrowed money (excluding (i) borrowings under the Investor’s asset-based working capital facility, as the same may be entered into, or amended, amended and restated, increased, replaced or refinanced from time to time (the “ABL Facility”), (ii) intercompany indebtedness, (iii) ordinary course borrowings under any other liquidity or working capital facility, (iv) ordinary course capital lease, purchase money or equipment financings or (v) other indebtedness in an amount not to exceed $10,000,000) or Net Cash Proceeds of issuances of equity securities by the Investor or any of its subsidiaries (other than intercompany issuances or issuances under employee stock plans or other benefit or employee incentive arrangements), in an aggregate amount equal to or greater than the amount of the commitments under the Second Lien Facility, then the commitments with respect to the Facilities shall be automatically and permanently reduced by an amount equal to the amount of such Net Cash Proceeds; provided that if the aggregate amount of such Net Cash Proceeds is less than the aggregate committed amount of both of the Facilities, such amount shall first reduce the commitments under the Second Lien Facility and second reduce the commitments under the First Lien Facility until the commitments with respect to the First Lien Facility are not less than $125 million. In addition, you may terminate your commitments with respect to the Facilities in whole but may not reduce such commitments in part except as contemplated by the foregoing sentence. For purposes hereof, “Net Cash Proceeds” shall mean, with respect to any person: (a) with respect to a sale or other disposition of any assets of such person, the excess, if any, of (i) the cash received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any debt that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than loans or commitments outstanding under the Facilities), (B) the reasonable expenses incurred by such person in connection therewith, (C) taxes reasonably estimated to be payable in connection with such transaction, and (D) the amount of reserves established by such person in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with applicable generally accepted accounting principles, provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds; (b) with respect to the incurrence of indebtedness for borrowed money by such person, the excess, if any, of (i) cash received by such person in connection with such incurrence over (ii) the sum of (A) payments made to retire any debt that is required to be repaid in connection with such issuance (other than loans or commitments outstanding under the Facilities) and (B) the underwriting discounts and commissions and other reasonable expenses incurred by such person in connection with such issuance; and (c) with respect to the issuance of equity securities, the excess of (i) the cash received in connection with such issuance over (ii) the underwriting discounts and commissions and other reasonable expenses incurred by such person in connection with such issuance.

2.	Titles and Roles.

You hereby appoint (a) CS Securities to act, and CS Securities hereby agrees to act, as sole bookrunner and sole lead arranger for the Facilities and (b) CS to act, and CS hereby agrees to act, as sole administrative agent for the Facilities and sole collateral agent for the Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. Each of CS Securities and CS, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree

2

that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree. Notwithstanding the foregoing, you may appoint one additional lead arranger or bookrunner in respect of the Facilities within five business days after the date of your acceptance of this letter; provided that (i) such additional lead arranger or bookrunner shall be entitled to not more than 50% of the economics with respect to each Facility (with the economics allocated to Credit Suisse reduced by an amount equal to the economics granted to such additional lead arranger or bookrunner), (ii) such additional lead arranger or bookrunner shall have assumed commitments hereunder at least commensurate with its percentage of the economics, which commitments shall be allocated pro rata to the Facilities, and the commitments of CS hereunder shall be reduced by the amount so assumed, and (iii) Credit Suisse shall have “lead left” placement in any and all marketing materials in connection with the Facilities and shall have the role and responsibilities conventionally associated with such “lead left” placement, including maintaining sole physical books.

3.	Syndication.

CS Securities reserves the right, commencing on the date that is 60 days after the Closing Date, to syndicate all or a portion of CS’s commitment with respect to the Facilities to a group of banks, financial institutions and other institutional lenders (together with CS, the “Lenders”) identified by us in consultation with you (excluding institutions identified by you in writing to us prior to the date hereof (the “Disqualified Institutions”)). We intend to commence preparations for such syndication efforts promptly following the Closing Date and to launch such syndication 60 days following the Closing Date, and you agree to actively assist us from and after such date until the earlier of the date on which a Successful Syndication (as defined in the Fee Letter) occurs and the date that is 120 days following the Closing Date (such earlier date, the “Syndication Date”) in our efforts to complete a Successful Syndication. Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your and your affiliates’ existing lending relationships and the existing lending relationships of the Company and the Investor, (b) direct contact between senior management, representatives and advisors of you, the Borrower and the Company (and your using commercially reasonable efforts to cause direct contact between senior management, representatives and advisors of the Investor) and the proposed Lenders, (c) assistance by you, the Borrower and the Company (and your using commercially reasonable efforts to cause the assistance by the Investor) in the preparation of a Confidential Information Memorandum for the Facilities and other marketing materials and presentations to be used in connection with the syndication (the “Information Materials”), (d) your providing or causing to be provided projections of Holdings and its subsidiaries for the years 2013 through 2018 and for the seven quarters beginning with the second quarter of 2013, in each case in form and substance reasonably satisfactory to CS Securities, (e) on or promptly after that date which is 60 days following the Closing Date, your applying, or causing the Borrower to apply, for the receipt, on an expedited basis, of a public corporate credit rating from Standard & Poor’s Ratings Service (“S&P”) and a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”), in each case with respect to the Borrower, and public ratings for each of the Facilities from each of S&P and Moody’s, (f) the hosting, with CS Securities, of one or more meetings of prospective Lenders, and (g) from the date hereof to the Syndication Date, your ensuring that there are not any issues of debt securities or commercial bank or other credit facilities of Holdings, the

3

Borrower, the Company or their respective subsidiaries being announced, offered, placed or arranged if such announcement, offering, placement or arrangement would, in the reasonable judgment of Credit Suisse, be expected to materially impair the primary syndication of the Facilities (it being understood that none of the announcement, offering, placing or arranging of (x) working capital or liquidity facilities, (y) letters of credit or letter of credit facilities or (z) ordinary course capital lease, purchase money or equipment financings would reasonably expect to materially impair the primary syndication of the Facilities).

You agree, at the request of CS Securities, to assist in the preparation of a version of the Information Materials to be used in connection with the syndication of the Facilities, consisting exclusively of information and documentation that is either (a) publicly available or of a type that would be publicly available if the Borrower and the Company were public reporting companies or (b) not material with respect to Holdings, the Borrower, the Company or their respective subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such Information Materials being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. Before distribution of any Information Materials, you agree to execute and deliver or cause to be executed and delivered to CS Securities, (i) a letter in which you authorize distribution of the Information Materials to Lenders’ employees willing to receive Private Lender Information and (ii) a separate letter in which you or the Company authorize distribution of Information Materials containing solely Public Lender Information and represent that such Information Materials do not contain any Private Lender Information, which letter shall in each case include a customary “10b-5” representation. You further agree that each document to be disseminated by CS Securities to any Lender in connection with the Facilities will, at the request of CS Securities, be identified by you as either (A) containing Private Lender Information or (B) containing solely Public Lender Information. You acknowledge that the following documents contain solely Public Lender Information (unless you notify us promptly prior to their intended distribution that any such document contains Private Lender Information): (1) drafts and final definitive documentation with respect to the Facilities, including term sheets; (2) administrative materials prepared by Credit Suisse for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (3) notification of changes in the terms of the Facilities.

CS Securities will manage all aspects of any syndication in consultation with you, including decisions as to the selection of institutions (other than Disqualified Institutions) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders. To assist CS Securities in its syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Company promptly to provide) to CS Securities all information with respect to Holdings, the Borrower, the Company and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as CS Securities may reasonably request and as is customarily required in connection with the syndication of facilities similar to the Facilities. For the avoidance of doubt and notwithstanding anything to the contrary provided herein, in no event shall you or any of your affiliates be required to participate in any bank meetings, ratings agency presentations or road shows prior to the date that is the 60th day following the Closing Date.

4

4.	Information.

You hereby represent and covenant (with respect to information relating to the Company and its subsidiaries, to the best of your knowledge) that (a) all written information or formally presented with respect to the Borrower, Holdings, the Company and its subsidiaries, other than the Projections and information of a general economic or industry nature (the “Information”) that has been or will be made available to Credit Suisse by or on behalf of you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, taken as a whole, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to Credit Suisse by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon accounting principles consistent with the historical audited financial statements of the Company (except as otherwise disclosed in writing in such Projections) and upon assumptions that are reasonable at the time made and at the time the related Projections are made available to Credit Suisse, it being recognized by Credit Suisse that such Projections are not to be viewed as facts or as a guarantee of performance or achievement of any particular results, that the Projections are subject to significant uncertainties and contingencies many of which are beyond your control, that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. You agree that if at any time prior to the later of (i) the closing of the Facilities and (ii) the Syndication Date, any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct under those circumstances (with respect to information relating to the Company and its subsidiaries, to the best of your knowledge). In arranging and syndicating the Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

5.	Fees.

As consideration for CS’s commitment hereunder, and our agreements to perform the services described herein, you agree to pay (or to cause the Borrower to pay) to CS Securities and CS the fees set forth in this Commitment Letter, in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”).

6.	Conditions Precedent.

CS’s commitment hereunder, and our agreements to perform the services described herein, are subject to (a) there not having occurred since May 31, 2013 any Company Material Adverse Effect (as defined below), (b) execution and delivery of definitive documentation with respect to the Facilities reflecting the terms set forth in this Commitment Letter and the Fee Letter, and (c) the other conditions set forth in Exhibit C hereto.

5

For the purposes hereof, “Company Material Adverse Effect” means any change, circumstance, development, effect or occurrence that has or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that the term “Company Material Adverse Effect” will not include any change, circumstance, development, effect or occurrence to the extent caused by (i) changes or proposed changes in laws, regulations or interpretations thereof or decisions by courts or any governmental authority, (ii) changes or proposed changes in GAAP, (iii) actions or omissions of the Company taken with the consent of the Investor and Credit Suisse (provided that Credit Suisse’s consent shall not be unreasonably withheld, conditioned or delayed) in furtherance of the transactions or actions of the Company expressly permitted by the Purchase Agreement or the documents entered into pursuant thereto which were delivered to Credit Suisse prior to the date hereof, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, clients, customers, suppliers, distributors, partners, financing sources, officers or other employees and/or consultants on revenue, profitability and cash flows, or actions or omissions of the Investor and its affiliates, (iv) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world, (v) events or conditions generally affecting the industries in which the Company and its subsidiaries operate, (vi) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (vii) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (viii) the announcement or pendency of the Purchase Agreement or the transactions contemplated thereby or the identity of the Investor in connection with the transactions contemplated thereby, (ix) the failure by the Company to take any action that is prohibited by the Purchase Agreement, or (x) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that (A) the matters described in clauses (i), (ii), (iv), (v), (vi) and (vii) shall be included in the term “Company Material Adverse Effect” to the extent any such matter has a disproportionate, materially adverse impact on the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, relative to other participants in the last mile residential logistics services industry, and (B) clause (x) will not prevent a determination that any change or effect underlying any such change or failure, as applicable, has resulted in a Company Material Adverse Effect, to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect).

Notwithstanding anything in this Commitment Letter (including each of the exhibits hereto), the Fee Letter or the definitive documentation or any other agreement or undertaking related to the Facilities to the contrary, (a) the only representations relating to the Company and its subsidiaries, businesses and assets, the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date, shall be (i) such of the representations made by or on behalf of the Seller, the Company and its subsidiaries in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that you have (or an affiliate of

6

yours has) the right to terminate (or not perform) your (or its) obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement (the “Purchase Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the definitive documentation for the Facilities shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth clauses (a) – (d) of this Section 6 are satisfied (it being understood that to the extent any Collateral cannot be delivered, or a security interest therein cannot be perfected, on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of, or perfection of a security interest in, such Collateral (other than Collateral a security interest in which can be perfected by the filing of a UCC financing statement, the filing of short form security agreements with the United States Patent and Trademark Office or the United States Copyright Office or the delivery of certificates representing equity interests of the Borrower and subsidiaries of the Borrower organized in the United States) shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but such Collateral shall instead be required to be delivered, or a security interest therein perfected, after the Closing Date pursuant to arrangements and timing to be mutually agreed by the parties hereto acting reasonably. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors set forth in the Term Sheets relating to corporate existence, power and authority, due authorization, execution and delivery, in each case as they relate to the entering into and performance of the definitive documentation for the Facilities, the enforceability of such documentation, Federal Reserve margin regulations, the PATRIOT Act, laws applicable to sanctioned persons, Foreign Corrupt Practices Act, the Investment Company Act, no conflicts between the definitive documentation for the Facilities and the organization documents of the Loan Parties, instruments governing the terms of material debt for borrowed money of the Investor or applicable law, solvency of Holdings, the Borrower and the Borrower’s subsidiaries on a consolidated basis, and, subject to the limitations set forth in the prior sentence, creation, validity, perfection and priority of security interests. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions.”

7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless Credit Suisse and its officers, directors, employees, agents, advisors, representatives, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by Holdings, the Company or any of their respective affiliates or equity holders), and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing or entering into or enforcing the Commitment Letter or the Fee Letter; provided that (i) the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent (a) they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (X) the willful misconduct or gross negligence of such Indemnified Person or such Indemnified Person’s officers, directors, employees, agents, advisors, representatives,

7

controlling persons or successors or assignees (any such person, a “Related Person”) or (Y) a material breach by such Indemnified Person of its express obligations under this Commitment Letter or (b) arising from or in connection with disputes solely among or between Indemnified Persons (other than actions against Credit Suisse in its capacity as agent or arranger or similar capacity in connection with the Facilities) not relating to any acts or omissions by you or any of your affiliates or your or its Related Persons and (ii) your obligation to reimburse the Indemnified Persons for legal expenses shall be limited to the fees, charges and disbursements of one counsel to all Indemnified Persons (and, if reasonably necessary, of one regulatory counsel and one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest of which you are notified in writing, of one additional counsel (and if reasonably necessary, of one regulatory counsel and one local counsel in any relevant jurisdiction) to the affected Indemnified Persons and (b) if the Closing Date occurs, to reimburse Credit Suisse for all reasonable and documented out-of-pocket expenses (including, but not limited to, expenses of Credit Suisse’s due diligence investigation, consultants’ fees, syndication expenses, travel expenses and fees, and disbursements and other charges of outside counsel (limited to one counsel and, if reasonably necessary, one regulatory counsel and one local counsel in any relevant jurisdiction)), incurred in connection with the Facilities and the preparation and negotiation of this Commitment Letter, the Fee Letter, the definitive documentation for the Facilities and any ancillary documents and security arrangements in connection therewith. You agree that, notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors or any other person arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct. You will not be responsible to us or any other Indemnified Person or any other person or entity for any special, indirect, consequential or punitive, damages which may be alleged as a result of this Commitment Letter, the Fee Letters or the Transactions; provided, that your indemnity and reimbursement obligations under this Section 7 shall not be limited by this sentence.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that Credit Suisse may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. Consistent with Credit Suisse’s policy to hold in confidence the affairs of its customers, Credit Suisse will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and Credit Suisse is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether Credit Suisse has

8

advised or is advising you on other matters, (b) Credit Suisse, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of Credit Suisse, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that Credit Suisse is engaged in a broad range of transactions that may involve interests that differ from your interests and that Credit Suisse has no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against Credit Suisse for breach of fiduciary duty or alleged breach of fiduciary duty and agree that Credit Suisse shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equity holders, employees or creditors. Additionally, you acknowledge and agree that Credit Suisse is not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby). You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and Credit Suisse shall have no responsibility or liability to you with respect thereto. Any review by Credit Suisse of the Borrower, the Company, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of Credit Suisse and shall not be on behalf of you or any of your affiliates.

You further acknowledge that Credit Suisse is a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, Holdings, the Borrower, the Company and other companies with which you, Holdings, the Borrower or the Company may have commercial or other relationships. With respect to any securities and/or financial instruments so held by Credit Suisse or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter shall not be assignable by you without the prior written consent of CS and CS Securities (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). CS may assign its commitment hereunder with your prior consent (not to be unreasonably withheld or delayed) to one or more prospective Lenders; provided that CS shall not be released from the portion of its commitment hereunder so assigned prior to the funding of the Facilities on the Closing Date (except as contemplated by Section 2 above). Any and all obligations of, and services to be provided by, CS Securities or CS hereunder (including, without limitation, CS’s commitment) may be performed and any and

9

all rights of CS Securities or CS hereunder may be exercised by or through any of their respective affiliates or branches and, in connection with such performance or exercise, CS Securities and CS may exchange with such affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to CS Securities and CS hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by CS Securities, CS and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Facilities may be transmitted through SyndTrak, Intralinks, the Internet, e-mail or similar electronic transmission systems, and that Credit Suisse shall not be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner except to the extent that such damages resulted from the gross negligence or willful misconduct of Credit Suisse or any of its Related Persons). Credit Suisse may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or World Wide Web as it may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of you, the Borrower and your and its affiliates (or any of them), and the amount, type and closing date of such Transactions, all at Credit Suisse’s expense. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Facilities. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN IN DETERMINING (A) THE INTERPRETATION OF A COMPANY MATERIAL ADVERSE EFFECT AND WHETHER A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED, (B) THE ACCURACY OF ANY PURCHASE AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU HAVE (OR AN AFFILIATE OF YOURS HAS) THE RIGHT TO TERMINATE (OR NOT PERFORM) YOUR (OR ITS) OBLIGATIONS UNDER THE PURCHASE AGREEMENT AND (C) WHETHER THE ACQUISITION AND THE OTHER TRANSACTIONS HAVE BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE PURCHASE AGREEMENT (IN EACH CASE WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF DELAWARE).

10

10.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court; provided that suit for the recognition or enforcement of any judgment obtained in any such New York State or Federal court may be brought in any other court of competent jurisdiction, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

11.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, ANY FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance, nor the activities of Credit Suisse pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to your and your affiliates’ officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis or (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof prior to such disclosure, to the extent reasonably practicable and permitted by law); provided that you may disclose (i) this Commitment Letter and the contents hereof and, solely in the case of clause (a) and only if redacted in a manner reasonably satisfactory to Credit Suisse, the Fee Letter to (a) the Company, the Seller’s Representative (as defined in the Purchase Agreement) and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) in any public or regulatory filing relating to the Transactions or any financing undertaken by you or your affiliates after the date hereof, to the extent customary or required, (c) in any syndication or other marketing materials in connection with the Facilities and (d) any ratings agency on a confidential basis and (e) in connection with the exercise of remedies

11

hereunder or in any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or the transactions contemplated thereby or enforcement hereof and thereof, and (ii) the aggregate amounts contained in the Fee Letter as part of the projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for any securities to be issued by you or any of your affiliates or to the extent customary or required in any public or regulatory filing relating to the Transactions; provided that the foregoing restrictions shall cease to apply to the extent such information becomes publicly available other than by reason of disclosure in violation of this paragraph.

Credit Suisse hereby agrees to treat as confidential all confidential information provided to it by or on behalf of you hereunder; provided that nothing herein shall prevent Credit Suisse from disclosing such information to (a) to Credit Suisse’s and its affiliates’ officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) as required by applicable law or compulsory legal process (in which case Credit Suisse agrees to inform you promptly thereof prior to such disclosure, to the extent reasonably practicable and permitted by law), (c) to any ratings agency on a confidential basis, (d) as requested by any state, federal or foreign authority or examiner regulating banks and banking, (e) in connection with the exercise of remedies hereunder or in any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or the transactions contemplated thereby or enforcement hereof and thereof, (f) to actual or potential assignees, participants or derivative investors in the Facilities who agree to be bound by the terms of this paragraph or substantially similar confidentiality provisions, (g) to the extent permitted by Section 9 or (h) for purposes of establishing a “due diligence” defense; provided that the foregoing restrictions shall cease to apply to the extent such information becomes publicly available other than by reason of disclosure in violation of this paragraph. The provisions of this paragraph shall automatically terminate two years following the date of this Commitment Letter.

Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letter and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

13.	Surviving Provisions.

The compensation, reimbursement, indemnification, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee

12

Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and (other than in the case of the syndication provisions) notwithstanding the termination of this Commitment Letter or CS’s commitment hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter, other than those relating to confidentiality, compensation and to the syndication of the Facilities (which shall remain in full force and effect), shall, to the extent covered by the definitive documentation relating to the Facilities, automatically terminate and be superseded by the applicable provisions contained in such definitive documentation upon the occurrence of the Closing Date.

14.	PATRIOT Act Notification.

Credit Suisse hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), Credit Suisse and each Lender is required to obtain, verify and record information that identifies the Borrower and each guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each guarantor that will allow Credit Suisse or such Lender to identify the Borrower and each guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to Credit Suisse and each Lender. You hereby acknowledge and agree that Credit Suisse shall be permitted to share any or all such information with the Lenders.

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on July 12, 2013. CS’s offer hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that Credit Suisse has not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment on CS only after it has been duly executed and delivered by you in accordance with the first sentence of this Section 15. In the event that the Closing Date does not occur on or before 11:59 p.m., New York City time, on October 2, 2013 (or such earlier date on which the Purchase Agreement terminates or you publicly announce your intention not to proceed with the Acquisition), then this Commitment Letter and CS’s commitment hereunder, and our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless Credit Suisse shall, in its discretion, agree to an extension.

[Remainder of this page intentionally left blank]

13

Credit Suisse is pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By	/s/ Michael Speller
	Name:	Michael Speller
	Title:	Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By	/s/ Judith Smith
	Name:	Judith Smith
	Title:	Authorized Signatory

By	/s/ Michael D’Onofrio
	Name:	Michael D’Onofrio
	Title:	Authorized Signatory

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first above written:

XPO AQ, INC.

By	/s/ John J. Hardig
	Name:	John J. Hardig
	Title:	CFO

[Signature Page to Commitment Letter]

EXHIBIT A

PROJECT RACEHORSE

$140 million First Lien Facility

Summary of Principal Terms and Conditions

Borrower:	A Delaware corporation (the “Borrower”), all of the outstanding equity interests of which are owned by a Delaware corporation (“Holdings”), in each case, to be formed and controlled by XPO Logistics, Inc., a Delaware corporation (the “Investor”) for the purpose of acquiring all of the equity interest of a company previously identified to us as “Racehorse” (the “Company”).

Transactions:	Holdings intends to acquire (the “Acquisition”) all of the equity interests of the Company pursuant to a purchase and sale agreement (the “Purchase Agreement”) to be entered into among Holdings, the Borrower, the Company and the existing equity holders of the Company (collectively, the “Seller”). In connection with the Acquisition, (a) the Borrower will acquire the Company from the Seller with the Seller receiving an aggregate amount of $365,000,000 in cash (the “Acquisition Consideration”), (b) the Investor will contribute not less than 40% of the pro forma total debt and equity capitalization of Holdings on the Closing Date in cash to Holdings as common equity and/or preferred equity (any such preferred equity having terms reasonably acceptable to Arranger), (c) Holdings will contribute the amount so received to the Borrower as cash common equity in exchange for the issuance to Holdings of all the common stock of the Borrower (the equity contributions described in clauses (b) and (c) being referred to herein collectively as the “Equity Contribution”), (d) the Borrower intends to obtain (i) the First Lien Facility as described and defined herein and (ii) the senior secured second lien term loan facility (the “Second Lien Facility” and, together with the First Lien Facility, the “Facilities”) as described in the Summary of Principal Terms and Conditions (the “Second Lien Term Sheet”) attached as Exhibit B to the Commitment Letter to which this Term Sheet is an exhibit, (e) certain of the existing indebtedness of the Company and its subsidiaries outstanding as of the Closing Date shall be repaid (the “Existing Debt”) and (f) fees and expenses incurred in connection with the foregoing (the “Transaction Costs”) will be paid. The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Agent:	Credit Suisse AG, acting through one or more of its branches or affiliates (“CS”), will act as sole administrative agent and collateral agent (collectively, in such capacities, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with CS, the “Lenders”), and will perform the duties customarily associated with such roles.

First Lien Facility Term Sheet

Bookrunner and Lead Arranger:	Credit Suisse Securities (USA) LLC will act as bookrunner and lead arranger for the First Lien Facility described below, together with any additional lead arranger or bookrunner appointed pursuant to Section 2 of the Commitment Letter (the “Commitment Letter”) to which this Exhibit A is attached (collectively, in such capacities, the “Arranger”), and will perform the duties customarily associated with such roles.

Syndication Agent:	At the option of the Arranger, one or more financial institutions identified by the Arranger and reasonably acceptable to the Borrower (in such capacity, the “Syndication Agent”).

Documentation Agent:	At the option of the Arranger, one or more financial institutions identified by the Arranger and reasonably acceptable to the Borrower (in such capacity, the “Documentation Agent”).

First Lien Facility:	A senior secured first lien term loan facility in an aggregate principal amount of $140,000,000 (the “First Lien Facility”).

Incremental First Lien Facility:	The Borrower shall be entitled, subject to satisfaction of customary conditions, on one or more occasions, to incur additional first lien term loans (the “Additional First Lien Loans”) under the Incremental First Lien Facility or under a new first lien loan facility to be included in the First Lien Facility in an aggregate principal amount of up to $30,000,000 and to have the same guarantees as, and be secured on a pari passu basis by the same collateral securing, the First Lien Facility; provided that (i) no default or event of default exists or would exist after giving effect thereto, (ii) the Borrower shall be in pro forma compliance with the Financial Maintenance Covenants and the First Lien Debt (to be defined) to EBITDA (to be defined) ratio on a pro forma basis shall not exceed 4.00:1.00, in each case on the date of incurrence and for the most recent determination period, after giving effect to any such Additional First Lien Loans and other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions after the beginning of the relevant determination period but prior to or substantially simultaneously with the borrowing of such Additional First Lien Loans, (iii) the Additional First Lien Loans and guarantees thereof will rank pari passu in right of payment with the First Lien Facility and will be secured on an equal and ratable basis with (and on the same Collateral securing) the First Lien Facility, (iv) the maturity date of the Additional First Lien Loans shall be no earlier than the maturity date of the First Lien Facility, (v) the average life to maturity of the Additional First Lien Loans shall be no shorter than the remaining average life to maturity of the First Lien Facility, (vi) all fees and expenses owing in respect of such increase to the Agent and the Lenders shall have been paid, (vii) to the extent such Additional First Lien Loans are incurred on or prior to the date that is 18 months after the Closing Date, such Additional First Lien Loans shall be subject to a “most favored nation” pricing provision that ensures that the initial “yield” on

First Lien Facility Term Sheet

such Additional Term Loans does not exceed the “yield” at such time on the Term Facility by more than 50 basis points (with “yield” being determined by the Agent taking into account the applicable margin, upfront fees, any original issue discount and any LIBOR or ABR floors) and (viii) the other terms and documentation in respect thereof, to the extent not consistent with the First Lien Facility, shall otherwise be reasonably satisfactory to the Agent. The Borrower may seek commitments in respect of Additional First Lien Loans from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and, subject to the Agent’s consent (not to be unreasonably withheld or delayed) additional banks, financial institutions and other institutional lenders who will become Lenders in connection therewith. In addition, the Borrower shall be entitled, subject to satisfaction of customary conditions, to establish a revolving credit facility under the definitive documentation for the First Lien Facility, on terms and subject to conditions to be agreed; provided that the amount of commitments with respect to any such revolving credit facility, together with the principal amount of any Additional First Lien Term Loans, shall not exceed $30,000,000 in the aggregate; and provided further that, for purposes of determining pro forma compliance with the Financial Maintenance Covenants and the First Lien Debt to EBITDA ratio referred to above, such revolving credit facility shall be deemed to have been fully drawn.

Refinancing Facility:	The definitive documentation will permit the Borrower to refinance loans under the First Lien Facility (including any Additional Loans) from time to time, in whole or part, with one or more new term facilities (each, a “Refinancing Facility”) under the definitive documentation for the First Lien Facility, with the consent of the Borrower, the Agent (not to be unreasonably withheld or delayed) and the institutions providing such Refinancing Facility; provided that (i) any Refinancing Facility does not mature prior to the maturity date of, or have a shorter weighted average life than, loans under the applicable portion of the First Lien Facility being refinanced, (ii) the proceeds of such Refinancing Facility are immediately applied to permanently repay in whole or in part the portion of the First Lien Facility being refinanced and shall not be in an aggregate principal amount greater than the aggregate principal amount of the First Lien Facility being refinanced, (iii) there are no direct or indirect obligors in respect of the Refinancing Facilities that are not the Borrower or Guarantors and (iv) the other terms and conditions of such Refinancing Facility (excluding pricing and optional prepayment or redemption terms) are substantially identical to, or no more favorable (taken as a whole) to the investors providing such Refinancing Facility than, those applicable to the portion of the First Lien Facility being refinanced (except for covenants or other

First Lien Facility Term Sheet

provisions applicable only to periods after the latest final maturity date of the First Lien Facility existing at the time of such refinancing).

Purpose:	The proceeds of the First Lien Facility will be used by the Borrower, on the date of the borrowing under the Facilities (the “Closing Date”), together with the proceeds of the Second Lien Facility, if any, and of the Equity Contribution, solely (a) to repay the Existing Debt, (b) to pay Acquisition Consideration and (c) to pay the Transaction Costs.

Availability:	The full amount of the First Lien Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the First Lien Facility (other than under any incremental revolving facility) that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex A-I hereto.

Default Rate:	The applicable interest rate plus 2.0% per annum.

Final Maturity and Amortization:	The First Lien Facility will mature on the date that is 6 years after the Closing Date, and will amortize in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the First Lien Facility with the balance payable on the maturity date of the First Lien Facility; provided that the First Lien Facility documentation shall provide the right for the Borrower to extend maturities pursuant to one or more tranches with only the consent of the respective extending Lenders; provided that each Lender under the tranche that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche.

Guarantees:	All obligations of the Borrower under the First Lien Facility and under any interest rate protection or other hedging arrangements entered into with the Agent, the Arranger, an entity that is a Lender at the time of such transaction, or any affiliate of any of the foregoing (“Hedging Arrangements”) will be unconditionally guaranteed (the “Guarantees”) by (i) Holdings and (ii) each existing and subsequently acquired or organized, direct and indirect domestic subsidiary of the Borrower (collectively, the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”); provided that the Guarantors shall not include (a) any subsidiary that is prohibited or restricted by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or at the time of acquisition thereof after the Closing Date (to the extent not entered into in contemplation of such acquisition), in each case, from guaranteeing the Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent has been received, (b) any direct or indirect domestic subsidiary of a foreign subsidiary or (c) any domestic

First Lien Facility Term Sheet

subsidiary substantially all of the assets of which would constitute the equity of foreign subsidiaries (a “FSHCO”). Notwithstanding the foregoing, additional subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Agent reasonably agree that the cost of providing such a Guarantee is excessive in relation to the value afforded thereby.

Security:

The First Lien Facility, the Guarantees and any Hedging Arrangements will be secured by substantially all the assets of Holdings, the Borrower and each Subsidiary Guarantor, whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the equity interests of the Borrower, (b) a perfected first-priority pledge of all the equity interests held by Holdings, the Borrower or any Subsidiary Guarantor and (c) perfected first-priority security interests in substantially all tangible and intangible assets of Holdings, the Borrower and each Subsidiary Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, real property, cash, deposit and securities accounts, commercial tort claims, letter of credit rights, intercompany notes and proceeds of the foregoing).

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee-owned real property with a fair market value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing) and all leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters); (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights with a value of less than an amount to be agreed (except to the extent perfection can be achieved by filing a UCC-1 financing statement) and commercial tort claims with a value of less than an amount to be agreed; (iii) pledges and security interests prohibited by applicable law, rule or regulation; (iv) equity interests in any person other than wholly owned subsidiaries to the extent not permitted by the terms of such person’s organizational or joint venture documents; (v) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code other than proceeds thereof, (vi) those assets as to which the Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of

First Lien Facility Term Sheet

the security to be afforded thereby; (vii) in excess of 65% of the voting capital stock of (A) any subsidiaries not organized under the laws of the United States or any state thereof or (B) any FSHCO; (viii) any of the capital stock of (A) indirect subsidiaries (not directly owned by a Borrower or a Guarantor), to the extent not organized under the laws of the United States or any state thereof or (B) any direct or indirect subsidiary organized under the laws of the United States or any state thereof of a subsidiary not organized under the laws of the United States or any state thereof; (ix) any governmental licenses (but not the proceeds thereof) or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code other than proceeds thereof, (x) “intent-to-use” trademark applications; and (xi) other exceptions to be mutually agreed upon. In addition, in no event shall (a) control agreements or control or similar arrangements be required with respect to deposit or securities accounts, (b) notices be required to be sent to account debtors or other contractual third-parties prior to the occurrence and during the continuance of an event of default, (c) perfection (except to the extent perfected through the filling of Uniform Commercial Code financing statements) be required with respect to letter of credit rights and commercial tort claims, or (d) security documents governed by the laws of a jurisdiction other than the United States or any state thereof be required.

The relative rights and remedies in the Collateral among the Lenders and the lenders under the Second Lien Facility will be set forth in a customary intercreditor agreement on terms to be mutually agreed.

Mandatory Prepayments:	Loans under the First Lien Facility and the Second Lien Facility shall be prepaid in accordance with the “waterfall” provision described in the following paragraph with (a) 50% of Excess Cash Flow (to be defined), with step-downs to 25% and 0% based upon achievement and maintenance of Total Debt to EBITDA ratios of 4.25:1.00 and 3.50:1.00 respectively, (b) 100% of the Net Cash Proceeds of all non-ordinary course asset sales or other dispositions of property by Holdings and its subsidiaries in excess of an amount to be agreed (including proceeds from the sale of equity securities of any subsidiary of the Borrower and insurance and condemnation proceeds) (subject to (x) exceptions customary for financings of the type contemplated hereby for borrowers of creditworthiness similar to the Borrower and other exceptions to be agreed upon and (y) the right to reinvest such proceeds (including to make permitted acquisitions and other investments), if such proceeds are reinvested (or committed to be reinvested) within 12 months after receipt of such proceeds and, if so committed, so

First Lien Facility Term Sheet

long as reinvestment is actually completed at least 18 months after receipt of such proceeds), (c) following the occurrence of a Successful Syndication, 100% of the Net Cash Proceeds of issuances, offerings or placements of debt obligations for borrowed money of Holdings and its subsidiaries not otherwise permitted pursuant to the terms of the First Lien Facility (subject to certain exceptions to be agreed) and (d) prior to the occurrence of a Successful Syndication, 100% of the Net Cash Proceeds of (i) issuances of equity securities of the Investor or any of its subsidiaries (other than intercompany issuances or issuances under employee stock plans or other benefit or employee incentive arrangements and subject to other exceptions to be agreed upon) and (ii) issuances, offerings or placements of debt obligations for borrowed money of the Investor and its subsidiaries (excluding, among other things, (i) borrowings under the Investor’s ABL Facility, (ii) intercompany indebtedness, (iii) ordinary course borrowings under any other liquidity or working capital facility, (iv) ordinary course capital lease, purchase money or equipment financings or (v) other indebtedness in an amount not to exceed $10,000,000), with a stepdown in the case of each of clauses (i) and (ii) to 0% based on achievement of a Total Debt to EBITDA ratio of 4.00:1:00. Notwithstanding the foregoing, the above-described mandatory prepayments shall be subject in all respects to the provision described below under the heading “Minimum Size”.

The above-described mandatory prepayments shall be applied first, pro rata to the remaining amortization payments under the First Lien Facility and second, to the Second Lien Facility.

Voluntary Prepayments:	Prepayments of borrowings under the First Lien Facility will be permitted at any time, in minimum principal amounts to be agreed upon, subject to the payment of any “Prepayment Premium” (as set forth under the caption “Prepayment Premium” in Annex A-I attached hereto), and subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments will be applied to the Facilities as directed by the Borrower, provided that any sums applied to the First Lien Facility shall be applied pro rata to the remaining amortization payments under the First Lien Facility.

Minimum Size	The definitive documentation for the First Lien Facility will provide, on terms to be agreed, that the aggregate principal amount of loans outstanding under the First Lien Facility shall not be reduced as a result of any mandatory or voluntary prepayment to an amount greater than $0 and less than $125,000,000 prior to a Successful Syndication.

First Lien Facility Term Sheet

Representations and Warranties:	Shall apply only to the Holdings and its subsidiaries and shall be limited to corporate status; legal, valid and binding documentation; no consents; accuracy of financial statements and other information; no material adverse change; absence of undisclosed liabilities, litigation and investigations; no violation of, or conflicts with, agreements or instruments; compliance with laws (including the PATRIOT Act, ERISA, margin regulations, environmental laws, laws applicable to sanctioned persons and the Foreign Corrupt Practices Act); payment of taxes; ownership of properties; intellectual property; inapplicability of the Investment Company Act; solvency; effectiveness of governmental approvals; labor matters; environmental and other regulatory matters; validity, priority and perfection of security interests in the Collateral; in each case subject to exceptions, qualifications and thresholds customary for financings of the type described herein for borrowers of creditworthiness similar to the Borrower and other exceptions, qualifications and thresholds to be agreed upon.

Conditions Precedent to Borrowing:	The borrowing under the Facilities will be subject only to the applicable conditions precedent set forth in Section 6 of, and Exhibit C to, the Commitment Letter.

Affirmative Covenants:	Shall apply only to Holdings and its subsidiaries and shall be limited to maintenance of corporate existence and rights; performance of obligations; delivery of consolidated financial statements, unqualified audit reports and other information, including information required under the PATRIOT Act; delivery of notices of default, litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of customary insurance; promptly following the 60th day following the Closing Date, applying for the receipt, on an expedited basis, and use of commercially reasonable efforts to maintain after receipt thereof, a public corporate credit rating from Standard & Poor’s Ratings Service (“S&P”) and a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”), in each case with respect to the Borrower, and a public rating of each of the Facilities by each of S&P and Moody’s; compliance with laws; inspection of books and properties; further assurances; payment of taxes; and delivery to CS Securities, within 60 days following the Closing Date, of a customary Confidential Information Memorandum for the Facilities, in each case subject to exceptions, qualifications and thresholds customary for financings of the type described herein for borrowers of creditworthiness similar to the Borrower and other exceptions, qualifications and thresholds to be agreed upon.

Negative Covenants:	Except as specifically described below (as it relates to Holdings), shall apply only to the Borrower and its subsidiaries and shall be limited to limitations on dividends on, and redemptions and repurchases of, equity interests and other

First Lien Facility Term Sheet

restricted payments; limitations on prepayments, redemptions and repurchases of subordinated debt, junior secured debt and unsecured debt; limitations on liens and sale-leaseback transactions; limitations on loans and investments; limitations on debt, guarantees and hedging arrangements; limitations on mergers, acquisitions and asset sales; limitations on transactions with affiliates; limitations on changes in business conducted by Holdings, the Borrower and its subsidiaries (and prohibition of Holdings engaging in business activities or incurring liabilities other than its ownership of the equity interests of the Borrower and activities and liabilities incidental thereto, including its guarantee of the First Lien Facility and the Second Lien Facility); limitations on restrictions on ability of subsidiaries to pay dividends or make distributions; limitations on certain amendments of subordinated debt, junior secured debt, certain unsecured debt, and amendments to organizational documents; and limitations on capital expenditures (which shall permit annual capital expenditures reflecting a 30% cushion above the projected capital expenditures set forth in the model delivered to Credit Suisse on June 21, 2013 (the “Company Model”)).

The negative covenants will be subject to exceptions, qualifications, carryforwards and baskets customary for financings of the type described herein for borrowers of creditworthiness similar to the Borrower and other exceptions, qualifications, carryforwards and baskets to be agreed upon, including an “Available Amount” (to be defined in the First Lien Facility documentation) basket to be built by retained excess cash flow and Net Cash Proceeds of any common equity issuances (other than Specified Equity Contributions). The “Available Amount” basket may be used for certain investments, restricted payments and the repayment or redemption of subordinated debt; provided that (i) no event of default exists or would exist immediately after giving effect to the use of the “Available Amount” and (ii) the borrower is in pro forma compliance with a maximum Total Debt to EBITDA (to be defined in the manner described below) ratio of 4.25:1.00.

Financial Maintenance Covenants:	Limited to quarterly tests of (a) maximum ratio of Total Debt to EBITDA of the Borrower and its Subsidiaries and (b) minimum interest coverage ratio of the Borrower and its subsidiaries (with financial definitions to be defined in a manner consistent with the calculations in the Company Model and otherwise in a manner customary for financings of the type described herein for borrowers of creditworthiness similar to the Borrower and with levels providing a 30% cushion (to be calculated on a static and not cumulative basis) to the projected EBITDA levels as set forth in the Company Model).

First Lien Facility Term Sheet

For purposes of determining compliance with the financial covenants described in clauses (a) and (b) above, any cash common equity contribution made to Holdings after the last day of any fiscal quarter and prior to the day that is ten business days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of EBITDA for the purposes of determining compliance with the financial covenants at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”), provided that (a) in each four consecutive fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) during the life of the Facilities there shall be no more than five Specified Equity Contributions in the aggregate, (c) the amount of any Specified Equity Contribution shall be no greater than 100% of the amount required to cause Borrower to be in compliance with such financial covenants, (d) all Specified Equity Contributions shall be disregarded for purposes of determining pricing, financial ratio-based conditions or any baskets with respect to the covenants contained in the definitive documentation for the Facilities, (e) the proceeds of any such Specified Equity Contribution shall have been contributed to the Borrower as cash common equity, (f) the Specified Equity Contribution shall not result in a pro forma reduction in indebtedness for purposes of calculating the financial covenants and (g) the proceeds of such Specified Equity Contribution shall be immediately applied to prepay loans under the Facilities (as directed by the Borrower subject to restrictions on prepayments of the Second Lien Facility set forth in the definitive documentation for the First Lien Facility).

Events of Default:	Shall apply only to the Borrower and its subsidiaries (and in limited cases to be agreed, Holdings) and shall be limited to (subject, where appropriate, to thresholds and grace periods customary for financings of the type described herein for borrowers of creditworthiness similar to the Borrower and other thresholds and grace periods to be agreed upon) nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration; bankruptcy; material judgments; ERISA events; actual or asserted invalidity of the documentation of the First Lien Facility, Guarantees or security documents; and Change of Control (to be defined in a manner customary for financings of the type described herein for borrowers of creditworthiness similar to the Borrower).

Voting:	Amendments and waivers of the definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and

First Lien Facility Term Sheet

commitments under the First Lien Facility (the “Required Lenders”), with certain amendments and waivers also requiring class votes, except that (a) the consent of each affected Lender shall be required with respect to (i) increases in the commitment of such Lender, (ii) reductions or forgiveness of principal, interest or fees payable to such Lender, (iii) extensions of final maturity or scheduled amortization of the loans of such Lender or of the date for payment to such Lender of any interest or fees, and (iv) changes that impose any additional restriction on such Lender’s ability to assign any of its rights or obligations and (b) the consent of each Lender shall be required with respect to (i) modification to voting requirements or percentages, (ii) modification to certain provisions requiring the pro rata treatment of lenders, and (iii) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral.

Cost and Yield Protection:	Usual for facilities and transactions of this type, including customary tax gross-up provisions (including but not limited to provisions relating to Dodd-Frank and Basel III).

Assignments and Participations:

The Lenders will be permitted to assign loans under the First Lien Facility (other than to (a) a natural person, (b) subject to the following paragraph, the Borrower and its affiliates or (c) to the extent they have been identified to the relevant Lender in writing prior to such assignment, Disqualified Institutions (as defined in the Commitment Letter) with the consent of the Borrower (such consent not to be unreasonably withheld or delayed); provided that such consent of the Borrower (x) shall not be required (i) if such assignment is made to another Lender under the First Lien Facility or an affiliate or approved fund of any such Lender or (ii) after the occurrence and during the continuance of an event of default and (y) shall be deemed to have been given if the Borrower has not responded within five business days of a request for such consent. All assignments will require the consent of the Agent, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $1,000,000 or, if less, all of such Lender’s remaining loans. Assignments will be by novation. An assignment fee in the amount of $3,500 shall be paid by the respective assignor or assignee to the Agent. The Agent shall not be responsible for monitoring compliance with the Disqualified Lender list and shall have no liability for non-compliance by any Lender.

Assignments of loans under the First Lien Facility to the Borrower shall be permitted subject to the following limitations: (i) Holdings, the Borrower and its subsidiaries may not purchase loans under the First Lien Facility at any time while they or any of their respective directors or officers is aware of any material non-public information with respect to

First Lien Facility Term Sheet

the business of Holdings, the Borrower or any of their subsidiaries at the time of such purchase that has not been disclosed to Lenders generally; (ii) any offer to purchase or take by assignment any loans under the First Lien Facility by Holdings, the Borrower or its subsidiaries shall have been made to all Lenders pro rata (with buyback mechanics to be agreed); (iii) no default or event of default has occurred and is continuing; and (iv) the loans purchased are immediately cancelled.

The Lenders will be permitted to sell participations in loans (other than to a natural person or to the Borrower and its affiliates) without restriction. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions or forgiveness of principal, interest or fees payable to such participant, (c) extensions of final maturity or scheduled amortization of, or the date for payment of interest or fees on, the loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral.

Expenses and Indemnification:	The Borrower will indemnify the Arranger, the Agent, the Syndication Agent, the Documentation Agent, the Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower or any of their respective affiliates or equity holders) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions in connection therewith; provided that (i) no Indemnified Person will be indemnified for any cost, expense or liability to the extent (a) determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Person or its Related Persons or (b) arising from or in connection with disputes solely among or between Indemnified Persons (other than actions against Credit Suisse as agent or arranger or similar capacity under the Facilities) not relating to any acts or omissions by the Borrower or its affiliates or their Related Persons and (ii) the Borrower’s obligation to reimburse the Indemnified Persons for legal expenses shall be limited to the fees, charges and disbursements of one counsel to all Indemnified Persons (and, if reasonably necessary, of one regulatory counsel and one

First Lien Facility Term Sheet

local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest of which you are notified in writing, of one additional counsel (and if reasonably necessary, of one regulatory counsel and one local counsel in any relevant jurisdiction) to the affected Indemnified Persons . In addition, the Borrower shall pay (a) all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable fees, disbursements and other charges of outside counsel (limited to one counsel and, if reasonably necessary, one regulatory counsel and one local counsel in any relevant jurisdiction)) of the Arranger, the Agent, the Syndication Agent, the Documentation Agent in connection with the syndication of the First Lien Facility, the preparation and administration of the definitive documentation and the First Lien Facility, and amendments, modifications and waivers thereto and (b) all reasonable and documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of outside counsel) of the Arranger, the Agent, the Syndication Agent, the Documentation Agent, and the Lenders for enforcement costs and documentary taxes associated with the First Lien Facility.

Definitive Documentation	The definitive documentation with respect to the First Lien Facility shall reflect the terms set forth herein and shall otherwise be on terms customary for financings of the type described herein for borrowers of a creditworthiness similar to that of the Borrower.

Governing Law and Forum:	New York.

Counsel to Agent and Arranger:	Davis Polk & Wardwell LLP.

First Lien Facility Term Sheet

ANNEX A-I

Interest Rates:

The interest rates under the First Lien Facility will be as follows:

At the option of the Borrower, Adjusted LIBOR plus 5.0% or ABR plus 4.0%.

The Borrower may elect interest periods of one, two, three or six months (or twelve months if offered by all Lenders) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual number of days elapsed over a 360-day year (or 365- or 366-day year, as the case may be, in the case of ABR loans) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

ABR is the Alternate Base Rate, which is the highest of (i) CS’s Prime Rate, (ii) the Federal Funds Effective Rate plus  1/2 of 1.0% and (iii) one-month Adjusted LIBOR plus 1.0%.

Adjusted LIBOR will at all times include statutory reserves and shall be deemed to be not less than 1.25% per annum.

Original Issue Discount:	The loans under the First Lien Facility will be issued to the Lenders participating in the First Lien Facility at a price of 99.0% of their principal amount. Notwithstanding the foregoing, (a) all calculations of interest and fees in respect of the First Lien Facility will be calculated on the basis of their full stated principal amount and (b) at the option of the Arranger, any original issue discount may instead be effected in the form of an upfront fee payable to the Lenders.

Prepayment Premium:

In the event that all or any portion of the First Lien Facility is voluntarily prepaid, mandatorily prepaid from the proceeds of debt incurred by the Borrower or its subsidiaries which is not otherwise permitted to be incurred pursuant to the terms of the First Lien Facility, or is prepaid in connection with a mandatory assignment in connection with an amendment to the First Lien Facility, in each case prior to the first anniversary of the Closing Date and in connection with a Repricing Transaction, such prepayments shall be made at 101% of the total amount being prepaid.

“Repricing Transaction” means any prepayment of all or part of the First Lien Facility from the proceeds of indebtedness having a lower all-in yield (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and OID, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such replacement financing) than the First Lien Facility, or any amendment of the First Lien Facility the result of which is to reduce the all-in yield applicable to the First Lien Facility.

First Lien Facility Term Sheet

A-I-1

EXHIBIT B

PROJECT RACEHORSE

$55 million Second Lien Facility

Summary of Principal Terms and Conditions1

Borrower:	The Borrower under the First Lien Facility.

Agent:	Credit Suisse AG, acting through one or more of its branches or affiliates (“CS”), will act as sole administrative agent and collateral agent (collectively, in such capacities, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with CS, the “Lenders”), and will perform the duties customarily associated with such roles.

Bookrunner and Arranger:	Credit Suisse Securities (USA) LLC will act as bookrunner and lead arranger for the Second Lien Facility described below, together with any additional lead arranger or bookrunner appointed pursuant to Section 2 of the Commitment Letter (collectively, in such capacities, the “Arranger”), and will perform the duties customarily associated with such roles.

Syndication Agent:	At the option of the Arranger, one or more financial institutions identified by the Arranger and reasonably acceptable to the Borrower (in such capacity, the “Syndication Agent”).

Documentation Agent:	At the option of the Arranger, one or more financial institutions identified by the Arranger and reasonably acceptable to the Borrower (in such capacity, the “Documentation Agent”).

Second Lien Facility:	A senior secured second lien term loan facility in an aggregate principal amount of $55,000,000 (the “Second Lien Facility”).

[1]	All capitalized terms used but not defined herein have the meanings given to them in Exhibit A (the “First Lien Facility Term Sheet”) to the Commitment Letter to which this Summary of Principal Terms and Conditions is attached.

Second Lien Facility Term Sheet

Refinancing Facility:	The definitive documentation will permit the Borrower to refinance loans under the Second Lien Facility (including any Additional Term Loans) from time to time, in whole or part, with one or more new term facilities (each, a “Refinancing Facility”) under the definitive documentation for the Second Lien Facility, with the consent of the Borrower, the Agent (not to be unreasonably withheld or delayed) and the institutions providing such Refinancing Facility; provided that (i) any Refinancing Facility does not mature prior to the maturity date of, or have a shorter weighted average life than, loans under the applicable portion of the Second Lien Facility being refinanced, (ii) the proceeds of such Refinancing Facility are immediately applied to permanently repay in whole or in part the applicable portion of the Second Lien Facility being refinanced and shall not be in an aggregate principal amount greater than the aggregate principal amount of the Second Lien Facility being refinanced, (iii) there are no direct or indirect obligors in respect of the Refinancing Facilities that are not the Borrower or Guarantors and (iv) the other terms and conditions of such Refinancing Facility (excluding pricing and optional prepayment or redemption terms) are substantially identical to, or no more favorable (taken as a whole) to the investors providing such Refinancing Facility than, those applicable to the portion of the Second Lien Facility being refinanced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Second Lien Facility existing at the time of such refinancing).

Purpose:	As described in the First Lien Facility Term Sheet.

Availability:	The full amount of the Second Lien Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Second Lien Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex B-I hereto.

Default Rate:	The applicable interest rate plus 2.0% per annum.

Final Maturity and Amortization:	The Second Lien Facility will mature on the date that is 6.5 years after the Closing Date with the principal amount of the Second Lien Facility payable on the maturity date of the Second Lien Facility; provided that the Second Lien Facility documentation shall provide the right for the Borrower to extend maturities pursuant to one or more tranches with only the consent of the respective extending Lenders; provided that each Lender under the tranche that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche.

Guarantees:	All obligations of the Borrower under the Second Lien Facility will be unconditionally guaranteed (the “Guarantees”) by (i) Holdings and (ii) each existing and subsequently acquired or organized subsidiary of the Borrower that is a guarantor under the First Lien Facility (collectively, the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”).

Second Lien Facility Term Sheet

Security:

The Second Lien Facility and the Guarantees will be secured on a second-priority basis by all of the collateral securing the First Lien Facility (the “Collateral”).

The relative rights and remedies in the Collateral among the Lenders and the lenders under the First Lien Facility will be set forth in a customary intercreditor agreement on terms to be mutually agreed.

Mandatory Prepayments:	As provided in the First Lien Facility Term Sheet.

Voluntary Prepayments:	Subject to the provisions of the First Lien Facility, prepayments of borrowings under the Second Lien Facility will be permitted at any time, in minimum principal amounts to be agreed upon, subject to the payment of any “Prepayment Premium” (as set forth under the caption “Prepayment Premium” in Annex B-I attached hereto), and subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Minimum Size	The definitive documentation for the Second Lien Facility will provide, on terms to be agreed, that the aggregate principal amount of loans outstanding under the Second Lien Facility shall not be reduced as a result of any mandatory or voluntary prepayment to an amount that is greater than $0 and less than $55,000,000 prior to the occurrence of a Successful Syndication.

Representations and Warranties:	Limited to those specified under the caption “Representations and Warranties” in the First Lien Facility Term Sheet, with such changes as are appropriate to reflect the nature of the Second Lien Facility.

Conditions Precedent to Borrowing:	The borrowing under the Facilities will be subject only to the applicable conditions precedent set forth in Section 6 of, and Exhibit C to, the Commitment Letter.

Affirmative and Negative Covenants:	Limited to those specified under “Affirmative Covenants” and “Negative Covenants” in the First Lien Facility Term Sheet, with such changes as are appropriate to reflect the nature of the Second Lien Facility (with certain baskets to be larger than the corresponding baskets in the First Lien Facilities).

Financial Maintenance Covenants:	As described in the First Lien Facility Term Sheet, to be set at levels to reflect a cushion to the levels set forth in the First Lien Facility to be agreed.

Events of Default:	Limited to those set forth in the First Lien Facility Term Sheet (with certain baskets to be larger than the corresponding baskets in the First Lien Facilities) but the Second Lien Facility will cross-default to the First Lien Facility only if a default under the First Lien Facility is not cured or waived within a 60-day grace period (subject to certain exceptions to be agreed).

Second Lien Facility Term Sheet

Voting:	Amendments and waivers of the definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Second Lien Facility (the “Required Lenders”) (with certain amendments and waivers also requiring class votes), except that (a) the consent of each affected Lender shall be required with respect to (i) increases in the commitment of such Lender, (ii) reductions or forgiveness of principal, interest or fees payable to such Lender, (iii) extensions of final maturity or scheduled amortization of the loans of such Lender or of the date for payment to such Lender of any interest or fees, and (iv) changes that impose any additional restriction on such Lender’s ability to assign any of its rights or obligations and (b) the consent of each Lender shall be required with respect to (i) modification to voting requirements or percentages, (ii) modification to certain provisions requiring the pro rata treatment of lenders, and (iii) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral.

Cost and Yield Protection:	Usual for facilities and transactions of this type, including customary tax gross-up provisions (including but not limited to provisions relating to Dodd-Frank and Basel III).

Assignments and Participations:	The Lenders will be permitted to assign loans under the Second Lien Facility (other than to (a) a natural person, (b) subject to the following paragraph, the Borrower and its affiliates or (c) to the extent they have been identified to the relevant Lender in writing prior to such assignment, Disqualified Institutions (as defined in the Commitment Letter) with the consent of the Borrower (such consent not to be unreasonably withheld or delayed); provided that such consent of the Borrower (x) shall not be required (i) if such assignment is made to another Lender under the Second Lien Facility or an affiliate or approved fund of any such Lender or (ii) after the occurrence and during the continuance of an event of default and (y) shall be deemed to have been given if the Borrower has not responded within five business days of a request for such consent. All assignments will require the consent of the Agent, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $1,000,000 or, if less, all of such Lender’s remaining loans. Assignments will be by novation. An assignment fee in the amount of $3,500 shall be paid by the respective assignor or assignee to the Agent. The Agent shall not be responsible for monitoring compliance with the Disqualified Lender list and shall have no liability for non-compliance by any Lender.

Second Lien Facility Term Sheet

Assignments of loans under the Second Lien Facility to the Borrower shall be permitted subject to the following limitations: (i) Holdings, the Borrower and its subsidiaries may not purchase loans under the Second Lien Facility at any time while they or any of their respective directors or officers is aware of any material non-public information with respect to the business of Holdings, the Borrower or any of their subsidiaries at the time of such purchase that has not been disclosed to Lenders generally, (ii) any offer to purchase or take by assignment any loans under the Second Lien Facility by Holdings, the Borrower or its subsidiaries shall have been made to all Lenders pro rata (with buyback mechanics to be agreed); (iii) no default or event of default has occurred and is continuing; and (iv) the loans purchased are immediately cancelled.

The Lenders will be permitted to sell participations in loans (other than to a natural person or to the Borrower and its affiliates) without restriction. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions or forgiveness of principal, interest or fees payable to such participant, (c) extensions of final maturity or scheduled amortization of, or the date for payment of interest or fees on, the loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral.

Expenses and Indemnification:	The Borrower will indemnify the Arranger, the Agent, the Syndication Agent, the Documentation Agent, the Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower or any of their respective affiliates or equity holders) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions in connection therewith; provided that (i) no Indemnified Person will be indemnified for any cost, expense or liability to the extent (a) determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Person or its Related Persons or (b) arising from or in connection with disputes solely among or between Indemnified Persons (other than actions against Credit Suisse as agent or arranger or similar capacity under the Facilities) not relating to any acts or omissions by the Borrower or its

Second Lien Facility Term Sheet

affiliates or their Related Persons and (ii) the Borrower’s obligation to reimburse the Indemnified Persons for legal expenses shall be limited to the fees, charges and disbursements of one counsel to all Indemnified Persons (and, if reasonably necessary, of one regulatory counsel and one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest of which you are notified in writing, of one additional counsel (and if reasonably necessary, of one regulatory counsel and one local counsel in any relevant jurisdiction) to the affected Indemnified Persons . In addition, the Borrower shall pay (a) all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable fees, disbursements and other charges of outside counsel (limited to one counsel and, if reasonably necessary, one regulatory counsel and one local counsel in any relevant jurisdiction)) of the Arranger, the Agent, the Syndication Agent, the Documentation Agent in connection with the syndication of the Second Lien Facility, the preparation and administration of the definitive documentation and the Second Lien Facility, and amendments, modifications and waivers thereto and (b) all reasonable and documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of outside counsel) of the Arranger, the Agent, the Syndication Agent, the Documentation Agent, and the Lenders for enforcement costs and documentary taxes associated with the Second Lien Facility.

Definitive Documentation	The definitive documentation with respect to the Second Lien Facility shall reflect the terms set forth herein and shall otherwise be on terms customary for financings of the type described herein for borrowers of a creditworthiness similar to that of the Borrower.

Governing Law and Forum:	New York.

Counsel to Agent and Arranger:	Davis Polk & Wardwell LLP.

Second Lien Facility Term Sheet

ANNEX B-I

Interest Rates:

The interest rates under the Second Lien Facility will be as follows:

At the option of the Borrower, Adjusted LIBOR plus 9.0% or ABR plus 8.0%.

The Borrower may elect interest periods of one, two, three or six months for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual number of days elapsed over a 360-day year (or 365- or 366-day year, as the case may be, in the case of ABR loans) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

ABR is the Alternate Base Rate, which is the highest of (i) CS’s Prime Rate, (ii) the Federal Funds Effective Rate plus  1/2 of 1.0% and (iii) one-month Adjusted LIBOR plus 1.0%.

Adjusted LIBOR will at all times include statutory reserves and shall be deemed to be not less than 1.25% per annum.

Original Issue Discount:	The loans under the Second Lien Facility will be issued to the Lenders participating in the Second Lien Facility at a price of 98.0% of their principal amount. Notwithstanding the foregoing, (a) all calculations of interest and fees in respect of the Second Lien Facility will be calculated on the basis of their full stated principal amount and (b) at the option of the Arranger, any original issue discount may instead be effected in the form of an upfront fee payable to the Lenders.

Prepayment Premium:	In the event that all or any portion of the Second Lien Facility is voluntarily prepaid, mandatorily prepaid from the proceeds of debt incurred by the Borrower or its subsidiaries which is not otherwise permitted to be incurred pursuant to the terms of the Second Lien Facility, or is prepaid in connection with a mandatory assignment in connection with an amendment to the Second Lien Facility, in each case after a date that is 60 days following the Closing Date but prior to the third anniversary of the Closing Date, such prepayments shall be made at the following prices:

Year 1: 103%

Year 2: 102%

Year 3: 101%

Second Lien Facility Term Sheet

B-I-1

EXHIBIT C

PROJECT RACEHORSE

$140 million First Lien Facility

$55 million Second Lien Facility

Summary of Additional Conditions Precedent2

The initial borrowing under each of the Facilities shall be subject to the following additional conditions precedent:

1. The Acquisition and the other Transactions shall be consummated substantially simultaneously with the closing under the Facilities in accordance with applicable law and on the terms described in the Purchase Agreement (without any amendment, modification or waiver thereof or any consent thereunder which is materially adverse to the Borrower, the Lenders or the Lead Arranger for the Facilities without the prior written consent of the Agent (it being understood and agreed that any (a) decrease in the price paid in connection with the Acquisition of (x) more than 10% or (y) less than 10% if such decrease is not allocated pro rata to reduce the Equity Contribution and the aggregate amount of the Facilities (allocated between the Facilities as determined by the Lead Arranger) or (b) amendment or waiver of any provision of the Purchase Agreement of which the Arranger or the Lenders are specifically identified as third party beneficiaries as of the date hereof, shall in each case be deemed to be a modification which is materially adverse to the Lenders)). The Purchase Agreement (including all schedules and exhibits thereto) and all other related documentation shall be satisfactory to the Agent; provided that the Agent agrees that the Purchase Agreement (including all schedules and exhibits thereto) attached to the bid letter from you to the Seller’s Representative, dated as of the date hereof, is satisfactory to it. The Equity Contribution shall have been made in at least the amount specified in Exhibit A. The Specified Representations shall be true and correct in all material respects and the Purchase Agreement Representations shall be true and correct (except, that any Specified Representations that are qualified by materiality or in relation to material adverse effect shall be true and correct on all respects).

2. All amounts due or outstanding in respect of the Existing Debt shall have been (or substantially simultaneously with the closing under the Facilities shall be) paid in full, all commitments (if any) in respect thereof terminated and all guarantees (if any) thereof and security (if any) therefor discharged and released. After giving effect to the Transactions and the other transactions contemplated hereby, Holdings and its subsidiaries shall have outstanding no indebtedness or preferred stock other than the loans and other extensions of credit under the Facilities and (b) other indebtedness permitted to remain outstanding under the Purchase Agreement (as in effect on the date hereof and without giving effect to any consents thereunder).

3. The Agent shall have received U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for (i) each fiscal quarter ended after the 2012 fiscal year and at least 30 days before the Closing Date and (ii) each fiscal month after the most recent fiscal quarter for which financial statements were received by the Agent as described above and ended at least 30 days before the Closing Date, which financial statements shall be prepared on a basis not materially inconsistent with the financial statements previously provided to the Agent.

[2]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit C is attached, including Exhibits A and B thereto. Unless the context requires otherwise, references herein to the Agent shall be deemed to be references to each of the Agent as defined in such Exhibit A and the Agent as defined in such Exhibit B.

Summary of Additional Conditions Precedent

C-1

4. The Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to paragraph 3 above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which financial statements shall be prepared on a basis not materially inconsistent with the forecasts previously provided to the Agent, but which financial statements need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting.

5. The Agent shall have obtained first priority (in the case of the First Lien Facility) or second priority (in the case of the Second Lien Facility) perfected security interests in the Collateral (free and clear of all liens, subject to customary exceptions to be agreed upon and subject in all cases to the Limited Conditionality Provisions), received customary lien and judgment searches, and obtained customary evidence of insurance.

6. The Agent shall have received a borrowing notice, legal opinions, corporate documents and officers’ and public officials’ certifications (including a customary certificate from the chief financial officer of the Borrower as to solvency of Holdings and its subsidiaries on a consolidated basis after giving effect to the Transactions) with respect to the Borrower and the Guarantors in each case customary for financings of the type described herein.

7. The Borrower and its subsidiaries shall have available cash on hand of not less than $5,000,000 in the aggregate after giving effect to the Transactions.

8. The Agent shall have received, at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case to the extent requested by the Agent from the Borrower in writing at least 10 business days prior to the Closing Date.

Summary of Additional Conditions Precedent

Exhibit 6.11

Resignations

William Lundstrom

E. Stockton Croft

J.W. Ransom James

Kevin J. Keough

James Martell

Karl F. Meyer

Randall E. Meyer

Daron G. Pair